As  filed  with  the  Securities  and  Exchange  Commission  on [  ],  2001
                          Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                GSE SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

     Delaware                         7372                     52-1868008
(State  or Other                (Primary  Standard            (IRS  Employer
Jurisdiction of Incorporation  Classification Code        Indentification No.)
or Organization)                     Number)
                           ___________________________
                              9189 Red Branch Road
                            Columbia, Maryland 21045
                                 (410) 772-3500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                              Richard Luebke, Esq.
                                GSE Systems, Inc.
                              9189 Red Branch Road
                            Columbia, Maryland 21045
                                 (410) 772-3500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
                       ________________________________
                                   Copies to:
                         Thomas D. Washburne, Jr., Esq.
                             Michael W. Conron, Esq.
                        Venable, Baetjer and Howard, LLP
                           Suite 1800, 2 Hopkins Plaza
                         Baltimore, Maryland 21201-2978
                                 (410) 244-7400
                        _________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is effective.

If any of the securities being registered on this form is to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ___ [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


                                              Proposed Maximum  Proposed Maximum
 Title of each Class of    Maximum No. of     Offering Price    Aggregate             Amount of
    Securities to be       Shares (1)         Per Share         Offering Price (1)    Registration Fee
       Registered

      Common Stock,
par value $.01 per share   2,219,701 shares         $2.53           $5,615,844           $ 1,405

   Rights to Purchase      2,219,701 rights          $-0-              $-0-                 $-0-
    Common Stock (2)


(1)      Estimated solely for purposes of determining the registration fee.

(2) Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock underlying the rights.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


Prospectus
GSE Systems, Inc.

                                 Rights Offering

                       of 2,219,701 Shares of Common Stock
                               at $2.53 per Share

If you held our common stock on [ ___ ], 2001, GSE Systems has granted you rights to purchase additional shares of common stock for a subscription price of $2.53 per share. You have been granted 0.711 rights for every share of common stock you held of record on that date. Each whole right entitles you to purchase one share of common stock for $2.53. This is your "basic subscription privilege".

We will not issue fractional rights or fractional shares. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole right.

Our common stock is traded on the American Stock Exchange under the symbol
"GVP". On [ ___ ], 2001, the last reported sale price for the common stock was $[ ___ ] per share. Since the market price of our common stock fluctuates, we urge you to consider prevailing market conditions in deciding whether to exercise your subscription rights.

The rights expire on [ ], 2001, at 5 p.m., Eastern Time. We have the option of extending the expiration date.

If you fully exercise your rights and other stockholders do not fully exercise their rights, you may elect to purchase additional shares on a pro rata basis.
This is your "oversubscription privilege".

You may transfer your rights to your immediate family members or entities wholly owned or controlled by you. Otherwise, the rights are non-transferable.

We will use all net cash proceeds from this offering for repayment of a $1 million loan from ManTech International Corporation, working capital, strategic acquisitions, capital expenditures and general corporate purposes.

GP Strategies Corporation (including its subsidiaries SGLG, Inc. and General
Physics Corporation) and ManTech have advised us that each waives its right to receive rights to purchase additional shares of common stock in this offering and will not exercise its basic subscription privilege or oversubscription privilege. Accordingly, we have excluded the rights that GP Strategies, including its subsidiaries, and ManTech would otherwise be granted from this offering and common stock that would otherwise underlie rights granted to GP
Strategies, including its subsidiaries, and ManTech will not be included in the shares available for the oversubscription privilege.

Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 13.

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


                                  Price to Public                   Underwriting Discounts   Proceeds to Company (1)
                                                                        and Commissions

Per Share Total                      $2.53                                  None                     $2.53

Total                              $5,615,844                               None                   $5,615,844


(1) Before deducting expenses payable by us that are estimated at $200,000.

                   Continental Stock Transfer & Trust Company
                               Subscription Agent

                    The date of this Prospectus is [ ], 2001

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense. The rights offering is not being made, nor will GSE Systems, Inc. accept subscriptions for common shares from any person, in any jurisdiction in which the rights offering or the acceptance thereof would not be in compliance with the securities or "blue sky" laws of such jurisdiction.


                                Table of Contents

                                                      Page                                                              Page
Prospectus Summary..............................      3          Business............................................   54
Risk Factors....................................      13         Management..........................................   70
The Rights Offering.............................      21         Certain Transactions................................   80
Use of Proceeds.................................      31         Description of Capital Stock........................   82
Determination of Subscription Price.............      32         Certain Federal Income Tax Considerations...........   85
Capitalization..................................      34         Plan of Distribution................................   86
Selected Financial Data.........................      35         Legal Matters.......................................   87
Management's Discussion and.....................                 Experts.............................................   87
     Analysis of Financial Condition                             Where You Can Find More Information.................   87
     and Results of Operations..................      38         Index to Consolidated Financial Statements..........   F-1
Changes in and Disagreements with
     Accountants on Accounting and
     Financial Disclosures..................          52
Quantitative and Qualitative Disclosures
     about Market Risk..........................      53

                   Important Information about this Prospectus

This Prospectus incorporates important business and financial information about us that is not included or delivered with this Prospectus, including exhibits to the registration statement of which this Prospectus is a part. We will provide promptly without charge to you, upon written or oral request, a copy of any document incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed as follows:

                                GSE Systems, Inc.
                              9189 Red Branch Road
                            Columbia, Maryland 21045
                                 (410) 772-3500
                         Attention: Corporate Secretary

You should request any such information at least five days in advance of the date on which you expect to make your decision with respect to this offer. In any event, you must request such information on or prior to [ ___ ], 2001.

D/3(R), D/3 DCS(R), SABL(R), TotalVision(R) and RETACT(R) are registered trademarks and GFLOW+TM, GLOGIC+TM, GCONTROL+TM, GPower+TM, SimSuite PowerTM, SimSuite ProTM, SimExecTM, eXtreme I/STM, RACSTM, PEGASUS Plant Surveillance and Diagnosis SystemTM, SIMONTM, Vista PINTM, VPTVTM, Java Applications & Development Environment (JADE)TM and VPbatchTM are trademarks of GSE Systems, Inc. All other trademarks used in this document are the property of their respective owners.



                               Prospectus Summary

            This summary highlights some of the information in this Prospectus.
The summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights. Therefore, we urge you to read the entire prospectus carefully.

Questions and Answers about the Rights Offering

What is a right?

            Rights give our stockholders the privilege to purchase additional shares of our common stock for $2.53 per share. On [ ], 2001, the last reported sales price for our common stock on the American Stock Exchange was $[ ] per share.

            We have granted our stockholders as of 5:00 p.m. on [ ___ ], 2001,
0.711 rights for every share of common stock owned at that time. Each whole right entitles you to purchase one share of common stock for $2.53. For example, if you were the record holder of 1,000 shares on the record date, you would have the right to purchase 711 shares of common stock for $2.53 per share.

What is the record date?

          The record date is [ ], 2001 at 5:00 p.m. (Eastern Time). Only our stockholders of record as of the record date will receive rights to subscribe for new shares of common stock.

Will I receive fractional rights or shares?

            We are not issuing fractional rights or shares. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole right. If you were the record holder of less than one share of common stock, you are receiving one whole right.

Why is GSE Systems offering the rights?

         We are offering the rights to raise equity capital. We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing stockholders a preferential opportunity to subscribe for the new shares of common stock and to maintain their proportionate interest in GSE Systems. We will use the net proceeds of this offering for repayment of a $1 million loan from ManTech, working capital, strategic acquisitions, capital expenditures and general corporate purposes.

How many shares is GSE Systems offering in the rights offering?

         We are offering 2,219,701 shares of common stock to be issued upon exercise of the rights.

How much money will GSE Systems receive from the rights offering?

         Our gross proceeds from the rights offering depends on the number of shares that are purchased. If we sell all shares which may be purchased upon exercise of the rights offered by this Prospectus, then we will receive proceeds of $5,615,844, before deducting expenses payable by us, estimated to be $200,000. We will use the net proceeds of this offering for the repayment of a recent $1 million loan from ManTech, working capital, strategic acquisitions, capital expenditures and general corporate purposes.

Has the board of directors made a recommendation regarding this offering?

            Our board of directors makes no recommendation to you about whether you should exercise any rights. Stockholders who do exercise rights risk investment loss on new money invested. We cannot assure you that the subscription price will be below any trading price for our common stock during or after the rights offering. For more information regarding some of the risks inherent in this rights offering, see "Risk Factors."

Is exercising my subscription rights risky?

         The exercise of your subscription rights involves certain risks.
Exercising your subscription rights means buying additional shares of our common stock, and should be carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this Prospectus.

How soon must I, as a stockholder, act?

            The rights expire on [ ], 2001, at 5:00 p.m., Eastern Time. The subscription agent must actually receive all required documents and payments before that date and time. Although we have the option of extending the expiration date, we currently do not intend to do so. We also reserve the right to withdraw, terminate or amend the rights offering at any time for any reason.
In the event that the offering is withdrawn or terminated, or any submitted subscriptions no longer comply with the amended terms of the offering, we will return all funds received from such subscriptions (without interest).

May I transfer my rights?

            Generally, no. The rights may be exercised only by the person to whom they are granted. However, you may transfer your subscription rights to immediate family members or to entities wholly owned or controlled by you. For information on the persons to whom you can transfer your rights, as well as how the rights can be transferred, see "The Rights Offering -- Transferability of Rights."


What is the basic subscription privilege?

          By exercising the rights, you may purchase 711 newly-issued shares of common stock for every 1,000 shares owned by you on [ ], 2001 at the subscription price of $2.53 per share. This is your "basic subscription privilege."

What is the oversubscription privilege?

            If you fully exercise your basic subscription privilege, the oversubscription privilege entitles you to subscribe to additional shares of our common stock at the same subscription price of $2.53 per share that applies to your basic subscription privilege.

What are the limitations on the oversubscription privilege?

            We will be able to satisfy your exercise of the oversubscription privilege only if our other stockholders do not elect to purchase all of the shares offered under their basic subscription privilege. We will honor oversubscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege. If oversubscription requests exceed shares available, we will allocate the available shares pro rata among those who oversubscribed.

Have any stockholders indicated their intentions with respect to participation in the offering?

         GP Strategies (including its subsidiaries SGLG, Inc. and General
Physics Corporation) and ManTech have each waived its right to receive rights to purchase additional shares of common stock in this offering and will not exercise its basic subscription privilege or oversubscription privilege.
Accordingly, we have excluded the rights that GP Strategies, including its subsidiaries, and ManTech would otherwise be granted from this offering and common stock that would otherwise underlie rights granted to GP Strategies, including its subsidiaries, and ManTech will not be included in the shares available for the oversubscription privilege.

Am I required to subscribe in the rights offering?

          No. You are not required to exercise any rights, purchase any new shares, or otherwise take any action in response to this rights offering.

What will happen if I do not exercise my rights?

         You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not, the percentage of GSE Systems that you own may diminish, and your relative voting rights may be diluted. In addition, because the prevailing market price of our common stock may be greater than the subscription price for part of the offering period, if you choose not to exercise your subscription rights you could experience dilution of your economic interest.

May I change or cancel my exercise of rights after I send in the required forms?

         No. Once you send in your subscription warrant and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price.

Will my money be returned if the rights offering is cancelled?

            We can cancel or terminate the rights offering at any time. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

Are there tax consequences to me as a result of the offering?

            For United States federal income tax purposes, we believe that a stockholder will not recognize taxable income upon the receipt or exercise of rights. See "Certain Federal Income Tax Considerations." Each stockholder should consult its own tax adviser concerning the tax consequences of this offering under the holder's own tax situation. This Prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws, or any tax laws relating to special tax circumstances or particular types of taxpayers.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer or other nominee?

            If you hold your shares of our stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase.
Therefore, you will need to have your broker, dealer or other nominee act for you.

            If you wish to participate in the rights offering and purchase new shares, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of the rights offering. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Beneficial Owner Election Form."
You should receive this form from your record holder with the other rights offering materials.

What fees or charges apply if I purchase shares?

            We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.



How do I exercise my rights? What forms and payment are required to purchase shares?

            As a record holder of our common stock on [ ___ ], 2001, you are receiving this Prospectus, a subscription warrant and instructions on how to purchase shares. If you wish to participate in this rights offering, then before your rights expire, you must:

  o deliver the subscription price by wire transfer, or certified or cashier's check drawn on a U.S. bank, or personal check that clears before expiration of the rights; and

  o       deliver a properly completed subscription warrant.

The instructions also describe an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the subscription warrant if full payment is received before the expiration date and a securities broker or qualified financial institution signs the form to guaranty that the subscription warrant will be timely delivered.

To whom should I send forms and payment?

            You may send subscription documents to Continental Stock Transfer &
Trust Company by mail, hand delivery or overnight courier:

                   Continental Stock Transfer & Trust Company
                         Attn: Reorganization Department
                                   2 Broadway
                            New York, New York 10004

            Your subscription payment should also be sent to Continental Stock
Transfer & Trust Company. For instructions on how this payment should be made, see "The Rights Offering -- Required Forms of Payment of Subscription Price."

            Securities brokers and other qualified financial institutions can use an alternate procedure called "Notice of Guaranteed Delivery." See "The
Rights Offering -- Special Procedure under "Notice of Guaranteed Delivery"
Form."

What should I do if I have other questions?

            If you have questions, need additional copies of offering documents or otherwise need assistance, please contact:

                                   Gill Grady
                     Sr. Vice President, Investor Relations
                                GSE Systems, Inc.
                              9189 Red Branch Road
                               Columbia, MD 21045
                      Phone 1-800-638-7912 or (410) 772-3500
                               Fax: (410) 772-3599
                            Email: investor@gses.com

            To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information."

Our Company

         We are a world leader in the design, development and supply of high fidelity real-time simulation software, systems and services for the energy and manufacturing industries. We operate through two business segments, Power
Simulation and Process Automation.

         Power Simulation

         Our Power Simulation products utilize proprietary high fidelity real-time software and third party hardware to replicate all or a portion of the process functions of a power or industrial plant. Our simulators provide an invaluable tool to train plant personnel, as well as to optimize and validate plant designs and test process modifications. We have a significant market presence in nuclear power plant simulation, and we are seeking to increase our market presence in the fossil fuel plant simulation market.

         Our substantial investment in simulation technology has facilitated the development of proprietary software tools, which significantly reduce the cost and time required to design and develop simulation software. We believe that these tools provide us with a competitive advantage in the simulation field. In addition, our development of signal analysis tools provides a complementary suite of plant optimization and asset management capabilities to improve power plant performance.

         Our strategy is to build upon our leading market position in Power
Simulation to take advantage of new market opportunities. Specifically, we intend to:

o Continue serving our traditional customer base and be prepared to meet increased demand if traditional simulation use grows in relation to increased electric capacity in the United States.

o Market our existing and upgraded simulation products and our newly developed signal analysis products as plant optimization, asset management and condition monitoring tools.

o Provide plant information systems that protect our customer's investment in legacy software while providing seamless real-time information across a diverse multi-national enterprise.

o Leverage our existing engineering staff to provide additional services to domestic and international clients.

         In addition, we have grown through acquisitions and we will continue to pursue acquisitions and investment opportunities that will create value and enhance cash flow. We target acquisitions and investments that provide us:

o        Cost saving opportunities

o        Enhanced positioning in existing markets

o        Entry into new geographic and industry markets

o        Turnaround opportunities for under-performing businesses

         We have provided approximately 200 simulation systems to an installed base of over 75 customers worldwide. In 2000, approximately 73% of our Power
Simulation revenue was generated from end users outside the United States. Our
Power Simulation customers include: Ameren, Arizona Public Service, Carolina
Power and Light Company, Commonwealth Edison Company, Eskom South Africa,
Karnaraft Sakerhet & Utbildning AB, Korean Electric Power Company, Nationalina
Elecktrischecka Kompania, Orgrez SC, Battelle's Pacific Northwest National
Laboratory, Taiwan Power Company, and West Bengal Development Corp. For the year ended December 31, 2000, one Power Simulation customer (Battelle's Pacific
Northwest National Laboratory) accounted for approximately 22% of our consolidated revenues. The Pacific Northwest National Laboratory is the purchasing agent for the Department of Energy and the numerous projects we perform in Eastern and Central Europe.

         Process Automation

         Our Process Automation products utilize high fidelity real-time software and hardware to manage a plant's process systems by monitoring, measuring, and automatically controlling variables such as temperature, pressure, flow, liquid level and chemical composition. These products are also used to acquire, store and manage information for regulatory compliance, asset management and other purposes. We believe that our investment in process control technology and recipe and batch management software provides us with a competitive advantage in batch applications in the process industries. Our
Process Automation products and services are targeted at the following industries in which our personnel have substantial experience:

o        Specialty chemicals               o        Pharmaceutical

o        Food and beverage                 o        Metals

         Our flagship product in our Process Automation business is the D/3 DCS, a distributed control system product that is highly flexible and designed to meet open standards. D/3 DCS is a real-time system, which uses multiple process control modules to monitor, measure, and automatically control variables in both continuous and complex batch processes. D/3 DCS also forms the platform for plant-wide information for operators, engineers and management.

         Our goal is to expand our leading position as a provider of process automation solutions and services to our target markets of batch and hybrid control for the specialty chemical, food and beverage, and pharmaceutical industries. Specifically, we intend to:

o Improve our technology to improve processing speed and decrease manufacturing cost.

o Expand our expertise beyond the specialty chemical, food and beverage, pharmaceutical, and metals industries.

o Leverage our expertise through the sale of engineering consulting services.

         We have provided over 300 process control systems to an installed base of over 125 customers worldwide. In 2000, approximately 10% of our worldwide
Process Automation revenue was generated from end users outside the United
States. Our customers include, among others, Archer Daniels Midland Company,
Aristech, Bethlehem Steel Corporation, Cargill Incorporated, Eastman Chemical
Company, Formosa Plastics Company, GE Plastics, Merck & Co., Inc., Miller
Brewing Company, and Westinghouse Savannah River Company. For the year ended
December 31, 2000, one Process Automation customer (Westinghouse Savannah River
Company) accounted for approximately 11% of our consolidated revenues.

         Avantium

         We have helped to found Avantium International B.V., a Netherlands-based technology company which uses high speed screening and simulation technology to reduce the product development cycle for the chemical, pharmaceutical and energy industries. Other participants in the creation of Avantium are such well-respected companies as Shell Chemical, Glaxo Smith-Kline, Akzo Nobel, Pfizer, W.R. Grace and others. We currently own over 19% of
Avantium, and Avantium is using our process control, batch management and simulation technologies as part of their informatics system. We see several benefits from this relationship, including the potential access to market, the sharing of technology development, and the financial ownership in a growing company in a large and expanding market space. We intend to continue working with Avantium in product development and marketing so that common clients will be able to use Avantium's VirtualPlant technology to develop scalable products that will fit together at the manufacturing level with our process control and simulation products. We hope this relationship will accelerate introduction of new products and reduce our research and development costs.

         Competitive Strengths

         We believe that we are in a strong position to compete in both the Power Simulation and Process Automation markets based upon the following strengths:

  o       We have an  experienced  management  and  engineering  team and as a company  we have  more  than 30 years  of  experience  producing  high
          fidelity  real-time   simulators  and  over  25  years  of  experience
          producing fully integrated computerized process control systems.

 o We have developed a library of proprietary software tools that substantially facilitate and expedite the design, production and integration, testing and modification of software and systems used in both our power simulation and process control products.

 o        Our software  products and tools are executed on standard  operating
          systems  with  third-party   off-the-shelf   hardware  permitting  our
          customers to acquire less expensive hardware and operating systems.

 o We have a multinational sales force with offices located in Nykoping, Sweden, and Tokyo, Japan and agents and representatives in 22 other countries. To capitalize on international opportunities and penetrate foreign markets, we have established strategic alliances and partnerships with several foreign entities.

Risk Factors

            Exercising your rights delivered in this offering and purchasing our common stock involves a high degree of risk. You should carefully read and consider the information set forth under "Risk Factors" and the other information contained in this Prospectus.

State and Date of Incorporation and Address

         We were incorporated in Delaware on March 30, 1994. Our principal executive offices are at 9189 Red Branch Road, Columbia, Maryland 21045. Our telephone number is (410) 772-3500.


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Summary Consolidated Financial Data

                                                Six Months Ended             Years Ended
(in thousands,                                     June 30,                    December 31,
except per share data)                         2001         2000        2000       1999       1998        1997       1996

Operating Data:
Contract revenue                             $ 24,323    $ 28,424    $ 55,715   $ 66,699   $ 73,818    $ 79,711   $ 96,033
Gross profit                                    6,254       8,987      14,893     25,070     24,004      21,385     32,354
Operating expenses                              5,999       9,264      19,548     24,326     22,113      30,812     27,509
Operating income (loss)                           255        (277)     (4,655)       744      1,891      (9,427)     4,845
Gain (loss) on sales of assets                  3,273           -        (990)         -        550           -          -
Interest expense, net                            (452)       (320)       (687)      (450)      (350)       (765)      (387)
Other income (expense), net                       133          21          55         40        326      (1,228)       394
Provision (benefit) for income taxes            1,027        (210)      2,537        233      1,020      (2,717)       709
Net income (loss)                             $ 2,182   $    (366)     (8,814)     $ 101    $ 1,397   $   (8,703)  $ 4,143

Per Share Data:
Basic earnings (loss) per common share         $ 0.42      $ 0.07      $(1.70)    $ 0.02     $ 0.28      $(1.72)    $ 0.82
Diluted earnings (loss) per common share       $ 0.42      $ 0.07      $(1.70)    $ 0.02     $ 0.27      $(1.72)    $ 0.82
Common stock shares outstanding                 5,194       5,193       5,182      5,066      5,066       5,066      5,066


                                                As of June 30,                           As of December 31,
Financial Condition Data:                      2001         2000        2000       1999       1998        1997       1996

Working capital                               $ 3,855     $ 7,588     $ 5,522    $ 8,665    $ 4,058     $ 1,646   $ 13,867
Total assets                                   36,846      42,772      35,949     43,027     48,743      48,362     51,006
Long-term liablilities                         11,154       9,737      12,390      9,083      3,350       2,369      2,580
Stockholders' equity                           10,850      17,204       8,713     17,170     17,089      15,924     24,693



         Our operating results in 2000 include $2.9 million contract revenues and related profit from the licensing of software to Avantium International B.V. in exchange for 251,501 shares of Avantium preferred stock and 352,102 shares of Avantium common stock. In addition, the following significant charges were incurred in 2000: a $710,000 provision to write-down Process Automation inventory, a $990,000 loss on the sale of our Belgium subsidiary, and a $4.3 million income tax charge to increase our deferred tax asset valuation allowance.

         Net income for the six months ended June 30, 2001 includes a $3.3 million pre-tax gain on the sale of our VirtualPlant business technology and assets to Avantium International B.V.

                                  Risk Factors

Warning as to our use of forward-looking statements.

         This document contains certain forward-looking statements concerning GSE Systems. These forward-looking statements are based on the beliefs of our management, as well as on assumptions made by and information currently available to us at the time such statements are made. The discussion of our business strategy is not based on historical facts but is comprised of forward looking statements based upon numerous assumptions about future conditions, which may ultimately prove to be inaccurate. When we use words such as "anticipate," "believe," "estimate," "intend" and similar expressions in this Prospectus, we intend to identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, the matters set forth or incorporated in this document generally and economic and business factors, some of which are beyond our control. In analyzing our company, you should carefully consider, along with other matters referred to in this document, the risk factors detailed in this Risk Factors section and throughout this document and future reports issued by our company.

Risks related to this offering.

         Stock Market Risks.

         The subscription price in this rights offering represents a 10% premium to the market price of our common stock on June 15, 2001, which was the date selected by our board of directors for calculating the subscription price. On [ ___ ], 2001, the last reported sale price for the common stock was $[ ___ ] per share. We cannot assure you that the subscription price will be below any trading price for our common stock for all or part of the offering period or that its trading price will be above the subscription price at any time after the rights offering. We urge you to consider prevailing market conditions in deciding whether to exercise your subscription rights. The trading price of our common stock may be below the subscription price for all or a part of the offering period and following the offering period.

            Future prices of our stock may be affected positively or negatively by our future revenues and earnings, changes in estimates by analysts, our ability to meet analysts' estimates, speculation in the trade or business press about our company, and overall conditions affecting our businesses, economic trends and the securities markets.

            Although our common stock is listed on the American Stock Exchange, it is thinly traded. Our stock price may fluctuate more than the stock market as a whole.

            As a result of the thin trading market for our stock, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of our peer companies. Of the 5,193,527 shares of our outstanding common stock, only about 1,713,864, or approximately 33%, are owned by persons other than our officers, directors and four largest stockholders. Without a larger float, our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger.

            In addition, sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. Possible or actual sale of any of these shares, particularly by our officers, directors and large stockholders, may decrease the price of shares of our common stock.

            The subscription price is not necessarily an indication of the value of our company.

            We have established the subscription price at $2.53 per share, a 10% premium above the market price of the common stock as of June 15, 2001. The market price on that date also represented the average market price of the common stock for the preceding 30 days. On [ ___ ], 2001, the last reported sale price for the common stock was $[ ___ ] per share. We set the subscription price after considering a variety of factors, including our desire to encourage maximum stockholder participation in this rights offering, and thereby raise capital without diluting the interests of current stockholders. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our present or future value. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

            Once you send in your subscription forms and payment, you cannot revoke the exercise of your subscription rights.

            Once you send in your subscription forms and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price. If we cancel the rights offering, we are obligated only to refund payments actually received, without interest.

            If you do not exercise your rights, your relative ownership interest may be diluted.

            If you choose not to exercise your subscription rights, your relative ownership interest may be diluted depending on the number of shares subscribed by other stockholders. In addition, because the prevailing market price of our common stock may be greater than the subscription price for part of the offering period, if you choose not to exercise your subscription rights you could experience dilution of your economic interest.

            There are significant restrictions on transfers of the rights.

            Generally, only our stockholders of record as of the record date may exercise the rights. You may not sell, give away, or otherwise transfer your subscription rights, except to your immediate family members, to entities wholly owned or controlled by you, or to other similar affiliates. For information on how your rights can be transferred, see "The Rights Offering - Transferability of Rights."

            Need to act promptly and follow subscription instructions.

            If you desire to purchase shares in the rights offering or to transfer or sell your rights, you must act promptly to ensure that all required forms and payments are actually received by the subscription agent, Continental Stock Transfer & Trust Company, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither GSE Systems nor the subscription agent undertakes to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form. GSE Systems has the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

            Personal checks may not clear in time for you to exercise your subscription right.

            Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

            You may be able to purchase shares of our common stock on the open market at a price that is lower than the exercise price of the rights in this offering.

            We have established the subscription price at $2.53 per share, a 10% premium above the market price of the common stock as of June 15, 2001. The market price on that date also represented the average market price of the common stock for the preceding 30 days. On [ ___ ], 2001, the last reported sale price for the common stock was $[ ___ ] per share. Since the market price of our common stock fluctuates, we urge you to consider prevailing market conditions in deciding whether to exercise your subscription rights. You may have committed to buy shares of common stock at a price above the prevailing market price and you may have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

Risks related to our business.

         Our expense levels are based upon our expectations as to future revenues, so we may be unable to adjust spending to compensate for a revenue shortfall. Accordingly, any revenue shortfall would likely have a disproportionate adverse effect on our operating results.

         Our operating results have fluctuated in the past and may fluctuate in the future as a result of a variety of factors, including purchasing patterns, timing of new products and enhancements by us and our competitors and fluctuating foreign economic conditions. Since our expense levels are based in part on expectations as to future revenues, we may be unable to adjust spending in a timely manner to compensate for any revenue shortfall and such revenue shortfalls would likely have a disproportionate adverse effect on our operating results. We believe that these factors may cause the market price for our common stock to fluctuate, perhaps significantly. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations.

         Risk of International Sales and Operations.

         Sales of products and the provision of services to end users outside the United States accounted for approximately 52% of our consolidated revenues in 2000. We anticipate that international sales and services will continue to account for a significant portion of our revenues in the foreseeable future. As a result, we may be subject to certain risks, including risks associated with the application and imposition of protective legislation and regulations relating to import or export (including export of high technology products) or otherwise resulting from trade or foreign policy and risks associated with exchange rate fluctuations. Additional risks include potential difficulties involving our strategic alliances and managing foreign sales agents or representatives and potential difficulties in accounts receivable collection. We currently sell products and provide services to customers in emerging market economies such as Russia, Ukraine, Bulgaria, and the Czech Republic. We have taken steps designed to reduce the additional risks associated with doing business in these countries, but we believe that such risks still exist and include, among others, general political and economic instability, as well as uncertainty with respect to the efficacy of applicable legal systems. We cannot be sure that these and other factors will not have a material adverse effect on our business, financial condition or results of operations.

            We rely for a substantial portion of our revenues on two customers. Loss of either of these customers would have a material adverse effect upon our revenues and results of operations.

         For the year ended December 31, 2000, one Power Simulation customer (Battelle's Pacific Northwest National Laboratory) accounted for approximately 22% of our consolidated revenues. The Pacific Northwest National Laboratory is the purchasing agent for the Department of Energy and the numerous projects we perform in Eastern and Central Europe. For the year ended December 31, 2000, one Process Automation customer (Westinghouse Savannah River Company) accounted for approximately 11% of our consolidated revenues. If we lost either of these customers, our revenue and results of operations would be materially and adversely affected.

         Our business is substantially dependent on sales to certain industries. Any disruption in these industries would have a material adverse effect upon our revenues.

         In 2000, 54.6% of our revenue was from customers in the nuclear power industry. We will continue to derive a significant portion of our revenues from customers in the nuclear power industry for the foreseeable future. Our ability to supply nuclear power plant simulators and related products and services is dependent on the continued operation of nuclear power plants and, to a lesser extent, on the construction of new nuclear power plants. A wide range of factors affects the continued operation and construction of nuclear power plants, including the political and regulatory environment, the availability and cost of alternative means of power generation, the occurrence of future nuclear incidents, and general economic conditions.

         In 2000, 26.1% of our revenue was from customers in the chemicals industry. Accordingly, our future performance is dependent to a certain extent upon the demand for our products by customers in the chemicals industry. Our revenues may be subject to period-to-period fluctuations as a consequence of industry cycles, as well as general domestic and foreign economic conditions and other factors affecting spending by companies in our target process industries.

            Our substantial indebtedness could adversely affect our financial condition.

         We have substantial indebtedness and will continue to have substantial indebtedness after the completion of the rights offering. In addition, we may increase our indebtedness in the future. The following are important statistics about us and our indebtedness:

 o On June 30, 2001, we had total long-term debt of $10.7 million, representing 49.7% of our total capitalization.

 o At June 30, 2001, our available borrowing base under our bank line of credit was approximately $6.4 million, of which we have borrowed approximately $5.3 million.

         Our level of indebtedness could have important consequences to our stockholders. For example, it could:

 o        Make us more vulnerable to economic downturns.

 o Potentially limit our ability to withstand competitive pressures.

 o Impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes.

 o Make us more susceptible to the above risks because borrowings under our credit facility will bear interest at fluctuating rates.

         If we are unable to generate sufficient cash flow from operations in the future we may be unable to repay or refinance all or a portion of our then existing debt or to obtain additional financing. We cannot be sure that any such refinancing would be possible or that any additional financing could be obtained on terms that are acceptable to us.

         Our debt agreements impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities.

         Our debt agreements impose significant operating and financial restrictions on us. These restrictions affect, and in certain cases limit, among other things, our ability to:

o        incur additional indebtedness and liens

o        make capital expenditures

o        make investments and acquisitions and sell assets

o        consolidate, merge or sell all or substantially all of our assets

         There can be no assurance that these restrictions will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in the interest of stockholders.

         Our business is dependent on product innovation and research and development, which costs are incurred prior to revenues for new products and improvements.

         We believe that our success will depend in large part on our ability to maintain and enhance our current product line, develop new products, maintain technological competitiveness and meet an expanding range of customer needs. Our product development activities are aimed at the development and expansion of our library of software modeling tools, the improvement of our display systems and process control technologies, the addition of applications aimed at increasing customer productivity, and expanding the capabilities of our products to take advantage of the Internet. The life cycles for software modeling tools, display system software, process control and simulation technologies are variable and are largely determined by competitive pressures. Consequently, we will need to continue to make significant investments in research and development to enhance and expand our capabilities in these areas and to maintain our competitive advantage.

         We rely upon our intellectual property rights for the success of our business; however, the steps we have taken to protect our intellectual property may be inadequate.

         Although we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are important to establishing and maintaining a technological leadership position, our business depends, in part, on our intellectual property rights in our proprietary technology and information. We rely upon a combination of trade secret, copyright, patent and trademark law, contractual arrangements and technical means to protect our intellectual property rights. We enter into confidentiality agreements with our employees, consultants, joint venture and alliance partners, customers and other third parties that are granted access to our proprietary information, and limit access to and distribution of our proprietary information. We cannot be sure, however, that we have protected or will be able to protect our proprietary technology and information adequately, that the unauthorized disclosure or use of our proprietary information will be prevented, that others have not or will not develop similar technology or information independently, or, to the extent we own patents, that others have not or will not be able to design around those patents. Furthermore, the laws of certain countries in which our products are sold do not protect our products and intellectual property rights to the same extent as the laws of the United States.

         The industries in which we operate are highly competitive. This competition may prevent us from raising prices at the same pace as our costs increase.

         Our businesses operate in highly competitive environments with both domestic and foreign competitors, many of whom have substantially greater financial, marketing and other resources than us. The principal factors affecting competition include price, technological proficiency, ease of system configuration, product reliability, applications expertise, engineering support, local presence and financial stability. We believe that competition in the simulation and process automation fields may further intensify in the future as a result of advances in technology, consolidations and/or strategic alliances among competitors, increased costs required to develop new technology and the increasing importance of software content in systems and products. Due to this level of competition, raising prices has been difficult over the past several years and will likely continue to be so in the near future. As our business has a significant international component, changes in the value of the dollar can adversely affect our ability to compete internationally.

         We will continue to pursue new acquisitions and joint ventures, and any of these transactions could adversely affect our operating results or result in increased costs or other problems.

         We intend to continue to pursue new acquisitions and joint ventures, a pursuit which will consume substantial time and resources. Identifying appropriate acquisition candidates and negotiating and consummating acquisitions can be a lengthy and costly process. We may also encounter substantial unanticipated costs or other problems associated with the acquired businesses. The risks inherent in our strategy could have an adverse impact on our results of operation or financial condition.

         The chemicals and nuclear power industries, two of our largest customer groups, are associated with a number of hazards which could create significant liabilities for us.

         Our business could expose us to third party claims with respect to product, environmental and other similar liabilities in the chemicals, nuclear power or other industries to which we market our products. Although we have sought to protect ourselves from these potential liabilities through a variety of legal and contractual provisions as well as through liability insurance, the effectiveness of such protections has not been fully tested. The failure or malfunction of one of our systems or devices could create potential liability for substantial monetary damages and environmental cleanup costs. Such damages or claims could exceed the applicable coverage of our insurance. Although we have no material liability claims against us to date, such potential future claims could have a material adverse effect on our business or financial condition. Certain of our products and services are used by the nuclear power industry primarily in operator training. Although our contracts for such products and services typically contain provisions designed to protect us from potential liabilities associated with such use, there can be no assurance that we would not be materially adversely affected by claims or actions which may potentially arise.

         We are controlled by our principal stockholders, whose interests may not be aligned with those of our other stockholders.

         As of June 30, 2001, ManTech, GP Strategies, our directors and our executive officers beneficially own approximately 49% of our outstanding common stock. In addition, we intend to issue 39,000 shares of Series A preferred stock to ManTech in full payment of our existing $3.9 million promissory note to ManTech. The Series A preferred stock converts into an aggregate of 1,474,480 shares of common stock. If fully converted by ManTech and if no shares are subscribed in this offering, ManTech will beneficially own approximately 35.8% of our outstanding common stock, and GP Strategies will beneficially own approximately 17.4% of our outstanding common stock. ManTech and GP Strategies disclaim beneficial ownership of all shares, including those subject to option, that are owned by affiliated individuals. ManTech has advised us that it intends to grant GP Strategies an option to acquire 19,500 shares of the Series A preferred stock from ManTech. If ManTech exercises its option to convert the Series A preferred stock to common stock, and GP Strategies exercises its option to acquire 50% of the Series A preferred stock held by ManTech and also converts those shares to common stock, and if no shares are subscribed in this offering, ManTech will beneficially own approximately 24.8%, and GP Strategies will beneficially own approximately 28.4%, of our outstanding common stock. If these stockholders vote together as a group, they will be able to control our business and affairs, including the election of individuals to our board of directors, and the outcome of actions that require stockholder approval including mergers, sales of assets, and to prevent, or to cause, a change of control of our company.

                               The Rights Offering

The Rights

            As soon as practicable after the date of this Prospectus, we are distributing, at no charge, to the record holders of our common stock at 5:00 p.m. (Eastern Time) on the record date of [ ___ ], 2001, 0.711 subscription rights for every share of common stock held at that time to purchase additional shares of common stock. Each whole right entitles you to purchase one share of our common stock for the subscription price.

            We will not issue fractional rights. If the number of shares of common stock you held of record on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded up to the nearest whole right. So, for example, if you were the record holder of less than one share, you will receive one right.

Subscription Price

            The subscription price is $2.53 per share, payable in cash. This price applies to the exercise of the basic subscription privilege and the oversubscription privilege. All payments must be cleared on or before the expiration date.

Basic and Oversubscription Privileges

             Basic Subscription Privilege. You are entitled to purchase one share of common stock at the subscription price for every one right exercised.

            Oversubscription Privilege. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription privilege. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

            You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege. For this purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

            You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

            In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of the rights offering. Interest will not be payable on amounts refunded.

            Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to the subscription agent, Continental Stock Transfer & Trust Company, and GSE Systems and record certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report (1) the number of shares held on the record date on behalf of each beneficial owner, (2) the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner, (3) that each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and (4) the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

            If you complete the portion of the subscription warrant to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

Reasons for the Rights Offering

         We are offering the rights to raise equity capital. We will use the net proceeds of this offering for repayment of a $1 million loan from ManTech International Corporation, working capital, strategic acquisitions, capital expenditures and general corporate purposes. See "Use of Proceeds."

            We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing stockholders the opportunity to subscribe for the new shares of common stock and to maintain their proportionate interest in GSE Systems. Some of the factors considered by our board of directors in approving the rights offering include:

o        our need for capital;

o        the alternative methods available to us for raising capital;

o        the pro rata nature of a rights offering to our stockholders;

o        the market price of our common stock; and

o        general conditions in the securities markets.

No Board Investment Recommendation to Stockholders

            Our board of directors does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

            If you choose not to exercise your subscription rights in full, your relative ownership interest may be diluted depending on whether other stockholders exercise their rights. If you exercise rights, you risk investment loss on new money invested. We have established the subscription price at $2.53 per share, a 10% premium above the market price of the common stock as of June 15, 2001. On [ ___ ], 2001, the last reported sale price for the common stock was $[ ___ ] per share. We cannot assure you that the subscription price will be below any trading price for our common stock for all or part of the offering period or that its trading price will be above the subscription price at any time after the rights offering. We urge you to consider prevailing market conditions in deciding whether to exercise your subscription rights. For a summary of some of the risks a new investment would entail, see "Risk Factors."

Expiration Time and Date

             The rights expire on [ ], 2001, at 5:00 p.m., Eastern Time. We have the option of extending the expiration date for any reason, although currently we do not intend to do so. Rights not exercised by the expiration date will be null and void.

            In order to exercise rights in a timely manner, you must assure that the subscription agent, Continental Stock Transfer & Trust Company, actually receives, prior to expiration of the rights, the properly executed and completed subscription warrant (or form of "Notice of Guaranteed Delivery"), together with full payment for all shares you wish to purchase.

No Revocation

            You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

Extension, Withdrawal and Amendment

            We have the option of extending the rights offering and the period for exercising your rights, although we currently do not intend to do so.

            We also reserve the right to withdraw or terminate the rights offering at any time for any reason. In the event that the offering is withdrawn or terminated, all funds received from such subscriptions will be returned. Interest will not be payable on any returned funds.

            We reserve the right to amend the terms of the rights offering. If we make an amendment that we consider significant, we will (1) mail notice of the amendment to all stockholders of record as of the record date, (2) extend the expiration date by at least ten days and (3) offer all subscribers no less than ten days to revoke any subscription already submitted. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.



Waiver of Rights by Our Largest Stockholders

            GP Strategies, including its subsidiaries, beneficially owns a total of 1,158,700 shares of common stock, representing 22.3% of our outstanding common stock. ManTech beneficially owns a total of 914,784 shares of common stock, representing 17.6% of our outstanding common stock. These numbers exclude any shares directly owned by any individual affiliates of either GP Strategies or ManTech.

         GP Strategies and ManTech have advised us that each waives its right to receive rights to purchase additional shares of common stock in this offering and will not exercise its basic subscription privilege or oversubscription privilege. Accordingly, we have excluded the rights that GP Strategies, including its subsidiaries, and ManTech would otherwise be granted from this offering and common stock that would otherwise underlie such rights will not be included in the shares available for the oversubscription privilege.

Shares of Common Stock Outstanding after the Rights Offering

         Assuming we issue all of the shares of common stock offered in the rights offering, approximately 7,413,228 shares of common stock will be issued and outstanding. This would represent a 42.7% increase in the number of outstanding shares of common stock. If you do not exercise your basic subscription rights, the percentage of common stock that you hold will decrease if shares are purchased in the rights offering.

Mailing of Warrants and Record Holders

            We are sending a subscription warrant to each record holder along with this Prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription warrant and timely deliver it with full payment for the shares to be purchased. Only holders of record of common stock at the close of business on the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, Continental Stock Transfer & Trust Company, as of the record date.

            A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription warrants to represent shares held on the record date by their beneficial owners, upon proper showing to the subscription agent.

            If you own shares held in a brokerage, bank or other custodial or nominee account, you should promptly send the proper instruction form to the person holding your shares in order to exercise rights. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners are entitled to exercise.

Foreign and Unknown Addresses

            We are not mailing subscription warrants to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription warrants will be held by the subscription agent for those stockholders. To exercise their rights, these stockholders must notify the subscription agent, Continental Stock Transfer & Trust Company, prior to 11:00 a.m., Eastern Time, on the third business day prior to the expiration date.

Right To Block Exercise Due To Regulatory Issues

            We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking that clearance or approval.

            We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction.

Procedures to Exercise Rights

            Please do not send subscription warrants or related forms to us. Please send the properly completed and executed form of subscription warrant with full payment to the subscription agent, Continental Stock Transfer & Trust Company.

            You should read carefully the forms of subscription warrant and related instructions and forms which accompany this Prospectus. You should call Gill Grady, our Senior Vice President, Investor Relations at 1-800-638-7912 or
(410) 772-3500 promptly with any questions you may have.

         You may exercise your rights by delivering to Continental Stock Transfer & Trust Company, Attn: Reorganization Department, at 2 Broadway, New York, New York 10004, at or prior to the expiration date:

o Properly completed and executed subscription warrant(s) which evidence your rights. See " -- Delivery of Subscription Warrant" below for instructions on where to send these.

o Payment in full of the subscription price for each share you wish to purchase under the basic subscription privilege and the oversubscription privilege. See " -- Required Forms of Payment of Subscription Price" below for payment instructions.


Required Forms of Payment of Subscription Price

            The subscription price is $2.53 per share subscribed for, payable in cash. All payments must be cleared on or before the expiration date.

            If you exercise any rights, you must deliver full payment in the form of:

 o a check or bank draft drawn upon a U.S. bank, or U.S. postal money order, payable to Continental Stock Transfer & Trust Company, Subscription Agent; or

o by wire transfer of funds to the account maintained by the subscription agent, Continental Stock Transfer & Trust Company, for this rights offering at:

                       JP Morgan Chase Bank, New York, NY
                               ABA No. 021 000 021
                              Acct. No. 475-500717
                             FBO: GSE Systems, Inc.
              Attention: Continental Stock Transfer & Trust Company
                         as agent for GSE Systems, Inc.

            In order for you to timely exercise your rights, the subscription agent, Continental Stock Transfer & Trust Company, must actually receive the subscription price before the expiration date in the form of:

o    a personal check, which must have timely cleared payment;

o a certified or cashier's check or bank draft drawn upon a U.S. bank or a U.S. postal money order; or

o collected funds in Continental Stock Transfer & Trust Company 's account designated above.

Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration time to ensure that your check actually clears and the payment is received before that time. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

Delivery of Subscription Warrant

            All subscription warrants, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery, and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to the subscription agent, Continental Stock Transfer & Trust Company, by mail, hand delivery or overnight courier as follows:

                   Continental Stock Transfer & Trust Company
                         Attn: Reorganization Department
                                   2 Broadway
                            New York, New York 10004
                    Telephone: (212) 509-4000, extension 535
                               Fax: (212) 616-7610

            Eligible institutions may also deliver documents by facsimile transmission. The subscription agent's facsimile number is (212) 616-7610. You should confirm receipt of all facsimile transmissions by calling (212) 509-4000, extension 535.

Special Procedure Under "Notice Of Guaranteed Delivery" Form

            If you wish to exercise rights but cannot ensure that the subscription agent will actually receive the executed subscription warrant before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

o Full payment must be received by the subscription agent, Continental Stock Transfer & Trust Company, prior to the expiration date for all shares you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege.

o A properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by GSE Systems with your subscription warrant must be received by the subscription agent at or prior to the expiration date.

o The "Notice of Guaranteed Delivery" must be executed by both you and one of the following: (1) a member firm of a registered national securities exchange, (2) a member of the National Association of Securities Dealers, Inc. (NASD), (3) a commercial bank or trust company having an office or correspondent in the United States, or (4) other eligible guarantor institution qualified under a guarantee program acceptable to the subscription agent. The co-signing institution must guarantee in the Notice of Guaranteed Delivery that the subscription warrant will be delivered to the subscription agent within three AMEX trading days after the date of the form. You must also provide in that form other relevant details concerning the intended exercise of rights.

o The properly completed subscription warrant(s) with any required signature guarantee must be received by the subscription agent within three AMEX trading days following the date of the related Notice of Guaranteed Delivery.

o    If you are a nominee holder of rights, the "Nominee Holder
     Certification" must also accompany the Notice of Guaranteed Delivery.

            A Notice of Guaranteed Delivery may be delivered to the subscription agent in the same manner as subscription warrants at the address set forth above under "The Rights Offering -- The Subscription Agent" or may be delivered by telegram or facsimile transmission (facsimile no. (212) 616-7610). To confirm facsimile transmissions, please call (212) 509-4000, extension 535.

            Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the subscription agent, whose address and telephone numbers are set forth above.

Incomplete Forms; Insufficient Payment

            If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows: (1) you will be deemed to have exercised the basic subscription privilege to the full extent of the payment received, and (2) if any funds remain, you will be deemed to have exercised the oversubscription privilege to the extent of the remaining funds. GSE Systems will return any payment not applied to the purchase of shares under the rights offering procedures to those who made these payments as soon as practicable by mail. Interest will not be payable on amounts refunded.

Prohibition on Fractional Shares

            Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and refunding without interest any payment received for a fractional share as soon as practicable.

Instructions to Nominee Holders

            If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of the stock, we are requesting you to contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this Prospectus.

            To the extent so instructed, nominee holders should complete appropriate subscription warrants on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of "Nominee Holder Certification," and submit them on a timely basis to the subscription agent, Continental Stock Transfer & Trust Company, with the proper payment.

Risk of Loss on Delivery of Subscription Warrant Forms and Payments

            Each holder of rights bears all risk of the method of delivery to Continental Stock Transfer & Trust Company of subscription warrants and payments of the subscription price.

If subscription warrants and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration time.

Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

Procedures For DTC Participants

            We expect that your exercise of your basic subscription privilege (but not your oversubscription privilege) may be made through the facilities of The Depository Trust Company (commonly known as DTC). If your rights are exercised as part of the basic subscription privilege through DTC, we refer to them as "DTC Exercised Rights." If you hold DTC Exercised Rights, you may exercise your oversubscription privilege by properly executing and delivering to the subscription agent, at or prior to the time the rights expire, a DTC participant oversubscription exercise form and a nominee holder certification and making payment of the appropriate subscription price for the number of shares of common stock for which your oversubscription privilege is to be exercised. Please call the subscription agent, Continental Stock Transfer & Trust Company, at (212) 509-4000, extension 535 to obtain copies of the DTC oversubscription exercise form and the nominee holder certification.

Transferability of Rights

            Permitted Transfers. In general, the rights are not transferable and may be exercised only by the persons to whom they are issued (each, a "holder"). Rights may, however, be transferred by the holder to the following persons (the "permitted transferees"):

o    To the holder's immediate relatives, i.e., spouse, children and parents;

o    To entities wholly owned or controlled by the holder;

o If the holder is a corporation or partnership owned or controlled by one person or entity, to the person or entity that owns or controls the holder;

o If the holder is a trust, to the settlors, grantors, trustees or beneficiaries of the trust or immediate relatives or entities wholly owned or controlled by such settlors, grantors, trustees or beneficiaries; and

o By operation of law in the event of death or dissolution of the holder.

In any transfer, we will rely on your certification that the transferee is a permitted transferee. We may, at our option, request proper showing of your relationship to the transferee, and, if we are not satisfied, we have the option of not acknowledging or giving effect to the purported transfer.

            Method of Transfer. You may transfer rights in whole by endorsing the subscription warrant for the transfer. Please follow the instructions for transfer included in the information sent to you with your subscription warrant. You may not transfer less than a whole right. If you transfer only a portion of the rights (but not fractional rights), you should deliver your properly endorsed subscription warrant to the subscription agent, Continental Stock Transfer & Trust Company. With your subscription warrant, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new subscription warrant to the transferee for such transferred rights). If there is sufficient time before the expiration of the right offering, the subscription agent will send you a new subscription warrant evidencing the balance of the rights issued to you but not transferred.

            You should also allow two to seven business days for your transferee to exercise the rights evidenced by the new subscription warrant. The amount of time needed by your transferee to exercise its rights depends upon the method by which the transferee delivers the subscription warrant and the method of payment made by the transferee. Neither GSE Systems nor the subscription agent will be liable to the transferor or transferee of rights if the subscription warrant or other required documents are not received in time for exercise prior to the expiration date.

            You will receive a new subscription warrant upon a partial exercise only if the subscription agent receives your properly endorsed subscription warrants no later than 5:00 p.m., Eastern Time, five business days before the expiration date. The subscription agent will not issue a new subscription warrant if your subscription warrant is received after the expiration date. If your instructions and the subscription warrants are not received by the subscription agent by the expiration date, you will lose your power to exercise your remaining rights.

            Unless you make other arrangements with the subscription agent, a new subscription warrant issued to you after 5:00 p.m., Eastern Time, five business days before the expiration date will be held for pick-up by you at the subscription agent's address provided herein. You bear the responsibility for all newly-issued subscription warrants; if you request a reissuance of a subscription warrant, the delivery of that document will be at your risk.

            Signature Guarantee. If you are not a broker, bank or other eligible institution, you must obtain a signature guarantee on the subscription warrant from a broker, bank or other institution eligible to guarantee signatures in order to transfer the subscription warrant in whole or to transfer a portion of your rights.

How Procedural and other Questions are Resolved

            We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

            Subscription warrants will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither GSE Systems nor the subscription agent has any duty to give notification of any defect or irregularity in connection with the submission of subscription warrants or any other required document. They will not incur any liability for failure to give such notification.

            We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

Issuance of Stock Certificates

            Stock certificates for shares purchased in the rights offering will be issued as soon as practicable after the expiration date. The subscription agent will deliver subscription payments to us only after consummation of the rights offering and the issuance of stock certificates to those exercising rights. Unless otherwise instructed in your subscription warrant form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Questions and Assistance Concerning the Rights

            You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this Prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

                                   Gill Grady
                     Sr. Vice President, Investor Relations
                                GSE Systems, Inc.
                              9189 Red Branch Road
                               Columbia, MD 21045
                     Phone 1-800-638-7912 or (410) 772-3500
                               Fax: (410) 772-3599
                            Email: investor@gses.com

            To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information."

                                 Use of Proceeds

         If all shares being offered pursuant to this rights offering are sold, we estimate that the proceeds to GSE Systems will be approximately $5,615,844 before the fees and expenses related to this offering.

         The principal purposes of the offering are for repayment of a $1 million loan from ManTech International Corporation, working capital, strategic acquisitions, capital expenditures and general corporate purposes.

         The $1 million promissory note was issued on June 25, 2001 at an interest rate of prime plus 1% per annum to ManTech. This note must be repaid with the proceeds of this offering or subsequent offerings of stock to our stockholders. In the event insufficient funds are raised through this offering or any subsequent offering to our stockholders, payments of accrued interest only shall be payable commencing on January 1, 2002 and continuing through April 1, 2006 and payments of principal shall be payable in equal installments commencing on April 1, 2004 and continuing through final payment of the note on April 1, 2006.

         The foregoing uses are based upon our current estimates and may be modified to the extent attractive business opportunities arise.

                       Determination of Subscription Price

         We have established the subscription price at $2.53 per share, a 10% premium above the market price of the common stock as of June 15, 2001. The market price on that date also represented the average market price of the common stock for the preceding 30 days. On [ ___ ], 2001, the last reported sale price for the common stock was $[ ___ ] per share. The subscription price of the rights was determined without any independent valuation or appraisal of the value of our common stock. The subscription price is not necessarily related to the assets, book value or net worth of GSE Systems or any other established criteria of value and may not be indicative of the fair value of the securities offered. In determining the subscription price, we considered, among other things, the historic and current market price of the common stock on the American Stock Exchange (approximately $[ ] per share at [ ___ ], 2001), our earnings and prospects, the general conditions in the securities markets, our need for capital and our desire to encourage maximum stockholder participation in this rights offering.

Price Range of Common Stock and Dividend Policy

         The following table sets forth, for the periods indicated, the high and low sale prices for our common stock reported by the American Stock Exchange:

                                      2001

 Quarter                          High                                     Low
                                  ($)                                      ($)
 First                            1.79                                    1.21
 Second                           2.55                                    1.05

                                      2000

  Quarter                          High                                     Low
                                   ($)                                      ($)
  First                             9                                        3
  Second                           8 2/3                                     3
  Third                            4 5/8                                     2
  Fourth                           3 3/8                                 1 1/15

                                      1999

  Quarter                           High                                    Low
                                    ($)                                     ($)
  First                              5                                    2 1/2
  Second                            6 3/4                                 4 1/8
  Third                             6 1/4                                 3 3/4
  Fourth                            4 1/4                                   3

         In January 1999, our common stock was approved for listing on the American Stock Exchange, where it now trades under the symbol "GVP." Previously, our common stock traded on the Nasdaq National Market under the symbol "GSES." As of [ ___ ], 2001, the closing price per share of our common stock was $[ ____ ]. There were approximately 35 holders of record of the common stock as of June 15, 2001 and we believe there are approximately 700 beneficial holders of the common stock.

         We currently intend to issue 39,000 shares of Series A preferred stock to ManTech. Holders of our Series A preferred stock will be entitled to receive cumulative dividends at the annual rate of six percent of the $100 liquidation value per share plus interest on accrued and undeclared dividends. These dividends will be cumulative and must be paid before any dividends can be paid on our common stock. Our bank line of credit requires us to comply with certain financial ratios and precludes us from paying dividends without the bank's consent.

         We have never declared or paid a cash dividend on our common stock and we currently intend to retain future earnings to finance the growth and development of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future.

                                 Capitalization

         The following table sets forth our short-term debt and capitalization as of June 30, 2001. We have also adjusted the data to give effect to our sale of 2,219,701 shares of common stock at the subscription price and the application of the net proceeds therefrom as described under "Use of Proceeds" and the conversion of $3.9 million subordinated debt payable to ManTech International Corporation to preferred stock as described under "Certain Transactions".

                                                                          June 30, 2001
                                                                    Actual        As Adjusted

              Current portion of long-term debt ................   $  1,967    $  1,967


              Long-term debt (1) ...............................   $ 10,739    $  1,223

              Preferred stock $.01 par value, 2,000,000 shares          --          --
                   authorized, none outstanding; as adjusted
                   --- 2,000,000 shares authorized,
                   39,000 outstanding (2)
              Common stock $.01 par value, 8,000,000 shares
                  authorized, shares issued and
                  outstanding 5,193,527; as adjusted-- 18,000,000
                  shares authorized, 7,413,228 shares issued
                  and outstanding (2) ..........................         52          74
              Additional paid-in capital .......................     22,424      31,918
              Retained earnings (deficit)- at formation ........     (5,112)     (5,112)
              Retained earnings (deficit)- since formation .....     (5,373)     (5,373)
              Accumulated other comprehensive loss .............     (1,141)     (1,141)
                   Total stockholder's equity ..................     10,850      20,366

                   Total capitalization ........................   $ 21,589    $ 21,589




(1)- Pending the use of proceeds as described in "Use of Proceeds", we will pay down our bank debt.
(2)- The authorized capital stock of GSE Systems is 10 million shares consisting of eight million shares of common stock, par value $.01 per share, and two million shares of preferred stock, par value $.01 per share. At a special shareholders' meeting on August 2, 2001, the shareholders approved an amendment to the charter to increase the authorized stock. Following the filing of this amendment to our charter, the authorized capital stock of GSE Systems will be 18 million shares of common stock, par value $.01 per share, and two million shares of preferred stock, par value $.01 per share.

          Shown below is the impact on our earnings per share for the year ended December 31, 2000 and for the six months ended June 30, 2001 assuming that our sale of 2,219,701 shares of common stock at the subscription price had occurred on January 1, 2000 and that the proceeds were used to pay down our debt. Our interest expense would have been reduced by approximately $524,000 for the year ended December 31, 2000 and by approximately $235,000 for the six months ended June 30, 2001, thus resulting in a proforma net loss of $8.1 million for the year ended December 31, 2000 and net income of $2.3 million for the six months ended June 30, 2001.


                                                          Year Ended                     Six Months Ended
                                                          December 31, 2000              June 30, 2001
                                                         Actual        Proforma          Actual         Proforma

      Net income (loss)                                  ($8,814)       ($8,077)         $2,182          $2,342

      Per Share Data:
           Basic earnings (loss) per common share         ($1.70)        ($1.09)          $0.42           $0.32
           Diluted earnings (loss) per common share       ($1.70)        ($1.09)          $0.42           $0.31




                             Selected Financial Data

       The following table summarizes our selected consolidated financial information and other financial data. The selected balance sheet and statement of operations data, insofar as they relate to the years ended December 31, 2000, 1999, 1998, 1997 and 1996 are derived from our consolidated financial statements. We disposed of substantially all of the assets of our subsidiary, GSE Erudite Software, Inc., as of April 30, 1998. Effective as of October 30, 1998, we completed the sale of certain assets related to activities of our Oil & Gas business unit. Effective December 1, 1997, we acquired J.L. Ryan, Inc. The statement of operations data for the year ended December 31, 1997 includes the activity of Ryan from the date of its acquisition. Effective March 6, 2001, we completed the sale of certain assets related to our VirtualPlant business.

         KPMG LLP audited our consolidated financial statements for the year ended December 31, 2000, and PricewaterhouseCoopers LLP audited our consolidated financial statements for the years ended December 31, 1999, 1998, 1997, and 1996. The selected consolidated financial data for the six-month periods ended June 30, 2001 and 2000 are derived from unaudited consolidated financial statements. In our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results as of and for the six-month periods ended June 30, 2001 and 2000 have been included. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this Prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results of the six-month period ended June 30, 2001 are not necessarily indicative of results that may be expected for the full year ending December 31, 2001.


Summary Consolidated Financial Data

                                          Six Months Ended                                         Years Ended
(in thousands,                                June 30,                                              December 31,
except per share data)                     2001        2000        2000        1999        1998        1997        1996

Operating Data:
Contract revenue                        $ 24,323    $ 28,424    $ 55,715    $ 66,699    $ 73,818    $ 79,711    $ 96,033
Gross profit                               6,254       8,987      14,893      25,070      24,004      21,385      32,354
Operating expenses                         5,999       9,264      19,548      24,326      22,113      30,812      27,509
Operating income (loss)                      255        (277)     (4,655)        744       1,891      (9,427)      4,845
Gain (loss) on sales of assets             3,273        --          (990)       --           550        --          --
Interest expense, net                       (452)       (320)       (687)       (450)       (350)       (765)       (387)
Other income (expense), net                  133          21          55          40         326      (1,228)        394
Provision (benefit) for income taxes       1,027        (210)      2,537         233       1,020      (2,717)        709
Net income (loss)                          2,182        (366)     (8,814)        101       1,397      (8,703)      4,143


Per Share Data:
Basic earnings (loss) per common share   $  0.42    $   0.07    $  (1.70)   $   0.02    $   0.28    $  (1.72)   $   0.82
Diluted earnings (loss) per common share $  0.42    $   0.07    $  (1.70)   $   0.02    $   0.27    $  (1.72)   $   0.82
Common stock shares outstanding            5,194       5,193       5,182       5,066       5,066       5,066       5,066

                                             As of June 30,                          As of December 31,
Financial Condition Data:                  2001        2000        2000        1999        1998        1997        1996

Working capital                           $  3,855    $  7,588    $  5,522    $  8,665    $  4,058    $  1,646    $ 13,867
Total assets                                36,846      42,772      35,949      43,027      48,743      48,362      51,006
Long-term liablilities                      11,154       9,737      12,390       9,083       3,350       2,369       2,580
Stockholders' equity                        10,850      17,204       8,713      17,170      17,089      15,924      24,693


         Our operating results in 2000 include $2.9 million contract revenues and related profit from the licensing of software to Avantium International B.V. in exchange for 251,501 shares of Avantium preferred stock and 352,102 shares of Avantium common stock. In addition, the following significant charges were incurred in 2000: a $710,000 provision to write-down Process Automation inventory, a $990,000 loss on the sale of our Belgium subsidiary, and a $4.3 million income tax charge to increase our deferred tax asset valuation allowance.

         Net income for the six months ended June 30, 2001 includes a $3.3 million pre-tax gain on the sale of our VirtualPlant business technology and assets to Avantium International B.V.

Supplementary Financial Information (unaudited)

         Our quarterly financial information has not been audited, but in our opinion includes all adjustments necessary for a fair presentation.

(in thousands, except per share data)

                                               2001                          2000
                                              First       Second            First       Second       Third      Fourth
-                                            Quarter     Quarter           Quarter     Quarter      Quarter     Quarter

Contract revenue                            $ 12,478    $ 11,845          $ 15,124    $ 13,300    $ 13,694    $ 13,597
Operating income (loss)                         (209)        464             1,135      (1,411)     (1,249)     (3,130)
Net income (loss)                              1,714         468               537        (902)       (869)     (7,580)

Per Share Data:
     Basic earnings (loss) per common share  $  0.33    $   0.09             $0.10    ($  0.17)   ($  0.17)   ($  1.46)
     Diluted earnings (loss)per common share $  0.33    $   0.09             $0.09    ($  0.17)   ($  0.17)   ($  1.45)


                                                                                                1999
                                                                           First        Second       Third      Fourth
                                                                           Quarter      Quarter     Quarter     Quarter

Contract revenue                                                           $ 17,578    $ 17,987   $ 15,587    $ 15,547
Operating income (loss)                                                       1,469       1,197     (1,011)       (911)
Net income (loss)                                                               860         743       (727)       (775)

Net income (loss) per common share:
     Basic                                                                    $0.17    $   0.15    ($  0.14)   ($  0.16)
     Diluted                                                                  $0.17    $   0.14    ($  0.14)   ($  0.15)



         The first quarter 2000 includes $2.9 million contract revenues and related profit from the licensing of software to Avantium International B.V. in exchange for 251,501 shares of Avantium preferred stock and 352,102 shares of Avantium common stock.

         The fourth quarter 2000 net loss includes the following significant charges: a $710,000 provision to write-down Process Automation inventory, a $990,000 loss on the sale of our Belgium subsidiary, and a $4.3 million income tax charge to increase our deferred tax asset valuation allowance.

         The first quarter 2001 net income includes a $3.3 million pre-tax gain on the sale of our VirtualPlant business technology and assets to Avantium International B.V.

Management's Discussion and Analysis of Financial Condition and Results of Operations

          You should read the following discussion and analysis in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus.

Overview

         We develop and deliver business and technology solutions by applying process control, simulation software, systems and services to the energy, process and manufacturing industries worldwide. Our solutions and services assist customers in improving quality, safety and throughput, reducing operating expenses, and enhancing overall productivity.

         Power Simulation business

         Our Power Simulation business is a leader in the development, marketing and support of high fidelity, real-time, dynamic simulation software for the electric utility industry. In addition to operator training, our products and services permit plant owners and operators to simulate the effects of changes in plant configuration and performance conditions to optimize plant operation. These features allow our customers to understand the cost implications of replacing a piece of equipment, installing new technology or holding out-of-service assets. We have also developed a suite of tools based on sophisticated signal analysis and simulation techniques to help our customers manage their assets by determining equipment degradation before it severely impacts plant performance. During plant construction, our simulators can be used to test control strategies and ensure on-time start-up. After commissioning, the same tools can be used to increase plant availability and optimize plant performance for the life of the facility. Our products also improve plant security and plant design.

         In 2000, we introduced our "G-Suite" software tools which target fossil simulation applications. With our G-Suite products, we have moved forward with our strategy to expand our experience with nuclear power to the fossil power industry. As a result of this strategy, we have been awarded over $9 million of new orders for six fossil simulators in the United States and India in the last twelve months, including a recent award from American Electric Power for two full-scope fossil training simulators.

            Process Automation business

         Our Process Automation business designs, develops and delivers process control, data acquisition, client/server and business software, systems and services. These products permit our customers to maximize the use of plant assets by making real time process information more easily available, thereby enabling faster and better informed operating decisions.

         We released the latest version, 10.2, of our D/3 DCS Distributed Control Systems software in December 2000. This new release furthers our strategy of providing an open system that is able to seamlessly communicate with a variety of third-party hardware and software. By allowing maximum flexibility in selection of input-output systems, customers can take advantage of the latest control technology without the costly replacement of their plant hardware.

         In order to improve the operating results of our Process Automation business, we implemented a restructuring plan in 2000 that included personnel reductions, outsourcing of manufacturing and assembly operations, and sale of our unprofitable European operations based in Belgium. The restructuring was completed in the first quarter 2001. During the first quarter of 2001, we also sold our VirtualPlant technology and assets to Avantium International B.V. in exchange for Avantium stock. See "Business--Avantium." We intend to continue working with Avantium in the marketplace and in product development so that common clients can use Avantium's VirtualPlant technology to develop scalable products that are expected to be compatible at the manufacturing level with our process control and simulation products, which we expect will speed up market introduction and reduce overall life cycle costs.

Results of Operations

         The following table sets forth the results of operations for the periods presented expressed in thousands of dollars and as a percentage of revenues:

                                            Six months ended June 30,
                                     2001            %       2000          %
Contract revenue                   $ 24,323       100.0%  $ 28,424      100.0%
Cost of revenue                      18,069        74.3%    19,437       68.4%
Gross profit                          6,254        25.7%     8,987       31.6%
Operating expenses:
 Selling, general and administrative  5,298        21.8%     8,395       29.5%
 Depreciation and amortization          701         2.9%       869        3.1%
Total operating expenses              5,999        24.7%     9,264       32.6%
Operating income (loss)                 255         1.0%      (277)      (1.0)%

Gain (loss) on sales of assets        3,273        13.5%      --          0.0%
Interest expense, net                  (452)       (1.8)%     (320)      (1.1)%
Other income, net                       133         0.5%        21        0.1%
Income (loss) before income taxes     3,209        13.2%      (576)      (2.0)%

Provision (benefit) for income taxes  1,027         4.2%      (210)      (0.7)%
Net income (loss)                    $2,182         9.0%    $ (366)      (1.3)%

                                      Years ended December 31,
                                       2000           %       1999          %       1998         %
Contract revenue                    $ 55,715       100.0%  $ 66,699      100.0%  $ 73,818      100.0%
Cost of revenue                       40,822        73.3%    41,629       62.4%    49,814       67.4%

Gross profit                          14,893        26.7%    25,070       37.6%    24,004       32.6%
Operating expenses:
 Selling, general and administrative  17,853        32.1%    22,646       34.0%    20,345       27.6%
 Depreciation and amortization         1,695         3.0%     1,680        2.5%     1,768        2.4%
Total operating expenses              19,548        35.1%    24,326       36.5%    22,113       30.0%

Operating income (loss)               (4,655)       (8.4)%      744        1.1%     1,891        2.6%

Gain (loss) on sales of assets          (990)       (1.8)%      --         --         550        0.7%
Interest expense, net                   (687)       (1.2)%     (450)      (0.7)%     (350)      (0.5)%
Other income, net                         55         0.1%        40        0.1%       326        0.5%

Income (loss) before income taxes     (6,277)      (11.3)%       334        0.5%     2,417        3.3%

Provision (benefit) for income taxes    2,537         4.5%       233        0.3%     1,020        1.4%

Net income (loss)                    $ (8,814)      (15.8)%    $ 101        0.2%  $  1,397        1.9%


         Comparison of Results for the Six Months Ended June 30, 2001 and 2000

         Contract Revenue. Revenue for the six months ended June 30, 2001 amounted to $24.3 million, as compared with revenue of $28.4 million for the six months ended June 30, 2000.

         The Process Automation business revenue was $9.5 million and $13.2 million for the six months ended June 30, 2001 and 2000, respectively. We sold our unprofitable Belgium subsidiary, GSE Process Solutions Belgium N.V., on November 30, 2000 to Newton Integrated Services B.V. of the Netherlands, and sold our VirtualPlant technology and assets on March 6, 2001 to Avantium. Included in the Process Automation revenues was $507,000 for the six months ended June 30, 2001 and $5.1 million for the six months ended June 30, 2000 for these two divested businesses. Included in the 2000 revenues was $2.9 million from the sale of licenses for five of our software products to Avantium in exchange for an equity interest in Avantium (see Note 5, Investment in Avantium International B.V. in the Notes to Consolidated Financial Statements). Excluding the revenues for these divested businesses, Process Automation revenues increased $900,000, or 11.1%, for the six months ended June 30, 2001 as compared to the same period in the prior year.

         The Power Simulation business revenues decreased 2.6% in the six months ended June 30, 2001 as compared to the same period in the prior year, from $15.2 million in 2000 to $14.8 million in 2001.

         Gross Profit. For the six months ended June 30, 2001 and 2000, gross profit decreased from $9.0 million (31.6%) in 2000 to $6.3 million (25.7%) in 2001. The gross profit and gross profit margins for 2000 reflect the software licenses sold to Avantium in the first quarter 2000. Excluding the gross profit from the sale of these software licenses to Avantium, the gross profit margin for 2000 was 23.9%.

         Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses totaled $5.3 million in the six months ended June 30, 2001, a 36.9% decrease from the $8.4 million for the same period in 2000. The decreases in SG&A reflect reduced sales, marketing and corporate administration headcount, and lower net research and product development expenditures ("R&D"), as discussed below.

         Gross R&D totaled $709,000 in the six months ended 2001, as compared with $2.2 million in the same period of 2000. Capitalized software development costs totaled $302,000 and $1.0 million for the six months ended June 30, 2001 and 2000, respectively. Accordingly, net R&D expensed and included in SG&A was $407,000 in 2001 versus $1.2 million in 2000. Our R&D expenditures were reduced significantly in 2001 due to the completion of three major development projects:
VPbatch(TM), the Windows NT version of our FlexBatch Recipe and Process Management software; initiatives to improve product ease of use of SimSuite Pro(TM), our process simulation product; and the release of version 10.2 of the D/3 Distributed Control System in December 2000. R&D expenditures in 2001 are mainly related to improvements in the process control module for our D/3 system.

         Depreciation and Amortization. For the six months ended June 30, 2001 and 2000, depreciation expense was $365,000 and $613,000, respectively. The decrease in depreciation in 2001 is primarily due to disposals of fixed assets as we restructured operations and divested certain businesses.

         Amortization of goodwill was $366,000 and $256,000 during the six months ended June 30, 2001 and 2000, respectively. The increase in amortization in 2001 reflects the increase in goodwill due to payments made for contingent consideration for prior year acquisitions.

         Operating Income (Loss). For the six months ended June 30, 2001 and June 30, 2000, operating income (loss) was $255,000 or 1.0% of revenue and $(277,000) or (1.0)% of revenue, respectively.

         Excluding the operating results of the divested businesses, our operating income for the six months ended June 30, 2001 was $1.0 million compared with $710,000 for the six months ended June 30, 2000. We attribute our business restructuring initiatives for the improvement in operating income of our remaining businesses.

         Gain (loss) on Sales of Assets. On March 6, 2001, we sold our VirtualPlant business technology and assets to Avantium. We received 8% of Avantium's stock, thus increasing our holdings in Avantium to approximately 19%, and recognized a gain on the sale of $3.3 million, before income taxes. This gain was determined based on the estimated fair market value of the Avantium stock received, based on an independent appraisal, less the book value of the assets sold, approximately $700,000 in severance costs payable to certain former employees of VirtualPlant that were not hired by Avantium (these amounts will be paid during the balance of 2001), and other transaction expenses.

         Interest Expense, Net. Net interest expense increased to $452,000 for the six months ended June 30, 2001, from $320,000 for the same period in 2000. This increase is primarily attributable to an increase in our average debt outstanding during the 2001 period in order to fund working capital requirements.

         Other Income, Net. For the six months ended June 30, 2001, other income, net mainly reflects the receipt of $147,000 equity distribution from our liquidated joint venture in China (this investment was written off in a prior year) offset by net foreign currency transaction losses.

         Provision for Income Taxes. Our effective tax rate is based on the best current estimate of our expected annual effective tax rate. The difference between the statutory U.S. tax rate and our effective tax rate for the six months ended June 30, 2001 and 2000 is primarily due to the effects of foreign operations being taxed at different rates, state income taxes and in 2001 the impact of deferred tax assets expected to be realized in the current year which previously had not been recognized as a result of a valuation allowance. As of June 30, 2001, the aggregate deferred tax assets are recorded net of valuation allowances of approximately $5.0 million. For the six months ended June 30, 2001, we reduced our valuation allowance by approximately $400,000. We continue to evaluate the likelihood of realizing our remaining deferred tax assets.

            Comparison of Years Ended December 31, 2000 and 1999

         Revenue. Revenue for the years ended December 31, 2000 and 1999 totaled $55.7 million and $66.7 million, respectively. Our Process Automation revenues decreased by $9.4 million, or 27.2%, to $25.2 million in 2000 from $34.6 million in 1999. Beginning in the second half of 1999, our Process Automation business experienced an order slowdown as customers postponed additional investments in their process control systems, pending the resolution of Y2K date issue concerns. This order slowdown continued into 2000 as customers either spent their capital funding on other projects (since so much money was spent on upgrading the process control systems in 1998-1999) or were faced with tougher economic conditions in 2000 (especially customers in the chemicals industry) which forced them to cut back on their overall capital spending. Partially offsetting the decrease in revenue due to this slowdown was the inclusion in 2000 revenue of $2.9 million from the sale of licenses for five of our software products to Avantium in exchange for an equity interest in Avantium (see Note 5, Investment in Avantium International B.V. in the Notes to Consolidated Financial Statements). Our Power Simulation revenue decreased by $1.6 million, or 5.0%, to $30.5 million in 2000 from $32.1 million in 1999, primarily due to lower nuclear simulation upgrade orders from Japanese and Eastern European customers.

         Gross Profit. In large part due to the lower revenues in 2000, gross profit declined to $14.9 million in 2000 (26.7% of revenue) from $25.1 million in 1999 (37.6% of revenue). The decrease in gross profit as a percentage of revenue is primarily due to the following:

o In 1999, our Process Automation business benefited from customer concerns about the Y2K issue and their efforts to upgrade their D/3 systems to Y2K compliant versions. Upgrade projects typically have less hardware and instrumentation components (lower margined items as these are typically "pass-through" purchases) and more license fees and application engineering work which have higher margins. In 2000, a higher percentage of the revenues were generated through maintenance, time and material, spares and training which have lower margins than the upgrade projects.

o Capitalized software amortization increased from $1.8 million in 1999 to $2.2 million in 2000 due to the completion in 1999 of the NT platform conversion of the D/3 Distributed Control System, the release of version 10.1 of the D/3 product in July 2000, and the completion of several upgrades to the SimSuite Pro Software in July 2000 and the initiation of the amortization of the related capitalized costs.

o A $710,000 provision was recorded in December 2000 for certain Process Automation inventory to adjust its carrying value to net realizable value.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $17.9 million in 2000 (32.1% of revenues), a 20.8% decrease from 1999 expenses of $22.6 million (34.0% of revenues). Other than changes in research and developments costs, which decreased $1.2 million and are discussed below, the decrease in SG&A is attributable to:

o Fewer sales and marketing personnel and travel costs in the Process Automation business due to our restructuring of this business.

o Lower sales commissions due to lower Process Automation business orders.

o    A reduction in corporate personnel.

o The completion in 1999 of our internal Y2K compliance program for which an outside consultant was utilized as project manager.

o A reduction in recruiting and relocation costs of newly hired personnel.

o The completion in 1999 of the amortization of the cost of the warrants issued to ManTech and GP Strategies in 1998 in consideration of guarantees issued by these companies for our credit facility.

These reductions were somewhat offset by the initiation of a marketing program in 2000 which was designed to promote the benefits of VirtualPlant, and the products and services associated with our relationship with Avantium, to major customers around the world.

         Gross research and product development expenditures were $3.6 million (6.5% of revenue) and $5.4 million (8.1% of revenue) for the years ended December 31, 2000 and 1999, respectively. Of these expenditures, $1.9 million in 2000 and $2.5 million in 1999 were capitalized. Thus, net research and development costs included in SG&A expenses were $1.7 million and $2.9 million during the years ended December 31, 2000 and 1999, respectively. The reduction in R&D spending reflects the completion of the conversion of the D/3 Distributed Control System to the Microsoft Windows NT platform (Version 10.0, which introduced the new platform, was released in October 1999) and a reduction in personnel as part of the Process Automation business restructuring. In 2000, we completed the development of our VPbatch product, which is the Windows NT version of our FlexBatch Recipe and Process Management software, and completed the development of version 10.2 (released in December) of our D/3 Distributed Control System. In addition, we continued development initiatives to improve the ease of use of our process simulation products and to create a set of software simulation tools for fossil power utilities.

         Depreciation and Amortization. Depreciation expense was $1.2 million and $1.3 million during the years ended December 31, 2000 and 1999, respectively. Amortization of goodwill was $528,000 and $388,000 during the years ended December 31, 2000 and 1999, respectively. The increase in amortization reflects the increase in goodwill due to payments made for contingent consideration for prior year acquisitions.

         Operating Income (Loss). We incurred an operating loss of $4.7 million (8.4% of revenue) for the year ended December 31, 2000, compared with operating income totaling $744,000 (1.1% of revenue) for the year ended December 31, 1999. The decrease in operating income (loss) reflects the lower revenues in 2000 coupled with the reduction in our Process Automation business' gross margin due to our product mix, as discussed above, the increase in capitalized software amortization in 2000, the provision for write-down of Process Automation inventory and our investment in developing the VirtualPlant marketing and business strategy.

          Loss on Sales of Assets. On November 30, 2000, we completed the sale of our Belgium subsidiary, GSE Process Solutions Belgium N.V., to Newton Integrated Services B.V., pursuant to a stock purchase agreement, whereby Newton acquired all of the assets and assumed all of the liabilities of the Belgium subsidiary. The aggregate purchase price was $1. We recognized a loss before income taxes on this transaction of $990,000.

         Interest Expense, net. Interest expense increased to $687,000 in 2000 from $450,000 in 1999. This increase is attributable primarily to an increase in our borrowings under our line of credit used to fund working capital requirements.

         Other Income, net. Other income amounted to $55,000 in 2000 versus $40,000 in 1999, resulting from recognized foreign currency transaction gains.

         Provision for Income Taxes. Despite incurring a loss before income taxes in 2000, we have recorded a tax provision of $2.5 million. This provision is primarily the result of an increase in the valuation reserve against our deferred income tax assets. The reserve was increased to reduce the total deferred tax asset to an amount that we believe will more likely than not be realized. The difference between the statutory U.S. tax rate and our effective rate for 2000 is primarily due to the change in the deferred tax asset valuation reserve and foreign taxes. The difference between the statutory U.S. tax rate and our effective tax rate for 1999 was primarily the effect of foreign operations taxed at different rates, state taxes, and adjustments to the prior year tax provision based on the final 1998 tax returns.

            Comparison of Years Ended December 31, 1999 and 1998

         Revenue. Revenue was $66.7 million and $73.8 million for the years ended December 31, 1999 and 1998, respectively. During 1998, we disposed of substantially all of the assets of our Erudite subsidiary and Oil & Gas business. Included in 1998 revenue was $5.3 million from Erudite and $1.1 million from the Oil & Gas business. After excluding these revenues from 1998 results, total revenues decreased $0.7 million from 1998, or 1.0%. Our Power Simulation business increased revenue by $1.2 million, or 3.9%, to $32.1 million in 1999 from $30.9 million in 1998, primarily due to higher domestic simulator upgrade projects and service contracts. Our Process Automation business revenue decreased by $1.9 million, or 5.2%, to $34.6 million in 1999 from $36.5 million in 1998. During the second half of 1999, our Process Automation business experienced an order slowdown as customers postponed additional investments in their process control systems, pending the resolution of Y2K date issue concerns.

         Gross Profit. Despite lower revenues in 1999, gross profit increased to $25.1 million in 1999 (37.6% of revenue) from $24.0 million in 1998 (32.6% of revenue). The increase in gross profit as a percentage of revenues reflects a higher component of upgrade projects in the Process Automation business in 1999 than in 1998, mainly due to customer concerns about Y2K date calculations in their existing process control software. Such upgrades typically have fewer hardware and instrumentation components and more license fees and application engineering work, which tend to generate higher margins. In addition, the 1998 margins were impacted slightly by low margins on revenues generated by Erudite and the Oil & Gas business unit prior to the divestiture of their assets. Excluding the margins on the revenues of these divested businesses, 1998 gross profit as a percentage of revenue would have been 33.1%.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $22.6 million in 1999 (34.0% of revenues), an 11.3% increase from 1998 expenses of $20.3 million (27.6% of revenues). The increase reflects additional sales and marketing personnel in the Process Automation business, increased advertising and promotions related to our VirtualPlant suite of products and services, higher legal fees related to our credit facility, internal Y2K compliance programs, and higher net research and product development expenditures as discussed below.

         Gross research and product development expenditures were $5.4 million (8.1% of revenue) and $4.3 million (5.8% of revenue) for the years ended December 31, 1999 and 1998, respectively. Of these expenditures, $2.5 million in 1999 and $2.3 million in 1998 were capitalized. Thus, net research and development costs included in selling, general and administrative expenses were $2.9 million and $2.0 million during the years ended December 31, 1999 and 1998, respectively. We continued to invest in the conversion of our D/3 Distributed Control System (Version 10.0 was released in October, 1999), VPbatch(TM), and SimSuite Pro(TM) products to the Microsoft Windows NT platform.

         Depreciation and Amortization. Depreciation expense amounted to $1.3 million and $1.2 million during the years ended December 31, 1999 and 1998, respectively. Amortization of goodwill was $388,000 and $365,000 during the years ended December 31, 1999 and 1998, respectively.

         Operating Income (Loss). Operating income amounted to $744,000 (1.1% of revenue) and $1.9 million (2.6% of revenue), for the years ended December 31, 1999 and 1998, respectively. The decrease in operating income was due mainly to higher selling, general and administrative costs, as discussed above.

         Gain (Loss) on Sales of Assets. The gain on sales of assets in 1998 reflects the net pre-tax gain realized on the disposition of the Erudite and the Oil & Gas business assets.

         In May, 1998, we completed the sale of substantially all of the assets of GSE Erudite Software, Inc. to Keane, Inc. The aggregate purchase price for the Erudite assets was approximately $9.6 million (consisting of $8.9 million in cash and $731,000 in the form of an uncollateralized promissory note due on April 30, 1999). In connection with the transaction, Keane purchased certain assets with a book value of $4.4 million and assumed certain operating liabilities totaling approximately $2.2 million. We recognized a gain before income taxes on this transaction of $5.6 million. In connection with the sale of these assets, we wrote off approximately $800,000 in capitalized software development costs, as well as $321,000 of purchased software, since all operations that would support the recoverability of these costs were sold.
The write-off of these costs is reflected in the calculation of the gain on the sale.

         In November, 1998, we completed the sale of certain assets related to activities of our Oil and Gas business unit to Valmet Automation (USA), Inc. We recognized a loss before income taxes on this transaction of $5.0 million, including the write-off of approximately $2.9 million in capitalized software development costs, since all operations that would support the recoverability of these capitalized costs were sold. We received approximately $742,000 in cash, subject to certain adjustments, and Valmet assumed certain identified liabilities.

         Interest Expense, net. Interest expense increased to $450,000 in 1999 from $350,000 in 1998. This increase is attributable primarily to an increase in our borrowings under our lines of credit made to fund working capital requirements.

         Other Income, net. Other income amounted to $40,000 in 1999 versus $326,000 in 1998, resulting from recognized foreign currency transaction gains.

         Provision for Income Taxes. Our effective tax rate was 69.8% in 1999 versus 42.2% in 1998. The difference between the statutory U.S. tax rate and our effective tax rate for 1999 is primarily the effect of foreign operations taxed at different rates, state taxes and adjustments to the prior year tax provision based on the final 1998 tax returns.

Liquidity and Capital Resources

        Changes in Cash for the Six Months Ended June 30, 2001 and June 30, 2000

         As of June 30, 2001, our cash and cash equivalents are $607,000, compared to $2,454,000 at June 30, 2000. The decrease in cash from June 30, 2000 to June 30, 2001 was mainly attributable to cash used in financing activities and investing activities as partially offset by cash provided by operating activities.

         Cash from operating activities. Net cash provided by (used in) operating activities was $269,000 and $(854,000) for the six months ended June 30, 2001 and 2000, respectively. The gain on the sale of our VirtualPlant technology and assets to Avantium International B.V. in March 2001 ($3.3 million) was a non-monetary exchange that had no impact on our operating cash flow in 2001. Likewise, our $2.9 million in revenues for licensing of software to Avantium in the first quarter 2000 in exchange for an equity stake in Avantium was also a non-monetary transaction. Significant changes in our assets and liabilities in 2001 included a reduction in contract receivables of $639,000, a reduction in unbilled receivables of $871,000 and a $2.1 million reduction in accounts payable and accrued expenses.

         Cash used in investing activities. Net cash used in investing activities for the first six months of 2001 was $489,000, including $302,000 of capitalized software development costs and $187,000 for capital expenditures. For the comparable period of 2000, net cash used in investing activities was $1,237,000, comprised of $1,017,000 of capitalized software development costs and $220,000 of capital expenditures. The decrease in capitalized software costs was due to the completion of several development projects.

         Cash used in financing activities. Cash used in financing activities was $622,000 in the six month period ended June 30, 2001 as compared to cash generated from financing activities of $1,895,000 in the six month period ended June 30, 2000. In 2000, we generated $500,000 from the sale of stock to ManTech International Corporation and an additional $42,000 from the exercise of employee stock options. We reduced our borrowings under our bank line of credit in 2001 by $4.0 million to a total of $5.3 million (versus an increase in our bank line of credit of $1.8 million in 2000), but increased our borrowings from ManTech by $3.4 million to a total of $4.9 million.

         Changes in Cash for the Years Ended December 31, 2000 and 1999

         As of December 31, 2000, our cash and cash equivalents were $1.5 million, compared to $2.7 million at December 31, 1999. The decrease in cash from December 31, 1999 to December 31, 2000 was mainly attributable to cash used in operating and investing activities as partially offset by cash provided by financing activities.

         Cash from operating activities. Net cash provided by (used in) operating activities was $(4.5) million and $2.6 million for the year ended December 31, 2000 and 1999, respectively. Our $2.9 million in revenues for licensing of software to Avantium in the first quarter 2000 in exchange for an equity stake in Avantium was a non-monetary transaction. Significant changes in our assets and liabilities in 2000 included:

     o A $1.9 million reduction in contract receivables which was mainly related to the decline in overall revenues.

     o A $1.6 million reduction in inventories. In 1999, the process stockroom inventory increased approximately $650,000 due to purchases of large supplies of various PC boards that are extremely expensive to purchase in small quantities and for which we had forecasted significant usage, plus the return of some material from customers. In 2000, this inventory decreased approximately $800,000 as we made a concerted effort to reduce on-hand inventory. The balance of the decrease is due to a provision for excess and slow moving inventory.

     o A $1.6 million reduction in billings in excess of revenues earned due to the lower business volume in 2000.

         Changes in our assets and liabilities in 1999 included a $4.4 million reduction in contract receivables partially due to improvements in internal collection processes; a $1.9 million reduction in accounts payable and accrued expenses; and a $3.3 million reduction in billings in excess of revenues.

         Cash used in investing activities. Net cash used in investing activities for the year ended December 31, 2000 was $3.3 million, including $1.9 million of capitalized software development costs, $472,000 of capital expenditures, $658,000 in cash payments for acquired businesses ($598,000 of contingent considerations for prior year acquisitions and $60,000 for notes payable related to a prior year acquisition), and $261,000 in connection with the disposition of our Belgium subsidiary.

           For the comparable period of 1999, net cash used in investing activities was $4.1 million, comprised of $2.5 million of capitalized software development costs, $1.4 million of capital expenditures, and $930,000 in cash payments for acquired businesses ($300,000 for the Mitech acquisition in 1999, $530,000 for contingent considerations for prior year acquisitions, and $100,000 for notes payable related to a prior year acquisition) partially offset by the receipt of $731,000 from Keane, Inc. as final payment on the 1998 Erudite sale. The decrease in capitalized software costs reflects the completion of the conversion of the Process Automation business' D/3 Distributed Control System to the Microsoft Windows NT Platform. Included in the 1999 capital expenditures was $503,000 of assets purchased from BatchCAD Limited, a United Kingdom-based supplier of batch process development and design consulting services and simulation software tools.

         Cash used in financing activities. Cash provided by financing activities was $6.6 million in the year ended December 31, 2000 versus $2.0 million in the year ended December 31, 1999. We increased our borrowings under our bank line of credit in 2000 by $3.0 million to a total of $9.3 as compared to a $513,000 decrease in the bank line of credit in 1999. In 2000, we issued a demand promissory note to ManTech that allowed us to borrow up to $1.8 million at an interest rate of prime plus one percent; at December 31, 2000 we had borrowed $1.6 million. In both 1999 and 2000, we entered into two contracts each year with a customer for the lease of certain hardware and software under 36-month leases. We assigned the payments due under these sales-type leases to a third party financing company and received proceeds of $1.1 million in 2000 and $3.4 million in 1999. In 2000, we generated $500,000 from the sale of stock to ManTech International Corporation and an additional $42,000 from the conversion of employee stock options. In 1999, we had to cash collateralize letters of credit totaling $735,000; in 2000, $202,000 of the letters of credit expired and the cash collateral was released.

         Changes in Cash for the Years Ended December 31, 1999 and 1998

         As of December 31, 1999, our cash and cash equivalents were $2.7 million, compared to $2.2 million at December 31, 1998. The increase in cash from December 31, 1998 to December 31, 1999 was mainly attributable to cash provided by investing activities as partially offset by cash used in operating and financing activities.

         Cash from operating activities. Net cash provided by (used in) operating activities was $2.6 million and $(772,000) for the year ended December 31, 1999 and 1998, respectively. Changes in our assets and liabilities in 1999 included a $4.4 million reduction in contract receivables partially due to improvements in internal collection processes; a $1.9 million reduction in accounts payable and accrued expenses; and a $3.3 million reduction in billings in excess of revenues.

         Cash used in investing activities. Net cash used in investing activities for the year ended December 31, 1999 was $4.1 million, comprised of $2.5 million of capitalized software development costs, $1.4 million of capital expenditures, and $930,000 in cash payments for acquired businesses ($300,000 for the Mitech acquisition in 1999, $530,000 for contingent considerations for prior year acquisitions, and $100,000 for notes payable related to a prior year acquisition) partially offset by the receipt of $731,000 from Keane, Inc. as final payment on the 1998 Erudite sale.

         For the year ended December 31, 1998, our investing activities provided $5.3 million cash. We received $8.9 million from the sale of the assets of GSE Erudite Software Inc. to Keane, Inc. in May 1998; and we received $742,000 for the sale of certain assets related to activities of our Oil and Gas business unit to Valmet Automation (USA), Inc. in November 1998. These cash inflows were partially offset by $2.3 million of capitalized software development costs and $2.1 million of capital expenditures.

         Cash used in financing activities. In the year ended December 31, 1999, $2.0 million was provided by financing activities; in the year ended December 31, 1998 we used $2.6 million in financing activities. We decreased our bank line of credit by $513,000 in 1999 compared to a $2.3 million decrease in the bank line in 1998. In 1999, we entered into two contracts with a customer for the lease of certain hardware and software under 36-month leases. We assigned the payments due under these sales-type leases to a third party financing company and received proceeds of $3.4 million. In 1999, we had to cash collateralize letters of credit totaling $735,000.

         Other

         We have a $10.0 million bank line of credit with a bank. Our credit facility provides for borrowings to support working capital needs and foreign letters of credit ($2.0 million sublimit). The credit facility is collateralized by substantially all of our assets and provides for borrowings up to 85% of eligible accounts receivable, 50% of eligible unbilled receivables and 40% of eligible inventory (up to a maximum of $1.2 million). GP Strategies Corporation, a major stockholder, has provided a limited guarantee totaling $1.8 million. The interest rate on this line of credit is based on the bank's prime rate plus 0.75% (7.5% as of June 30, 2001), with interest only payments due monthly. At June 30, 2001, our available borrowing base was approximately $6.4 million, of which we had borrowed approximately $5.3 million.

       The bank line of credit requires us to comply with certain financial ratios and precludes us from paying dividends and making acquisitions beyond certain limits without the bank's consent. At December 31, 2000, we were not in compliance with our minimum EBITDA (earnings before interest, taxes, depreciation and amortization) covenant, our minimum working capital covenant, our tangible net worth covenant, or our total liabilities to tangible net worth covenant. The bank has provided a written waiver of the financial covenant violations as well as certain covenant modifications to help position us for future compliance. Effective with the execution of the waiver, the bank increased the interest rate on outstanding borrowings under the bank line of credit to the bank's prime rate plus .75%. At June 30, 2001, we were in compliance with the modified bank covenants.

         In the fourth quarter of 2000, we issued a demand promissory note to ManTech that allowed us to borrow up to $1.8 million at an interest rate of prime plus one percent. The promissory note was secured by our equity interest in Avantium, but such security interest was subordinate to the first lien thereon by our bank. In the first quarter of 2001, we borrowed an additional $550,000 from ManTech and the promissory note was amended to increase the principal amount to $2.1 million. Subsequently, in the first quarter of 2001, and with ManTech's approval, we issued a replacement promissory note in the amount of $2.1 million to ManTech under which our obligations to ManTech became unsecured. The principal on this replacement promissory note is payable over a two year period, in equal installments, commencing April 1, 2004, and interest payments commenced monthly on July 1, 2001. The note permits ManTech to convert the principal into our convertible preferred stock at a conversion rate of $100 per share. The replacement promissory note is subordinate to our bank line of credit.

         In 2000, ManTech provided $1.8 million in standby letters of credit to the bank as additional collateral for our bank line of credit. On April 6, 2001, ManTech agreed to allow our bank to draw upon ManTech's $1.8 million letter of credit which supported our bank line of credit, thus paying down a portion of our bank debt in exchange for additional subordinated debt. Accordingly, we amended our promissory note to ManTech to increase the amount to $3.9 million.

         On June 25, 2001, we issued an additional unsecured promissory note to ManTech that allowed us to borrow up to $1.0 million at an interest rate of prime plus one percent and used the loan proceeds for working capital purposes. The note is subordinated to our credit facility and must be repaid with the proceeds of this offering or subsequent offerings of stock to our stockholders. In the event insufficient funds are raised through this offering or any subsequent offering to our stockholders, payments of accrued interest only shall be payable commencing on January 1, 2002 and continuing through April 1, 2006 and payments of principal shall be payable in equal installments commencing on April 1, 2004 and continuing through final payment of the note on April 1, 2006.

         On August 2, 2001, our stockholders approved an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 8 million shares to 18 million shares in order, among other purposes, to permit ManTech to convert its $3.9 million promissory note into Series A preferred stock. ManTech has indicated that it intends to convert the $3.9 million promissory note into Series A preferred stock upon approval of the listing of the 1,474,480 shares of common stock underlying such shares on the American Stock Exchange. Following such listing, we intend to issue 39,000 shares of Series A preferred stock to ManTech in full payment of the $3.9 million promissory note. We have determined that the conversion of this debt into preferred stock does not constitute a beneficial conversion. The Series A preferred stock has no voting rights and is subject to a holding period of one year from the date of issuance. In the event of liquidation or dissolution of GSE Systems, payment of available funds shall be made on the Series A preferred stock (including payment in satisfaction of dividend obligations) prior and in preference to common stock. The Series A preferred stock is convertible at the option of the holder at any time after issuance and prior to the third anniversary of issuance into common stock at a rate equal to its $100 liquidation value per share divided by a conversion price of $2.645 per share. The Series A preferred stock converts into an aggregate of 1,474,480 shares of common stock. The Series A preferred stock will bear dividends at the rate of 6% per annum on its $100 liquidation value per share payable quarterly. Dividends will accumulate if not paid quarterly and compound interest will accrue on any unpaid dividends. Upon conversion, accrued and unpaid dividends on shares of Series A preferred stock convert into a debt to the last holder of the such shares of Series A preferred stock. In connection with the issuance of the Series A preferred stock to ManTech, ManTech has advised us that it will grant GP Strategies an option to acquire 19,500 shares of the Series A preferred stock from ManTech at a price of $100 per share, or an aggregate of $1,950,000, plus any accrued and unpaid dividends. The independent members of our board of directors have approved the issuance of Series A preferred stock to ManTech.

         As of July 31, 2001, our total outstanding obligations to ManTech were $5,580,964, broken down as follows: two promissory notes totaling $4.9 million bearing interest at prime plus 1% per annum, $521,689 under a purchasing arrangement (described herein), and accrued interest since October 2000 of $159,275.

       We have undertaken a number of initiatives during 2000 and 2001 to improve operating results and cash flows. We believe the initiatives undertaken will enable us to maintain compliance with the bank's financial covenants as well as provide sufficient cash flow to meet our obligations as they become due. However, if the initiatives are not successful or if there are unforeseen decreases in demand for our products or increases in working capital needs, then we may be unable to meet the revised bank financial covenants and/or to generate sufficient cash flows from operations. In such case, we will be required to obtain additional covenant modifications and additional sources of funding. There can be no assurance that such covenant modifications or funding, if needed, will be available.


Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          On October 19, 1999, we notified our independent accountants, PricewaterhouseCoopers LLP, that they would not be reappointed as our independent accountants for the fiscal year ending December 31, 2000. The reports of PricewaterhouseCoopers LLP on our financial statements for 1998 and 1999 contained no adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits for our fiscal years 1998 and 1999 and with respect to the interim period from January 1, 1999 through September 30, 1999, there were no disagreements between us and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports for such fiscal years. During 1998 and 1999, there were no reportable events as defined in Regulation S-K, Item 304(a)(1)(v). The decision to change accountants was recommended by the executive committee, and approved by the board of directors. On March 17, 2000, the board of directors selected KPMG LLP as our independent accountants for the fiscal year ending December 31, 2000. At the annual meeting on May 30, 2001, KPMG LLP was reappointed to serve as our independent accountants for the fiscal year ending December 31, 2001.


           Quantitative and Qualitative Disclosures about Market Risk

        Our market risk is principally confined to changes in foreign currency exchange rates and potentially adverse effects of differing tax structures. Our exposure to foreign exchange rate fluctuations arises in part from inter-company accounts in which costs incurred in one entity are charged to other entities in different foreign jurisdictions. We are also exposed to foreign exchange rate fluctuations as the financial results of all foreign subsidiaries are translated into U.S. dollars in consolidation. As exchange rates vary, those results when translated may vary from expectations and adversely impact overall expected profitability. When necessary, we enter into forward exchange contracts, options and swaps as hedges against certain foreign currency commitments. We also enter into letters of credit and performance guarantees in the ordinary course of business as required by certain contracts and proposal requirements. We do not hold any derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts and swaps are recognized as part of the cost of the underlying transactions being hedged in the period in which the exchange rates changed. Foreign exchange contracts have an element of risk that the counterparty may not be able to meet the terms of the agreement. However, we minimize such risk exposure by limiting counterparties to nationally recognized financial institutions. Foreign exchange options contracts permit but do not require us to exchange foreign currencies at a future date with counterparties at a contracted exchange rate. Costs associated with such contracts are amortized over the life of the contract matching the underlying receipts.

         We are also subject to market risk related to the interest rates on our existing line of credit. As of June 30, 2001, such interest rates are based on the prime rate plus 75 basis-points.

         As of June 30, 2001, $10.2 million of our debt was subject to variable interest rates. A 100 basis-point change in such rates during the six month period ended June 30, 2001 would have changed our interest expense by approximately $54,000.

                                    Business

         We are a world leader in real-time power plant simulation and process automation and control. We provide simulation solutions and services to the nuclear and fossil electric utility industry, along with plant optimization and safety improvement software. Our process automation products optimize batch and hybrid plant control for the specialty chemical, food and beverage, and pharmaceutical industries. In addition to these two core businesses, we have invested in the use of simulation and control technologies to reduce the product development cycle for the pharmaceutical and chemical industries through our participation in the Netherlands-based company Avantium.

General

         GSE Systems was formed on March 30, 1994, to consolidate the simulation and related businesses of S3 Technologies, General Physics International Engineering & Simulation and EuroSim, each separately owned and operated by ManTech International Corporation, GP Strategies Corporation and Vattenfall AB, respectively. In late 1994, we expanded into the process automation and supply chain management consulting industry through our acquisition of the process systems division of Texas Instruments Incorporated.

         In 1996, we aligned our operating groups into three strategic business units to better serve our then primary vertical markets - Power, Process and Oil & Gas.

         In 1996, we acquired Erudite Software & Consulting, Inc., a regional provider of client/server technology, custom application software development, training services, hardware/software sales, and network design and implementation services. This acquisition facilitated our efforts to enter the client/server information technology solutions market. Erudite was subsequently combined with our pre-existing consulting group.

         In late 1997, we acquired J.L. Ryan, Inc., a provider of engineering modifications and upgrade services to the power plant simulation market. The combination of our pre-existing technology with the technical staff of Ryan made us more competitive for modifications and upgrade services projects in the nuclear power plant simulation market.

         After incurring substantial losses in 1997, we decided to divest our unprofitable business units and concentrate our resources on our core businesses, Power Simulation and Process Automation. Accordingly, in 1998, we sold substantially all of the assets of Erudite to Keane, Inc., and in late 1998 we divested certain assets of the Oil & Gas business unit to Valmet Automation
(USA), Inc.

         In mid-1999, we acquired certain assets and employed the associates of BatchCAD Limited. The BatchCAD product was a key element in our VirtualPlant business and marketing strategy.

         In early 2000, while implementing our VirtualPlant strategy, we participated in the founding of Avantium International B.V. Avantium, a Netherlands-based high technology company, employs high-speed experimentation and simulation technologies in contract research and development in the area of new product development and process chemistry. In connection with Avantium's founding, we licensed certain of our simulation software and automation system products in exchange for Avantium preferred and common stock. We were subsequently hired by Avantium to provide software to automate and maximize Avantium's lab environment. Avantium also hired us to make certain improvements and enhancements to the software we licensed to Avantium.

         In early 2001, we sold our VirtualPlant business to Avantium in order to maximize our investment in the VirtualPlant strategy. We now own approximately 19% of Avantium.

Real-Time Power Plant Simulation and Real-Time Plant Information Business

         Industry

         The real-time simulation industry grew from the need to train people on complex and potentially dangerous operations, without placing life or capital assets at risk. Real-time simulation has been used for the training of plant operators for the power industry, including both nuclear power plants and conventional fossil fuel power plants (i.e., coal, oil, natural gas), since the early 1970s. Real-time simulation usage has traditionally centered on initial training of operators, and follow-on training of operators in emergency conditions that can best be achieved through simulation replicating actual plant operations.

         In the nuclear power industry, use of a simulator which accurately reflects the current actual plant design is mandated by the U.S. Nuclear Regulatory Commission. This mandate resulted from the investigation of the accident at the Three Mile Island nuclear plant in 1979, which was attributed, at least in part, to operator error. The NRC requires nuclear plant operators to earn their licenses through simulator testing. Each nuclear plant simulator must pass a certification program to ensure that the initial plant design and all subsequent changes made to the actual plant control room or plant operations are accurately reflected in the simulator. Plant operating licenses are tied to simulator certification.

         Full scope power plant simulators are a physical representation of the entire plant control room. The control panels are connected to an input/output (I/O) system, which converts analog electrical signals to digital signals understood by the simulation computer. The simulation computer houses the mathematical models, which simulate the physical performance of the power plant's systems such as the reactor core, steam boiler, cooling water, steam turbine, electrical generator, plant system controls and electrical distribution systems. Partial scope simulators can be viewed as a subset of a full scope simulator. Instead of simulating the entire performance of the power plant, a partial scope simulator might represent one or two critical systems such as the steam turbine and/or electrical generator operation.

         In the past, training simulators had to strike a delicate balance between providing an accurate engineering representation of the plant, while still operating in "real-time" in order to provide effective training. As computing power has increased, so too has the capacity of simulators to provide more accurate plant representations in real-time based upon simulation models developed from engineering design codes.

         Simulation also is used to validate proposed plant equipment changes to confirm the results of such changes, prior to making the change in the plant, which can save time and money, as well as reduce the risk of unsafe designs, for the utility. Through the Internet and the introduction of more efficient communication protocols, simulator use has grown past traditional training boundaries, and is now used in plant engineering as information gathering and design validation tools.

         Demand for new simulators in the nuclear power industry shifted to the international market in the 1990s, as the domestic market was limited to upgrades and replacement of existing simulators. However, we believe that the new National Energy Policy's emphasis on the importance of nuclear power to the U.S. energy supply may result in the extension of the useful lives of U.S. nuclear power plants. Any service life extension of a nuclear power plant is likely to require major upgrades to the plant's equipment and technology, including its simulator.

         Fossil fuel plant simulators are not required by law or regulation, but are justified as a cost effective approach to train operators on new digital control systems being implemented at many fossil fuel power plants. The size, complexity and price of a fossil plant simulator is much lower than simulators used for nuclear plants. Fossil plant simulators have traditionally used lower fidelity (less sophisticated) mathematical models to provide an approximate representation of plant performance. The demand for highly accurate models did not exist in the early market for fossil simulators since the main use of the simulator was to train operators on the functionality of distributed control systems for plant start-up activities.

         The deregulation of the power industry has forced utilities to view their assets differently. Power plants must now be profit centers, and gaining the maximum efficiency from the plant to become, or remain, competitive is a paramount issue. The mindset of the operator has shifted as plant operators now must perform within narrower and narrower performance margins while still maintaining safe operations. We now see our fossil fuel plant customers recognizing the benefits of high fidelity simulation models that provide highly accurate representations of plant operations to help plant operators and management determine optimal performance conditions.

         Industry deregulation has also resulted in the consolidation and redistribution of assets on a global basis. U.S. utilities are purchasing generating assets around the world, and foreign utilities are investing in U.S. assets, creating the need for real-time integration of plant information from a variety of sources and a variety of legacy information systems in a cost-effective manner. Dataquest estimates the annual spending on information technology for U.S. utilities in 2001 will be $15.4 billion, expanding to $22.5 billion in 2002. Of the 2001 amount, $3.3 billion will be spent on software and $6.5 billion on services. According to the National Energy Policy, "To meet projected demand over the next two decades, America must have in place between 1,300 and 1,900 new electric plants. Much of this new generation will be fueled by natural gas. However, existing and new technologies offer us the opportunity to expand nuclear generation as well." More power plants will require new plant operators. New plant operators will require more training programs. We believe that more training programs will require more training tools, which will result in more demand for power plant simulators and related products and services. Therefore, we believe that these projections, if they come to fruition in whole or even in part, represent a market opportunity for our real-time simulation, plant optimization, asset management and condition monitoring products and services.

         Our solution

         Our Power Simulation business is a leader in the development, marketing and support of high fidelity, real-time, dynamic simulation software for the electric utility industry. We have built or modified about 65 of the approximately 75 full-scope simulators serving about 103 operating nuclear power plants in the United States. Outside the United States, we have built or modified about 73 of the approximately 167 full-scope simulators serving approximately 329 operating nuclear power plants.

         In addition to operator training, our simulation products and services permit plant owners and operators to simulate the effects of changes in plant configuration and performance conditions to optimize plant operation. These features allow our customers to understand the cost implications of replacing a piece of equipment, installing new technology or holding out-of-service assets. We have also developed a suite of tools based on sophisticated signal analysis and simulation techniques to help our customers manage their assets by determining equipment degradation before it severely impacts plant performance.

         We have also focused on upgrading older technology used in power plants to the Microsoft Windows NT platform. We have successfully deployed such new technology upgrades for plant process computers, safety parameter display systems, and plant access security systems. As nuclear plants in the U.S. continue to age, we will seek more business in this upgrade market.

         We provide both turnkey solutions, including simulated hardware and proprietary software, to match a specific plant, and discrete simulation technology for specific uses throughout a plant. Our substantial investment in simulation technology has led to the development of proprietary software tools. These tools significantly reduce the cost and time to implement simulation solutions and support long-term maintenance. Our high fidelity, real-time simulation technology for power plant fluid, logic and control, electrical systems and associated real time support software, "SimSuite PowerTM", is available for UNIX and Windows NT computer platforms. This technology is specifically designed to provide user friendly graphic interfaces to our high fidelity simulator.

         In addition to the simulator market, we offer products aimed at improving performance of existing plants by reducing the number of unplanned outages due to equipment failure. Using advanced signal analysis techniques, our tools can predict when certain plant equipment needs to be replaced. Replacement of critical equipment prior to failure permits effective planning and efficient use of maintenance time during scheduled off-line periods.



         Other products of our Power Simulation business include:

o Java Applications & Development Environment (JADE), a Java-based application that provides a window into the simulation instructor station and takes advantage of the web capabilities of Java, allowing customers to access the simulator and run simulation scenarios from anywhere they have access to the web.

o SimExec, a Windows NT-based real-time simulation executive system that controls all real-time simulation activities and allows for an off-line software development environment in parallel with the training environment.

o eXtreme I/S, a Windows NT-based Instructor Station that allows the use of Microsoft Word and Powerpoint to control the real-time simulation environment. eXtreme I/S is a user-friendly tool for classroom training and electronic report generation. It provides real-time plant performance directly from the simulator during classroom training which drastically increases learning efficiency.

o RACS, a fully integrated personnel access control and intrusion detection system designed for nuclear power plant security applications and other large, multi-access facilities.

o Pegasus Surveillance and Diagnosis System, a software package for semi-automatic plant surveillance and diagnostics, incorporates sophisticated signal processing and simulation techniques to help operators evaluate the condition and performance of plant components. Pegasus permits plant management to identify degraded performance and replace components before they fail.

o SIMON, a computer workstation system used for monitoring stability of boiling water reactor plants. SIMON assists the operator in determining potential instability events, enabling corrective action to be taken to prevent unnecessary plant shutdowns.

o Vista PIN, a PC-based plant information system, provides unparalleled flexibility usefulness and ease of maintenance while decreasing the cost of ownership. Vista PIN provides real-time display of process parameters, trends, alarm status, and historical data archiving with on-line retrieval.

         Our Power Simulation business also provides consulting and engineering services to help users plan, design, implement, and manage/support simulation and control systems. Services include application engineering, project management, training, site services, maintenance contracts and repair.

         Strategy

         Our goal is to expand our business on four fronts. First, we intend to continue serving our traditional customer base and be prepared to meet increased demand if traditional simulation use grows in relation to increased electric capacity in the United States. Second, we intend to market our existing and upgraded simulation products and our newly developed signal analysis products as plant optimization, asset management and condition monitoring tools. Third, we intend to provide plant information systems that protect our customer's investment in legacy software while providing seamless real-time information across a diverse multi-national enterprise. And, fourth, we intend to leverage our existing engineering staff to provide additional services to domestic and international clients.

         Traditional Simulation Market. The National Energy Policy considers nuclear power a key component of the power supply in the United States. Nuclear power currently accounts for about 20% of the electrical power grid capacity in the United States and the NEP indicates that this percentage will likely remain the same even as total capacity increases. Any new nuclear power plants will likely be of the advanced reactor designs created by Westinghouse, General Electric and ABB, or the new pebble-bed gas cooled reactor under construction by a consortium of companies. These new designs require new simulators and training programs as they are different from the nuclear power plant designs currently in operation. In addition to new power plants, if any, under the NEP, existing nuclear power plants will likely be required to remain on-line for a longer period than originally expected. In order to stay in operation, many plants will require life extension modifications. Since all existing nuclear power plants went on-line before 1979, their designs and technology can also benefit from the substantial advances in plant design and technology developed over the past 20 years. For example, several of our U.S. utility customers are considering replacing their existing hard panel control rooms with modern distributed control systems as are common in fossil fuel plants, and which have been implemented in Europe for several years. Significant changes to control room instrumentation generally require modification or replacement of the plant simulator.

         Another component of the National Energy Policy is to "up-rate" the existing capacity to increase electrical yield without building new power plants. By changing the capacity of certain equipment in a plant, the utility can gain upwards of a 10% increase in output. Again, any such changes must be reflected in the control room simulator, and operators must be trained on the new equipment before implementation.

         In addition to the new demand for power in the United States, several emerging regions of the world are expanding their electrical capacity with both nuclear and fossil fuel power plants. We believe this expansion includes the need of integrated simulation and training programs. We have developed products that we believe will enable us to exploit the fossil fuel simulation marketplace and are in the process of increasing our marketing efforts in this area. We have increased the number of bids we submit for fossil simulators over the past year and have increased the number of orders we have obtained, including a multi-million dollar order for a full-scope fossil plant simulator in India.

         Simulation Beyond Training. We believe that the deregulation of the electric power industry has increased the importance of efficient and reliable operation of power plants. In addition to operator training, we believe that our simulation products can meet this increased need for efficiency by assisting plant operators in understanding the cost implications of replacing equipment, installing new technology and maintaining out-of-service assets. In order to exploit this potential, we have increased the fidelity of our simulation products and are marketing our services to increase the fidelity of simulators that are already in operation.

         As computing power and networking technologies improve, several of our customers have started to migrate simulation technology from the training organization to the engineering organization. The same full scope simulation software that drives the simulated control room panels in a simulator can be used with graphical representations of the panels so engineers can test design changes and see how the balance of the plant will react to such changes. We have developed a Java-based application to allow customers easier access to, and use of, the simulation capabilities across the organization through network communication.

         Real-Time Plant Information. To respond to the emerging needs for better real-time information both within a plant and across disparate assets being purchased during industry consolidation, we are developing products to facilitate the integration of existing legacy system data. Use of legacy system data can reduce our clients' operating costs while providing desktop access to data regarding global assets for real-time decision making. We intend to either make small acquisitions of technology necessary to exploit this market, or develop the technology internally. The technology will focus on applications that give our clients unique views of the operating history across various assets to gain a better understanding of how to improve performance. These new tools will be bundled with our condition monitoring tools to form a suite of tools aimed at plant optimization.

         Optimize Existing Engineering Resources. Our domestic service organization focuses on simulator upgrades and retrofits. This group employs over 20 engineers, and we employ over 60 engineers in the United States capable of servicing the upgrade/retrofit market. In addition to domestic resources, we have developed a network of trained engineers in Russia, Ukraine, Czech Republic, Bulgaria, India and China. These foreign resources provide low cost engineering and software development capabilities and are readily available to supplement our United States engineering staff as necessary.

         In addition, we have grown through acquisitions and we will continue to pursue acquisitions and investment opportunities that will create value and enhance cash flow. We target acquisitions and investments that provide us:

o        Cost saving opportunities

o        Enhanced positioning in existing markets

o        Entry into new geographic and industry markets

o        Turnaround opportunities for under-performing businesses

         Strategic Alliances

         Our strategic alliances have enabled us to penetrate regions outside the United States by combining our technological expertise with the regional presence and knowledge of local market participants. These strategic alliances have also permitted us to reduce our research and development and marketing costs by sharing such costs with other companies.

         In recent years, an increasing amount of our international business has come from contracts in Eastern Europe, including the republics of the former Soviet Union, the Pacific Rim and India. In order to acquire and perform these contracts, we entered into strategic alliances or partnerships with various entities including Automation Systems Co. Inc., a subsidiary of Beijing Jihang Automation (China); All Russian Research Institute for Nuclear Power Plant Operation (Russia); Kurchatov Institute (Russia); Macmet Ltd. (India); PowerGen (England); Risk Engineering Ltd. (Bulgaria); Samsung Electronics (Korea); Toyo Engineering Corporation (Japan); and the Institute for Information Industry (Taiwan).

         In addition to traditional partners, we have developed a marketing cooperation arrangement with the Power Technology group of Powergen, the UK's largest power company. Powergen may be purchased by E.ON, the world's largest investor-owned utility. This relationship gives us access to the European fossil simulation market, as well as the tools necessary to simulate the Siemens Teleperm control system, one of the more popular control systems being offered to U.S. nuclear power plants.

         Competition

         We encounter intense competition in our Power Simulation business. In the nuclear simulation market, we compete directly with larger firms primarily from Canada, Germany and France, such as Canadian Aerospace & Electronics (CAE), STN Atlas and CSF Thomson. The fossil simulation market is represented by smaller companies in the U.S. and overseas. Several of our competitors have greater capital and other resources than we have, including, among other advantages, more personnel and greater marketing, financial, technical and research and development capabilities. Customer purchasing decisions are generally based upon price, the quality of the technology, experience in related projects, and the financial stability of the supplier.

         Customers

         We have provided approximately 200 simulation systems to an installed base of over 75 customers worldwide. In 2000, approximately 73% of our Power Simulation revenue was generated from end users outside the United States. Our customers include, among others, Ameren, Arizona Public Service, Carolina Power and Light Company, Commonwealth Edison Company, Eskom South Africa, Karnaraft Sakerhet & Utbildning AB, Korean Electric Power Company, Nationalina Elecktrischecka Kompania, Orgrez SC, Battelle's Pacific Northwest National Laboratory, Taiwan Power Company, and West Bengal Development Corp. For the year ended December 31, 2000, one Power Simulation customer (Battelle's Pacific Northwest National Laboratory) accounted for approximately 22% of our consolidated revenues. The Pacific Northwest National Laboratory is the purchasing agent for the Department of Energy and the numerous projects we perform in Eastern and Central Europe.




         Sales and Marketing

         We market our Power Simulation products and services through a network of direct sales staff, agents and representatives, systems integrators and strategic alliance partners. We employ a direct sales force in the continental United States. Market-oriented business and customer development teams define and implement specific campaigns to pursue opportunities in the power marketplace.

         Our ability to support our multi-facility, international and/or multinational Power Simulation clients is facilitated by our network of offices and strategic partners in the U.S. and overseas. We maintain U.S. offices in Maryland and Georgia, and outside the U.S. we have offices in Sweden and Japan. In addition to our offices located overseas, our ability to conduct international business is enhanced by our multilingual and multicultural work force. We have strategic relationships with systems integrators and agents representing our interests in:

o        Russia                          o        South Africa
o        Germany                         o        Mexico
o        Switzerland                     o        Argentina
o        Bulgaria                        o        Taiwan
o        Spain                           o        Korea
o        Czech Republic                  o        Japan
o        India                           o        People's Republic of China


Process Automation Business

         Industry

         Process control systems automate manufacturing and other processes, thereby reducing labor and other production costs and maximizing production efficiency. According to the Automation Research Council, worldwide revenues for process automation systems totaled over $7.8 billion in 2000 and are projected to be $9.5 billion in 2005. The sales of process control systems have been driven by customer desires to improve production efficiency and reliability. The capital-intensive and competitive nature of manufacturing requires companies to focus on designing, monitoring, and modifying the production processes in the most efficient and profitable manner. Process control systems consist of rugged microprocessor-based hardware, which is physically distributed throughout a plant and linked by digital communications to control centers. These systems allow users to monitor and control various functions. The graphic information and control displays utilized by these systems enhance the customer's strategic production and emergency decision-making capabilities.

         Two parts of the industry, the batch and hybrid controls markets, are of particular interest to us. The batch controls market focuses on products made in batches versus a continuous process. We believe the need for traceability and increased government requirements (e.g., EPA, FDA) is fueling the growth of batch control systems in the United States. The hybrid controls market focuses on the integration of manufacturing automation and business systems. We believe that the growth in e-business and the need to optimize performance of supply chains are increasing the need for real-time plant and production information that can be met by hybrid control systems.

         Our solution

         Our Process Automation business designs, develops and delivers process control, data acquisition, client/server and business software, systems and services. These products permit our customers to maximize the use of plant assets by making real-time process information more easily available, thereby enabling faster and better informed operating decisions.

         Our Process Automation products and services are targeted at the following industries in which our personnel have substantial experience:

o        Specialty chemicals                        o        Pharmaceutical

o        Food and beverage                          o        Metals

         Our flagship product in our Process Automation business is the D/3 DCS, a distributed control system product that is highly flexible and designed to meet open standards. D/3 DCS is a real-time system, which uses multiple process control modules to monitor, measure, and automatically control variables in both continuous and complex batch processes. D/3 DCS also forms the platform for plant-wide information for operators, engineers and management.

         Other products of our Process Automation business include the following:

o VPbatch, a flexible batch manufacturing system used to facilitate the rapid creation of various batch production processes.

o TotalVision, a graphical system that provides a client/server-based human-machine interface for real-time process and plant information.

o    VPTV, a web-enabled version of the TotalVision package.

o SABL, a sophisticated batch and sequential manufacturing software language that permits the scheduling and tracking of raw materials and finished products, data collection and emergency shutdown procedures.

         Our offerings also include real-time dynamic simulation tools and products that are used to develop high fidelity simulations for chemical processing and other industrial plants. Our most prominent set of simulation products and tools is called SimSuite Pro. SimSuite Pro facilitates design verification, process optimization and operator training in various types of manufacturing operations.



         Strategy

         Our goal is to expand our leading position as a provider of process automation solutions and services to our target markets of batch and hybrid control for the specialty chemical, food and beverage, and pharmaceutical industries. Our strategy has the following key elements:

o Improving technology. Our D/3 DCS distributed control system is designed as an open standard that can work with a customer's existing software. In 2000, we expanded our open system software to permit communication with third-party I/O and implemented additional Microsoft technology such as Windows 2000 and Microsoft's OLE for process control to permit layering of third-party applications on our system. In addition, we implemented graphical utilities to increase the ease of use of this powerful system. These new tools and interfaces allow customers to use their existing equipment when they wish to upgrade their process automation technology. In 2001, we are modifying our process control module (PCM) to increase its operating speed and reduce its manufacturing costs. We expect that this will allow us to bridge the cost gap between programmable logic controllers
          (PLCs) and the distributed control systems while providing the increased performance of a full-function distributed control system.

o Expand our expertise to new industries. We have experience in the specialty chemical, food and beverage, pharmaceutical, and metals industries. We will continue to focus our efforts on these industries, but we will seek to apply the technical expertise that we have developed to other industries.

o Leverage our expertise through sale of engineering consulting services. Our Process Automation group has developed a significant amount of expertise in manufacturing processes. In the past, we have provided field service to customers of our products pursuant to our warranty or an extended service plan. We are currently expanding these services to provide applications, hardware and systems engineering consulting services to our customers to improve the integration and performance of their process automation technology.

         Competition

         The process automation industry is a highly competitive environment that has undergone considerable consolidation over the past few years. The industry is populated with numerous large process control vendors, many of which have substantially greater financial, marketing and other resources than we have. Examples include such companies as Foxboro, Siemens, Honeywell and Emerson. The principal factors affecting competition include price, technology, ease of use, reliability, application experience and support programs, and the financial stability of the supplier. We compete by ensuring that our new product development protects our customers' previous investments in applications software and process I/O, thereby significantly increasing barriers to change.

         Customers

         We have provided over 300 process control systems to an installed base of over 125 customers worldwide. In 2000, approximately 10% of our worldwide Process Automation revenue was generated from end users outside the United States. Our customers include, among others, Archer Daniels Midland Company, Aristech, Bethlehem Steel Corporation, Cargill Incorporated, Eastman Chemical Company, Formosa Plastics Company, GE Plastics, Merck & Co., Inc., Miller Brewing Company, and Westinghouse Savannah River Company. For the year ended December 31, 2000, one process automation customer (Westinghouse Savannah River Company) accounted for approximately 11% of our consolidated revenues.

         Sales and Marketing

         We market our products and services through a network of direct sales staff, agents and representatives, systems integrators and strategic alliance partners. We employ a direct sales force in the continental United States that is regionally based, market focused and trained on its product and service offerings. Market-oriented business and customer development teams define and implement specific campaigns to pursue opportunities in the power, process and manufacturing marketplaces. This effort is supported by a regional support organization focused on the current customer installed base.

          Our ability to support our multi-facility, international and/or multinational clients is facilitated by our network of offices in the U.S. and overseas. We maintain U.S. offices in:

o        Louisiana                          o        Pennsylvania
o        Maryland                           o        South Carolina
o        Minnesota                          o        Texas
o        North Carolina

         In addition to our domestic offices, our ability to conduct international business is enhanced by our multilingual and multicultural work force. We have strategic relationships with systems integrators and agents representing our interests in:

o        Belgium                            o        Taiwan
o        Korea                              o        People's Republic of China
o        Netherlands

Competitive Advantage

         We believe that we are in a strong position to compete in both the Power Simulation and Process Automation markets based upon the following strengths:

o Technical and Applications Expertise. We are a leading innovator and developer of real-time software with more than 30 years of experience producing high fidelity real-time simulators and over 25 years in producing fully integrated computerized process control systems in more than 25 countries. As a result, we have acquired substantial applications expertise in the energy and industrial process industries. We employ a highly educated and experienced multinational workforce of more than 250 employees, including approximately 180 engineers and scientists. Approximately half of our engineers and scientists have advanced science and technical degrees in fields such as chemical, mechanical and electrical engineering, applied mathematics and computer sciences.

o Proprietary Software Tools. We have developed a library of proprietary software tools including auto-code generators and system models that substantially facilitate and expedite the design, production and integration, testing and modification of software and systems. These tools are used to automatically generate the computer code and systems models required for specific functions commonly used in simulation and process control applications, thereby enabling us or our customers to develop high fidelity real-time software quickly, accurately and at lower costs.

o Open System Architecture. Our software products and tools are executed on standard operating systems with third-party off-the-shelf hardware. The hardware and operating system independence of our software enhances the value of our products by permitting customers to acquire less expensive hardware and operating systems. Our products work in the increasing popular Microsoft operating environment, allowing full utilization and integration of numerous off-the-shelf products for improved performance.

o International Strengths. Approximately half of our 2000 revenue was derived from international sales of our products and services. We have a multinational sales force with offices located in Nykoping, Sweden, and Tokyo, Japan and agents and representatives in 22 other countries. To capitalize on international opportunities and penetrate foreign markets, we have established strategic alliances and partnerships with several foreign entities.

Avantium

         During 1999 and 2000, we created and implemented our VirtualPlant business and marketing strategy. VirtualPlant combines simulation with control systems to create a real-time representation of an operating manufacturing plant. VirtualPlant allows a customer to create an environment for simulation-enhanced experimentation, thereby reducing the amount of physical experimentation necessary to achieve an optimal design for a new process product.

         In early 2000, we determined that outside investment was required to support our VirtualPlant business. Since we were unsuccessful in attracting the needed capital on acceptable terms, we decided to sell the VirtualPlant assets to Avantium in exchange for Avantium stock. The sale was completed in March 2001 and included certain of our fixed assets and intellectual property (including BatchCAD and BatchWizard software products), and the transfer of certain of our personnel in the U.S. and the UK to Avantium.

         In exchange for these assets, we received eight percent of Avantium's stock, thus increasing our equity interest in Avantium to approximately 19%. We also retain one seat on the supervisory board of Avantium. We have licensed our process control and simulation software exclusively to Avantium solely for the research and development market. This licensing arrangement includes free updates to the software. In return, we received a royalty-free license to use any upgrades of the software produced by Avantium in the manufacturing market. We also received a royalty-free license to use and produce upgrades of the BatchWizard Software owned by Avantium in the manufacturing market. We intend to continue our relationship with Avantium in product development and marketing so that common clients will be able to use Avantium's VirtualPlant technology to develop scalable products that will fit together at the manufacturing level with our process control and simulation products. We hope this relationship will accelerate introduction of new products and reduce our research and development costs.

         Avantium is a leading research and development (R&D) solutions provider in process development for the pharmaceuticals, chemicals, and energy industries. Avantium uses high throughput experimentation and simulations technology to investigate and screen tens to hundreds of new product formulations and process parameters simultaneously. Avantium provides added value by discovering catalysts and optimizing chemical processes to reduce manufacturing costs through the use of more efficient processes and by developing alternatives to the current multi-step synthetic pathways that are energy and capital intensive. According to Avantium's market research, companies are actively seeking outsourcing partners to accelerate the time to market of new products as well as to improve operating margins on existing products without the costly burden of developing in-house solutions.

         Avantium possesses a hybrid business model that enables it to benefit from the nature of contract R&D services while also offering upside potential for royalties through internal discovery. The three components of their business model are: (1) providing contract R&D services to the pharmaceuticals, chemical and energy industries which may give Avantium a steady stream of revenues; (2) investing in its discovery program for novel catalysts and chemical processes both internally and in collaboration with three Dutch universities; and (3) selling and licensing high throughput enabling technology to chemical and other industrial companies for their own use in development of chemical processes.

Research and Development and Capitalized Software Development Costs

         We expend significant amounts on the development and maintenance of our suite of simulation and process automation products, as well as on new product research and development. For the years ended December 31, 2000, 1999 and 1998, gross research and product development expenditures were $3.6 million, $5.4 million, and $4.3 million, respectively. Capitalized software development costs totaled $1.9 million, $2.5 million, and $2.3 million for the years ended December 31, 2000, 1999 and 1998. See Note 2, Summary of significant accounting policies, in the "Notes to Consolidated Financial Statements" for a discussion of our policy regarding capitalization of software development costs.

         Our development activities have historically involved adding new capabilities to our family of simulation and process automation products, improving ease of use or converting our products for use on new computer platforms. In 2000, we completed the development of our VPbatch product, which is the Windows NT version of our FlexBatch Recipe and Process Management software, and we completed the development of version 10.2 (released in December
2000) of our D/3 Distributed Control System. We are also developing simulation code generation tools applicable to the fossil power industry. These tools are designed to combine high fidelity modeling with easy to use graphic interfaces to quickly build models for fossil plant simulators.

Contract Backlog

          We do not reflect an order in backlog until we have received a contract that specifies the terms and milestone delivery dates. As of June 30, 2001, our aggregate contract backlog totaled approximately $23.9 million, with $17.4 million in contract backlog for our Power Simulation business and $6.5 million in contract backlog for our Process Automation business. Of this $23.9 million backlog, we estimate that we may be able to convert up to $21.3 million to revenue by June 30, 2002. As of June 30, 2000, the contract backlog totaled $28.7 million, made up of $22.3 million for our Power Simulation business and $6.4 million for our Process Automation business.

Segment Information and Information about Geographic Areas

         See Note 18, Segment information, in the "Notes to Consolidated Financial Statements" for a discussion of our business segments.

Intellectual Property Rights

         We regard our software as proprietary and rely on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions, and technical measures to protect our proprietary right in our products. We distribute our software products under software license agreements that grant customers nonexclusive licenses for the use of our products, which are nontransferable. Use of the licensed software is restricted to designated computers at specified sites, unless the customer obtains a site license for its use of the software. Software and hardware security measures are also employed to prevent unauthorized use of our software, and the licensed software is subject to terms and conditions prohibiting unauthorized reproduction of the software.

         Our registered trademarks include D/3, D/3 DCS, SABL, TotalVision, and RETACT. Registration is pending or is being considered for other relevant trademarks, including GFLOW+, GLOGIC+, GCONTROL+, and GPower+. Some of our trademarks have also been registered in foreign countries. We also claim trademark rights to SimSuite Power, SimSuite Pro, Java Applications & Development Environment (JADE), SimExec, eXtreme I/S, RACS, PEGASUS Plant Surveillance and Diagnosis System, SIMON, Vista PIN, VPTV, and VPbatch.

         In addition, we maintain federal statutory copyright protection with respect to our software programs and products, have registered copyrights for some of the documentation and manuals related to these programs, and maintain trade secret protection on our software products.


Legal Proceedings

         We are from time to time involved in legal proceedings incidental to the conduct of our business. We currently are not a party to any legal proceedings, which, in the opinion of management, are likely to have a material adverse effect on our business, financial condition or results of operations.

Employees

         As of December 31, 2000, we had 303 employees, a 26% decrease from December 1999. The reductions were primarily associated with our restructuring of our Process Automation business. As of June 30, 2001, our census was 265 employees. These further reductions are primarily associated with the sale of the VirtualPlant business to Avantium, further restructuring of our Process Automation business, and normal attrition.

Properties

         Our Power Simulation business is located at our facility in Columbia, Maryland (approximately 53,000 square feet) which also houses our corporate headquarters offices and support functions. Our Process Automation business is located in our Baltimore, Maryland facility (34,000 square feet). The leases for both of these facilities expire in 2008. In addition, we lease office space domestically in Georgia, Louisiana, Texas, Pennsylvania, North and South Carolina, and internationally in Japan and Sweden. We lease these facilities for terms ending between 2001 and 2002. In March 2001, our lease for our UK operations was transferred to Avantium as part of the VirtualPlant asset sale.

                                   Management

         Our directors and executive officers are as follows:

Name                                                            Age           Principal Positions

Chin-Our Jerry Jen                                              52     Chief Operating Officer,
                                                                         President and Director, term expires 2002
Gill R. Grady                                                   43     Senior Vice President
Harold D. Paris                                                 46     Senior Vice President, Power Simulation
Jeffery G. Hough                                                46     Senior Vice President, Chief Financial
                                                                       Officer,  Secretary and Treasurer
Sheldon L. Glashow, Ph.D. (3)                                   68     Director, term expires 2002
Scott N. Greenberg                                              44     Director, term expires 2003
Joseph W. Lewis (3)                                             66     Director, term expires 2003
John A. Moore, Jr. (2)                                          48     Director, term expires 2004
Jerome I. Feldman (1), (2)                                      72     Chairman of the Board and Director, term
                                                                         expires 2004
George J. Pedersen (1), (2)                                     65     Director, term expires 2004
Roger L. Hagengruber, Ph.D. (3)                                 59     Director, term expires 2002


(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.


         Chin-Our Jerry Jen has served as our President and a Director since March 2001. Since 2000, Mr. Jen has served as our Chief Operating Officer with responsibility for both our Power Simulation and Process Automation businesses. From 1997 to his appointment as President in 2001, Mr. Jen served as Senior Vice President of our Power Simulation business. Mr. Jen has served in various engineering and senior management positions with our company and its predecessors since 1980.

         Gill R. Grady has served as our Senior Vice President since 1999 and is currently responsible for business development and certain administrative functions such as investor relations, human resources, contract administration and information technology. From 1999 to 2000, he served as Senior Vice President of Operations for our Process Automation business. From 1997 to 1999, he served as Vice President of Business Development for our Power Simulation business. Mr. Grady has served in various management positions in business operations, business development, marketing and project management with our company and its predecessors since 1980. Mr. Grady also serves as our liaison with the Department of Energy and with Congress for funding related to our Eastern European activities.

         Harold D. Paris has served as Senior Vice President in charge of our Power Simulation business since May 2001. Previously, Mr. Paris served as Vice President of Sales and Marketing for the Power Simulation business, and has served in various marketing and operations management positions with our company and its predecessors since 1980.

         Jeffery G. Hough has served as our Senior Vice President, Chief Financial Officer, Secretary and Treasurer since 1999. From 1995 to 1998, Mr. Hough served as Chief Financial Officer and Treasurer of Yokogawa Industrial Automation America, Inc., a supplier of process control equipment. From 1982 through 1995, he held various financial management positions with two other suppliers of process control equipment, ABB Process Automation and Leeds & Northrop. Mr. Hough was an auditor for Price Waterhouse from 1977 to 1982.

          Sheldon L. Glashow, Ph.D. has served as a Director since 1995. Dr. Glashow is the Higgins Professor of Physics Emeritus at Harvard University, and a University Professor and the Arthur G.B. Metcalf Professor of Mathematics & the Sciences at Boston University since July 2000, and previously taught physics at other major universities in Massachusetts, Texas, California and France. In 1979, Dr. Glashow received the Nobel Prize in Physics. Dr. Glashow has been a director of GP Strategies since 1997; a director of General Physics Corporation, an industrial and government training and services company, since 1987; a director from 1985 to 1995 of GTS Duratek, Inc., an environmental technology and consulting company; and a director of Interferon Sciences, Inc., a pharmaceuticals company, since 1991. Dr. Glashow is a foreign member of the Russian Academy of Sciences.

          Scott N. Greenberg has served as a Director since 1999 and had previously served as a Director from 1994 to 1995. Mr. Greenberg has served on the board of directors of GP Strategies since 1987. Mr. Greenberg is the President of GP Strategies and has served as its Chief Financial Officer since 1989. Mr. Greenberg has served as Vice President and a director of SGLG, Inc., an industrial and government training and consulting company, since 1991. Mr. Greenberg has also served as a director since 1987 of General Physics Corporation. From 1991 to January 1995, Mr. Greenberg was a director of GTS Duratek, Inc.

          Joseph W. Lewis has served as a Director since 2000. In 1998, Mr. Lewis retired from Johnson Controls, Inc. after 39 years of service, including his tenure from 1986 to 1998 as Executive Vice President with responsibilities for its Controls Group. Mr. Lewis is Chairman of the Board of DryKor Ltd of Israel. He has served as a director of Wheaton Franciscan Services, Inc., a multi-system health care provider, since 1991 and has served as its Treasurer since 1993. He also served as a director of Entek IRD International until its sale to Allen Bradley, a division of Rockwell International Corporation.

          John A. Moore, Jr. has served as a Director since 1997. Mr. Moore has served as Executive Vice President and Chief Financial Officer of ManTech since 1993. Mr. Moore also serves as a director and in an executive capacity for a number of ManTech subsidiaries. Prior to joining ManTech in 1982, he was a supervisory auditor for the Defense Contract Audit Agency.

          Jerome I. Feldman has served as a Director since 1994 and as Chairman of the Board since 1997. Mr. Feldman co-founded GP Strategies in 1959 and has served as its Chairman of the Board and Chief Executive Officer since its founding. Mr. Feldman has been a director of Five Star Products, a wholesale distributor of home decorating, hardware and finishing products, since 1994. Mr. Feldman is Chairman of the New England Colleges Fund and Trustee of the Northern Westchester Hospital.

          George J. Pedersen has served as a Director since 1994 and as Chairman of our Executive Committee since 1997. Mr. Pedersen co-founded ManTech in 1968 beginning as Vice President and Secretary/Treasurer. He has served as its Secretary since 1968 and was elected Chairman of its board of directors in 1979. In 1995, Mr. Pedersen was elected to the additional positions of President and Chief Executive Officer of ManTech. Mr. Pedersen has served as President and/or Chairman of the Board of a number of ManTech subsidiaries. On June 12, 2001, Mr. Pedersen became a director of GP Strategies. Mr. Pedersen also serves as a director, Vice President and a member of the Executive Committee of the Professional Services Council; a Trustee and a member of the Executive Committee of the National Security Industrial Association; a Trustee of the Naval Undersea Museum Foundation; and as a director of the Ivymount School. Mr. Pedersen currently serves as Chairman of the Board of MARE, Inc., Chairman of the Board of the Institute of Software Research and Chairman of the Board of Praxa Limited, an information technology systems integrator headquartered in Melbourne, Australia.

          Roger L. Hagengruber, Ph.D. has served as a Director since June 2001. Dr. Hagengruber is the Senior Vice President for National Security at Sandia National Laboratories where he has served as an officer for over 15 years. In his current position, he oversees activities in arms control, satellite and sensor systems, security, and international programs that include an extensive set of projects within the states of the former Soviet Union. He holds B.S., M.S. and Ph.D. degrees from the University of Wisconsin with his doctorate in nuclear physics. He is also a graduate of the Industrial College of the Armed Forces.

Board Committees

          Executive Committee. The Executive Committee consists of George J. Pedersen (Chairman) and Jerome I. Feldman. The Executive Committee has the authority to exercise all powers of the board, except for actions that must be taken by the full board under the Delaware General Corporation Law.

          Audit Committee. The Audit Committee consists of Dr. Sheldon L. Glashow, Joseph W. Lewis and Dr. Roger L. Hagengruber. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of our internal accounting controls.

          Nominating Committee. The Nominating Committee consists of Jerome I. Feldman and George J. Pedersen. The Nominating Committee selects and recommends nominees for election as members of the board of directors.

          Compensation Committee.  The Compensation Committee consists of Jerome
I. Feldman, John A. Moore, Jr. and George J. Pedersen (Chairman). The Compensation Committee is responsible for determining compensation for our executive officers and for administering and granting awards under our Long-Term Incentive Plan.

Director Compensation

         We pay our Directors who are not employees of GSE Systems, non-management Directors, an annual fee of $5,000 for their service and $1,500 for each board meeting that they attend. Officers who are full-time employees and are also Directors do not receive any fee or remuneration for services as members of the board of directors or any board committee.

         At the discretion of the board, each person who becomes a non-management Director may receive an initial grant of options under the GSE Systems 1995 Long-Term Incentive Plan to purchase shares of common stock having an exercise price per share equal to the fair market value of the common stock on the date such person first becomes a Non-Management Director. Also at the discretion of the board, under the plan, each non-management Director serving as a Director on December 31 of each calendar year may receive options to purchase shares of common stock with an exercise price per share equal to the fair market value of the common stock on that date. Usually, options granted under the plan to non-management Directors become exercisable in three installments with 40% vesting on the first anniversary of the date of grant and 30% vesting on each of the second and third anniversaries of the date of grant, subject to acceleration under certain circumstances such as a change of control.

         In 2000, Messrs. Glashow, Lewis and Schefler (former Director) were each granted options to purchase 10,000 shares of common stock at an exercise price of $7.50. Messrs. Carnavos and Southern (each a former Director) were each granted options to purchase 100,000 shares of common stock at an exercise price of $4.75.

         In 1999, we entered into agreements with Messrs. Feldman, Greenberg, Pedersen and Moore to serve as executive employees, providing strategic planning in acquisitions and divestitures, management of financing arrangements, and customer and other business development activities. Salaries paid under these agreements in 2000 were $120,000 each to Messrs. Feldman and Pedersen and $60,000 each to Messrs. Greenberg and Moore.

         In 1999, as a management employee incentive, Messrs. Feldman and Pedersen were each granted options to purchase 100,000 shares of common stock at an exercise price of $3.3125; Messrs. Greenberg and Moore were each granted options to purchase 50,000 shares of common stock at an exercise price of $3.3125. These options have a target stock value and vest immediately following a 30-day trading-day period in which the target stock value has been met or exceeded (target stock value of $8.00, 35% vested; target stock value of $10.00, 100% vested), or vest at 100% on the fifth anniversary of the date of grant.


Executive Compensation

         The following table sets forth information as to the compensation paid our principal executive officer and our four other most highly compensated executive officers for the fiscal years ended December 31, 2000, 1999, and 1998.


                           Summary Compensation Table

                                                     Annual                   Long-Term
                                                  Compensation            Compensation Awards


                                                                              Securities
                                                                              Underlying          All Other
Name and Principal Position             Year     Salary      Bonus            Options (#)         Compensation

Christopher M. Carnavos(9)              2000       $223,600      $5,000  (1)          100,000               $3,295  (2)
     President & CEO                    1999        221,618      50,000               100,000               57,013
                                        1998        206,923      25,000                40,000               28,978

Brian K. Southern(9)                    2000       $180,654     $10,000  (1)          100,000               $3,573  (3)
     Sr. Vice President                 1999        166,000      25,000                50,000               37,732
                                        1998        118,042      15,000                30,000               35,030

Bruce E. Manthey(9)                     2000       $175,673     $91,427  (4)              -0-               $2,701  (5)
     Sr. Vice President                 1999            -0-         -0-                55,000  (6)             -0-
                                        1998            -0-         -0-                   -0-                  -0-

Jeffery G. Hough                        2000       $160,615     $15,000  (1)              -0-               $3,602  (7)
     Sr. Vice President & CFO           1999        137,308      10,000                75,000               49,125
                                        1998            -0-         -0-                   -0-                  -0-

Chin-Our Jerry Jen                      2000       $152,385     $15,000  (1)              -0-               $3,057  (8)
     Sr. Vice President & COO           1999        140,000      25,000                50,000                4,008
                                        1998        120,202         -0-                10,000                2,997

----------------------------
(1) Bonus paid for 1999 performance of GSE Systems.
(2) Consists of $2,303 for GSE Systems retirement plan matching and $992 for executive group term life insurance premiums. (3) Consists of $3,102 for GSE Systems retirement plan matching and $471 for executive group term life insurance premiums. (4) Hiring bonus paid in 2000 plus performance bonuses paid for 1st, 2nd and 3rd quarters of 2000. (5) Consists of $1,390 for GSE Systems retirement plan matching and $1,311 for executive group term life insurance premiums. (6) Options granted upon hiring in late December 1999.
(7) Consists of $2,889 for GSE Systems retirement plan matching and $713 for executive group term life insurance premiums. (8) Consists of $2,045 for GSE Systems retirement plan matching and $1,012 for executive group term life insurance premiums. (9) In 2000, the GSE Systems had severance agreements with Messrs. Carnavos, Southern and Manthey requiring payments for each which would amount to more than $100,000. Such agreements became effective in 2001 with the resignation of Mr. Carnavos and the termination of Messrs. Southern and Manthey as employees of GSE Systems.

         Stock Options

         The following table provides information on stock options granted to the named executive officers during 2000. Only non-statutory stock options were granted under the Plan.

                        Option Grants In Last Fiscal Year

                                                                                                   Potential Realizable Value at
Name                           Number of              Percent of                              Assumed Annual Rates of Stock Price
                               Securities           Total Options                                Appreciation for Option Term (3)
                               Underlying             Granted to     Exercise or
                                Options              Employees in     Base Price   Expiration
                              Granted (#)          Fiscal Year (2)    ($/share)       Date       0%             5%          10%

_______________________       ____________        _______________     __________   ________     _________________________________
Christopher M. Carnavos            100,000  (1)         33.9%              $4.750  02/07/07     $0         $193,373     $450,641
Brian K. Southern                  100,000  (1)         33.9%              $4.750  02/07/07     $0         $193,373     $450,641
Bruce E. Manthey                         0
Jeffery G. Hough                         0
Chin-Our Jerry Jen                       0

___________________________


(1)       These options immediately vested.

(2) In addition to the option grants to the executive officers reported in the table, options with an average exercise price of $5.76 covering a total of 95,000 shares of common stock were granted to seven (7) other employees during 2000.

(3) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. A 0% increase in stock price will result in $0 gain for the optionees. The potential realizable amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5% and 10% appreciation rates set by the SEC, compounded annually and, therefore, are not intended to forecast possible future appreciation, if any, of our stock price.


         Options Exercises and Holdings

                  The following table summarizes the value of all outstanding options for the executive officers named in the Summary Compensation Table as of December 31, 2000.


                          Fiscal Year-End Option Values

                                                          Number of
                                                    Securities Underlying                Value of Unexercised
                                                         Unexercised                         In-the-Money
                                                          Options at                          Options at
                                                      December 31, 2000                   December 31, 2000

Name                                          Exercisable/Unexercisable (1)              Exercisable/Unexercisable

Christopher M. Carnavos                                 181,000/89,000                           0/0

Brian K. Southern                                       121,000/59,000                           0/0

Bruce E. Manthey                                        24,000/33,000                            0/0

Jeffery G. Hough                                        10,000/65,000                            0/0

Chin-Our Jerry Jen                                      37,000/48,000                            0/0


-----------------------------
(1) Pursuant to the severance agreements in 2001 for Messrs. Carnavos and Manthey, all unvested options became immediately vested and are currently exercisable. Pursuant to the severance agreement in 2001 for Mr. Southern, the unexercisable options (53,000 shares) lapsed upon his termination of employment.

            Employment Agreements

         On March 10, 2000, we entered into change of control agreements with Mr. Jen and Mr. Hough. Under these agreements, in the event of a termination of the executive's employment following a change of ownership structure, the executive is entitled to continuation of salary and bonus and all benefits for up to 12 months following termination of employment. The executive is also entitled to a bonus of 35% of base pay.

            Executive Compensation Plan

            On May 3, 2001, we established an Executive Compensation Plan for Jerry Jen, who was appointed President on March 27, 2001. This plan is in effect for fiscal year 2001 and provides for a performance bonus of up to $50,000 and immediate vesting of up to all of the stock options issued to Mr. Jen during 2001 upon achievement of certain performance milestones. Mr. Jen has been issued 25,000 stock options during 2001.

                      Beneficial Ownership of Common Stock

         The following table sets forth information regarding beneficial ownership of our common stock, as of June 15, 2001, by: (i) each stockholder who is known by us to own beneficially more than five percent of the outstanding common stock, (ii) each of our current directors, (iii) each of our current executive officers named in the Summary Compensation Table, and (iv) all of our current directors and executive officers as a group. Except as otherwise indicated below, we believe that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

         In preparing the following table, we have relied on the information contained in the Statements on Schedule 13G previously filed by ManTech and GP Strategies, and Schedule 13G/A filed for 2000 by Benson & Associates LLC and Hathaway & Associates, Ltd. Certain of the shares reported in the following table may be deemed to be beneficially owned by more than one person and therefore may be included in more than one table entry.

                                           Number of                  Percent of
                                        Common Stock                 Outstanding
                                    Shares Beneficially Owned      Common Stock

Name of Beneficial Owner
Certain Beneficial Owners

GP Strategies Corporation(1).............................1,325,250                     24.7%
9 West 57th Street
New York, NY 10019


ManTech International Corporation (2) ...................1,224,265                     22.8%
12015 Lee Jackson Highway
Fairfax, VA 22033

SGLG, Inc. ...............................................875,000                      16.8%
9 West 57th Street
New York, NY 10019

Benson Associates, LLC(3) .................................542,703                     10.4%
111 S.W. Fifth Avenue, Suite 2130
Portland, OR 97204

Hathaway & Associates, Ltd.................................366,600                      7.1%
119 Rowayton Avenue
Rowayton, CT 06853


Directors and Executive Officers (4)

Jerome I. Feldman(5) ....................................1,325,250                     24.7%

Scott N. Greenberg(6) ...................................1,308,700                     24.5%

John A. Moore, Jr.(7) ...................................1,151,465                     21.5%

George J. Pedersen (8)...................................1,137,584                     21.2%

Chin-Our Jerry Jen(9) .....................................35,800                          *

Sheldon L. Glashow (10)....................................18,908                          *

Jeffery G. Hough (11) .....................................17,500                          *

Gill R. Grady (12) ........................................11,600                          *

Joseph W. Lewis (13) ........................................4,000                         *

Roger L. Hagengruber...........................................-0-                         *

Directors and Executive Officers as a group
   (10 persons) .........................................2,564,523                     49.4%
______________________________

* Indicates less than one percent.

(1) Includes 16,550 shares subject to option owned directly by Mr. Feldman (see
Note 5 below), 875,000 shares owned by SGLG, Inc. (SGLG), 250,000 shares owned by General Physics Corporation (GPC) and 33,700 shares owned by GP Strategies. Also includes 150,000 shares issuable to GP Strategies upon the exercise of warrants which are currently exercisable. GP Strategies, a company in which Mr. Feldman has a controlling interest, owns GPC as well as a controlling interest in SGLG. GP Strategies disclaims beneficial ownership of all shares, including those subject to option, owned directly by Mr. Feldman.

(2) Includes 72,800 shares and shares subject to option owned directly by Mr. Pedersen (see Note 8 below), 86,681 shares and shares subject to option owned directly by John A. Moore, Jr. (see Note 7 below), and 914,784 shares owned by ManTech. Also includes 150,000 shares issuable to ManTech upon the exercise of warrants which are currently exercisable. ManTech disclaims beneficial ownership of all shares owned directly by Messrs. Pedersen and Moore.

(3) Persons other than Benson Associates, LLC have the right to receive dividends from, or the proceeds of, the sale of such common stock. No such right to receive proceeds or dividends relates to more than 5 percent of the class.

(4) The address of all Directors and Executive Officers is in care of GSE Systems, Inc., 9189 Red Branch Road, Columbia, MD 21045.

(5) Includes 33,700 shares owned by GP Strategies, 875,000 shares owned by SGLG and 250,000 shares owned by GPC, and 150,000 warrants which are owned by GP Strategies and are currently exercisable (see Note 1 above). Mr. Feldman disclaims beneficial ownership of all the shares owned by GP Strategies, SGLG and GPC. Also includes 16,550 shares issuable upon the exercise of options which are currently exercisable.

(6) Includes 33,700 shares owned by GP Strategies, 875,000 shares owned by SGLG and 250,000 shares owned by GPC, and 150,000 warrants which are owned by GP Strategies and are currently exercisable (see Note 1 above). Mr. Greenberg is the President, Chief Financial Officer and a director of GP Strategies and disclaims beneficial ownership of all the shares owned by GP Strategies, SGLG and GPC.

(7) Includes 83,925 shares owned directly by Mr. Moore and 914,784 shares owned by ManTech, and 150,000 warrants which are owned by ManTech and are currently exercisable (see Note 2 above). Mr. Moore is a stockholder of ManTech and serves as its Chief Financial Officer. Mr. Moore disclaims beneficial ownership of the shares owned by ManTech. Also includes 2,756 shares issuable upon the exercise of options which are currently exercisable.

(8) Includes 56,250 shares owned directly by Mr. Pedersen and 914,784 shares owned by ManTech, and 150,000 warrants which are owned by ManTech and are currently exercisable (see Note 2 above). Mr. Pedersen is a controlling stockholder of ManTech and serves as its Chairman, President and Chief Executive Officer. Mr. Pedersen disclaims beneficial ownership of the shares owned by ManTech. Also includes 16,550 shares issuable upon the exercise of options which are currently exercisable.

(9) Includes 3,800 shares owned directly by Mr. Jen and 32,000 shares issuable upon the exercise of options which are currently exercisable. Mr. Jen was appointed President and Director on March 27, 2001.

(10) Includes 8,129 shares owned directly by Dr. Glashow and 10,779 shares issuable upon the exercise of options which are currently exercisable.

(11) Includes 17,500 shares issuable upon the exercise of options which are currently exercisable.

(12) Includes 11,600 shares issuable upon the exercise of options which are currently exercisable.

(13) Includes 4,000 shares issuable upon the exercise of options which are currently exercisable. Mr. Lewis was elected to the board on March 10, 2000.

                              Certain Transactions

         On August 17, 1998, we entered into warrant agreements with ManTech and GP Strategies in consideration for their respective guarantees/support services in connection with our credit facilities. Each warrant agreement is exercisable for 150,000 shares of our common stock at an exercise price of $2.375 per share and with a term ending on August 16, 2003.

         On January 27, 2000, we issued 116,959 shares of our common stock to ManTech for $500,000. The proceeds of the stock issuance were used for working capital.

         On March 23, 2000, we entered into a loan and security agreement with a bank for a new credit facility with a maturity date of March 23, 2003. In connection with the new credit facility, ManTech provided a one-year $900,000 standby letter of credit to the bank as additional collateral for the facility. In addition, GP Strategies provided a limited guarantee totaling $1,800,000 and ManTech provided a limited guarantee totaling $900,000. In July 2000, ManTech's guarantee was converted into a second one-year $900,000 standby letter of credit to the bank, which was also used as additional collateral for our credit facility. We are allowed to borrow up to 100% of the value of these two letters of credit.

         Due to our cash situation at the end of 2000, we experienced some difficulties in procuring supplies from our vendors for business operations. At our request, ManTech orally agreed to purchase supplies on our behalf starting in late January 2001. ManTech deals directly with the vendor, orders the supplies that we need, and has the products shipped per our instructions. ManTech pays the vendor directly. They have provided this service throughout most of 2001, as required. The products purchased by ManTech under this arrangement include third party hardware and software. ManTech provides this service at cost plus 3% to cover their administrative purchasing functions. As of July 31, 2001, we owed ManTech approximately $521,689 under this arrangement. This arrangement can be terminated by ManTech at any time. There is currently no requirement to pay interest on the amount due under this oral agreement.

         In the fourth quarter of 2000, we issued a demand promissory note to ManTech that allows us to borrow up to $1.8 million at an interest rate of prime plus one percent. As of December 31, 2000, we had borrowed $1.6 million, which was used for working capital. The promissory note was secured by our pledge of our equity interest in Avantium International B.V., but such security interest was subordinate to the lien thereon held by our bank. In the first quarter of 2001, the promissory note was amended to increase the principal amount to $2.1 million. Subsequently, in the first quarter of 2001, and with ManTech's approval, we issued a replacement promissory note in the amount of $2.1 million to ManTech pursuant to which our obligations to ManTech became unsecured. The principal is payable over a two year period, in equal installments, commencing April 1, 2004, with interest payments to commence monthly on July 1, 2001. The note permits ManTech to convert the principal into GSE preferred stock at a conversion rate of $100 per share. ManTech has agreed to subordinate the note to our credit facility.

         On April 4, 2001, ManTech allowed our bank to draw upon the two outstanding letters of credit which were being used as additional collateral for our credit facility, thus paying down $1.8 million of our borrowings under the credit facility. On April 6, 2001, we amended the subordinated promissory note to ManTech, increasing the amount by $1.8 million to a total of $3.9 million. On June 25, 2001, we issued an additional promissory note in the amount of $1 million at an interest rate of prime plus 1% per annum to ManTech and used the loan proceeds for working capital purposes. This note is subordinated to our credit facility. This note must be repaid with the proceeds of this offering or subsequent offerings of stock to our stockholders. In the event insufficient funds are raised through this offering or any subsequent offering to our stockholders, payments of accrued interest only shall be payable commencing on January 1, 2002 and continuing through April 1, 2006 and payments of principal shall be payable in equal installments commencing on April 1, 2004 and continuing through final payment of the note on April 1, 2006.

         On August 2, 2001, our stockholders approved an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 8 million shares to 18 million shares in order, among other purposes, to permit ManTech to convert its $3.9 million promissory note into Series A preferred stock. ManTech has indicated that it intends to convert the $3.9 million promissory note into Series A preferred stock upon approval of the listing of the 1,474,480 shares of common stock underlying such shares on the American Stock Exchange. Following such listing, we intend to issue 39,000 shares of Series A preferred stock to ManTech in full payment of the $3.9 million promissory note. The Series A preferred stock has no voting rights and is subject to a holding period of one year from the date of issuance. In the event of liquidation or dissolution of GSE Systems, payment of available funds shall be made on the Series A preferred stock (including payment in satisfaction of dividend obligations) prior and in preference to common stock. The Series A preferred stock is convertible at the option of the holder at any time after issuance and prior to the third anniversary of issuance into common stock at a rate equal to its $100 liquidation value per share divided by a conversion price of $2.645 per share. The Series A preferred stock converts into an aggregate of 1,474,480 shares of common stock. The Series A preferred stock will bear dividends at the rate of 6% per annum on its $100 liquidation value per share payable quarterly. Dividends will accumulate if not paid quarterly and compound interest will accrue on any unpaid dividends. Upon conversion, accrued and unpaid dividends on shares of Series A preferred stock convert into a debt to the last holder of the such shares of Series A preferred stock. In connection with the issuance of the Series A preferred stock to ManTech, ManTech has advised us that it will grant GP Strategies an option to acquire 19,500 shares of the Series A preferred stock from ManTech at a price of $100 per share, or an aggregate of $1,950,000, plus any accrued and unpaid dividends. The independent members of our board of directors have approved the issuance of Series A preferred stock to ManTech.

         As of July 31, 2001, our total outstanding obligations to ManTech were $5,580,964, broken out as follows: two promissory notes totaling $4.9 million bearing interest at prime plus 1% per annum, $521,689 under a purchasing arrangement (described herein), and accrued interest since October 2000 of $159,275.

                          Description of Capital Stock

         The authorized capital stock of GSE Systems is 10 million shares consisting of eight million shares of common stock, par value $0.01 per share, and two million shares of preferred stock, par value $0.01 per share. At the special stockholders meeting on August 2, 2001, the stockholders approved an amendment to the charter to increase the authorized stock. Following the filing of this amendment to our charter, the authorized capital stock of GSE Systems will be 18 million shares of common stock, par value $0.01 per share, and two million shares of preferred stock, par value $0.01 per share. As of June 15, 2001 there were 5,193,527 shares of common stock and no shares of preferred stock outstanding.

Common Stock

         Subject to such preferential rights as may be granted by the board of directors in connection with the issuance of preferred stock, holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders. Distributions may be paid to the holders of common stock if and when declared by the board of directors out of funds legally available therefor. We do not intend to pay dividends on our common stock in the foreseeable future.

         Holders of common stock have no preemptive or other rights to subscribe for additional shares of common stock. Upon liquidation, dissolution or winding up, the holders of the common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities and subject to any prior rights of holders of preferred stock, if any, then outstanding.

Series A Preferred Stock

         Upon filing of the charter amendment and a certificate of designations for preferred stock, we intend to issue 39,000 shares of Series A preferred stock to ManTech to convert its $3.9 million promissory note into equity. We have determined that the conversion of this debt into preferred stock does not constitute a beneficial conversion. The Series A preferred stock will have no voting rights and is subject to a holding period of one year from the date of issuance. In the event of liquidation or dissolution of GSE Systems, payment of available funds shall be made on the Series A preferred stock (including payment in satisfaction of dividend obligations) prior and in preference to common stock. The Series A preferred stock is convertible at the option of the holder at any time after issuance and prior to the third anniversary of issuance into common stock at a rate equal to its $100 liquidation value per share divided by a conversion price of $2.645 per share. The Series A preferred stock converts into an aggregate of 1,474,480 shares of common stock. The Series A preferred stock will bear dividends at the rate of 6% per annum on its $100 liquidation value per share payable quarterly. Dividends will accumulate if not paid quarterly and compound interest will accrue on any unpaid dividends. Upon conversion, accrued and unpaid dividends on shares of Series A preferred stock convert into a debt to the last holder of the such shares of Series A preferred stock. In connection with the issuance of the Series A preferred stock to ManTech, ManTech has advised us that it will grant GP Strategies an option to acquire 19,500 shares of the Series A preferred stock from ManTech at a price of $100 per share, or an aggregate of $1,950,000, plus any accrued and unpaid dividends. The independent members of our board of directors have approved the issuance of Series A preferred stock to ManTech.

Preferred Stock

         Our board of directors is authorized to establish one or more additional classes of preferred stock and to determine, with respect to any class of preferred stock, the preferences, rights and other terms of such class. The authorized shares of preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by our stockholders unless the stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although the board of directors has no present intention of doing so, it could issue a class of preferred stock that could, depending on the terms of such class, impede a merger, tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Warrants

         On August 17, 1998, we entered into warrant agreements with ManTech and GP Strategies in consideration for their respective guarantees/support services in connection with our credit facilities. Each warrant agreement is exercisable for 150,000 shares of our common stock at an exercise price of $2.375 per share and with a term ending on August 16, 2003.

Certain Provisions of the Certificate of Incorporation and Bylaws

         The Certificate of Incorporation, as amended, and the Bylaws, as amended, of GSE Systems contain certain provisions that could make more difficult the acquisition of GSE Systems by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of GSE Systems to negotiate first with the board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms.

         Staggered Board of Directors. The Certificate of Incorporation and the Bylaws provide that the board of directors is divided into three classes with each class constituting approximately one-third of the total number of directors and the classes serving staggered three-year terms.

         Amendment of Certificate of Incorporation and Bylaws. The Certificate of Incorporation provides that the provisions therein relating to the staggered board of directors, the number of directors and vacancies on the board of directors may be amended, altered, changed or repealed only by the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of capital stock then entitled to vote, voting as a single class. The Certificate of Incorporation also provides that the Bylaws may be adopted, amended, altered, changed or repealed by the affirmative vote of a majority of the members of the board of directors. Any action taken by the stockholders with respect to adopting, amending, altering, changing or repealing any Bylaws may be taken only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the shares of capital stock then entitled to vote, voting as a single class.

         Number of Directors; Removal; Filling Vacancies. The Certificate of Incorporation provides that the number of directors will be fixed by the Bylaws. The Bylaws provide that the number of directors will be fixed by the board of directors. The board of directors has fixed the current authorized number of directors at nine. In addition, the Bylaws provide that the number of directors shall not be increased by 50% or more in any 12-month period without the approval of at least two-thirds of the directors then in office. The Certificate of Incorporation provides that any vacancies will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, the board of directors could temporarily prevent any stockholder from enlarging the board of directors and filling the new directorships with that stockholder's own nominees. The Certificate of Incorporation also provides that directors may only be removed by the stockholders for cause by the vote of the holders of at least a majority of the common stock or with or without cause by the vote of a majority of the directors then in office.

         No Stockholder Action by Written Consent. The Certificate of Incorporation and the Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders. They also prohibit stockholder action by written consent in lieu of a meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

         Advance Notice Provisions for Stockholder Nominations and Proposals. The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. This procedure provides that (i) only persons who are nominated by, or at the direction of, the board of directors, or by a stockholder who has given timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given timely written notice to the Secretary of such stockholder's intention to bring such business before the meeting. Except for stockholder proposals submitted in accordance with the federal proxy rules as to which the requirement specified therein shall control, notice of stockholder nominations or business to be conducted at a meeting must be received not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting if the notice is to be submitted at an annual meeting, or not later than 10 days following the day on which notice of the date of a special meeting was given if the notice is to be submitted at a special meeting.

                    Certain Federal Income Tax Considerations

            The following is a summary of material United States income tax consequences of the offering to the holders of the common stock upon the distribution of rights and to the holders of the rights upon their exercise.

            This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

            This summary is limited to those who have held the common stock, and will hold the rights and any shares acquired upon the exercise of rights, as "capital assets" within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and foreign taxpayers). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

            Holders are urged to consult their own tax advisors with respect to the particular U.S. federal income tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

            Distribution of Rights. Holders of our common stock will not recognize taxable income for federal income tax purposes upon distribution of the rights.

            Stockholder Basis and Holding Period of the Rights. Except as provided in the following sentence, the basis of the rights received by a stockholder as a distribution with respect to such stockholder's common stock will be zero. If, however, either (i) the fair market value of the rights on their date of issuance is 15% or more of the fair market value (on the date of issuance) of the common stock with respect to which they are received or (ii) the stockholder properly elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such common stock to the rights, then upon exercise or transfer of the rights, the stockholder's basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance of the rights.

            The holding period of a stockholder with respect to the rights received as a distribution on such stockholder's common stock will include the stockholder's holding period for the common stock with respect to which the rights were distributed.

            In the case of a purchaser of rights, the tax basis of such rights will be equal to the purchase price paid, and the holding period for such rights will commence on the day following the date of the purchase. For information on the persons to whom the rights can be transferred, as well as information on how the rights can be transferred, see "The Rights Offering -- Transferability of Rights."

            Transfer of the Rights. A holder who sells rights generally will recognize gain or loss in an amount equal to the difference between the amount realized and the tax basis, if any, of such rights. Unless (i) the board of directors extends the expiration date of the rights, and (ii) the holder sells his rights after holding them for more than one year, the holder's gain on the sale of rights will be short-term capital gain. (See "The Rights Offering -- Transferability of Rights").

            Lapse of the Rights. Holders who allow the rights received by them in this offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, if any, they own. Purchasers of the rights will recognize a loss equal to the tax basis of their rights, if such rights expire unexercised. Any loss recognized on the expiration of the rights acquired by a purchaser will generally be a capital loss. (See "The Rights Offering --Transferability of Rights").

            Exercise of the Rights; Basis and Holding Period of the Common Stock. Holders will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's basis in such rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

            Sale of Shares. The sale of shares will result in the recognition of gain or loss to the stockholder in an amount equal to the difference between the amount realized and the stockholder's basis in the shares. Gain or loss upon the sale of the shares will generally be long-term capital gain or loss if the holding period for the shares is more than one year.


                              Plan of Distribution

            We are offering shares of our common stock directly to you pursuant to this subscription rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this subscription rights offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

            We will pay the fees and expenses of Continental Stock Transfer & Trust Company, as subscription agent, and we have also agreed to indemnify the subscription agent from any liability it may incur in connection with the rights offering.

            On or about [ ], 2001, we will distribute the rights and copies of this Prospectus to individuals who owned shares of our common stock on the record date. If you wish to exercise your rights and subscribe for new shares of common stock, you should follow the procedures described under "The Rights Offering -- Procedure to Exercise Rights." The subscription rights generally are non-transferable; there are substantial restrictions on the transfer of the rights, as described under "The Rights Offering -- Restrictions on Transferability of Rights."

            Shares of GSE Systems common stock received through the exercise of subscription rights will be traded on the AMEX under the symbol "GVP," as our currently outstanding shares of common stock now trade.

                                  Legal Matters

          The validity of the issuance of the securities offered in this offering will be passed upon for us by Richard J. Luebke, Esq., our corporate general counsel.

                                     Experts

            The consolidated financial statements of GSE Systems, Inc. and subsidiaries as of December 31, 2000, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of GSE Systems, Inc. and its subsidiaries as of December 31, 1999, and for each of the two years in the period ended December 31, 1999 included in this registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       Where You Can Find More Information

            We have filed a registration statement on Form S-1 to register with the SEC the rights and the shares of our common stock to be issued upon the exercise of the rights. This prospectus is part of that registration statement. As allowed by the SEC's rules, this Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

            We file annual, quarterly and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1 (800) SEC-0330 for further information on the operation of the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                   Index to Consolidated Financial Statements


Annual Consolidated Financial Statements:
----------------------------------------
  Independent Auditors' Report .............................................F-2
  Report of Independent Accountants.........................................F-3
  Consolidated Balance Sheets as of December 31, 2000 and 1999 .............F-4
  Consolidated Statements of Operations for the years ended
     December 31, 2000, 1999 and 1998...................................... F-5
  Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2000, 1999 and 1998.................................F-6
  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2000, 1999, and 1998................................F-7
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2000, 1999 and 1998.......................................F-8
  Notes to Consolidated Financial Statements................................F-9

Unaudited Consolidated Financial Statements:

  Consolidated Balance Sheet as of June 30, 2001 (unaudited)...............F-28
  Consolidated Statements of Operations for the six months ended
     June 30, 2001 and June 30, 2000 (unaudited)...........................F-29
  Consolidated Statements of Comprehensive Income for the six months ended June 30,2001 and June 30, 2000 (unaudited)......................F-30
  Consolidated Statements of Cash Flows for the six months ended
     June 30, 2001 and June 30, 2000 (unaudited)...........................F-31
  Notes to Consolidated Financial Statements...............................F-32

Independent Auditors' Report




The Board of Directors and Stockholders
GSE Systems, Inc.:


We have audited the accompanying consolidated balance sheet of GSE Systems, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GSE Systems, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                                   /s/KPMG LLP

Baltimore, Maryland
March 30, 2001

Report of Independent Accountants



To The Board of Directors
and Stockholders of GSE Systems, Inc.:


In our opinion, the consolidated balance sheet as of December 31, 1999, and the related consolidated statements of operations, of comprehensive income (loss), of changes in stockholders' equity and of cash flows for each of the two years in the period ended December 31, 1999 present fairly, in all material respects, the financial position, results of operations and cash flows of GSE Systems, Inc. and its subsidiaries at December 31, 1999, and for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of GSE Systems, Inc. for any period subsequent to December 31, 1999.

                                               /s/ PricewaterhouseCoopers LLP


McLean, Virginia
February 29, 2000


                                                GSE SYSTEMS, INC. AND SUBSIDIARIES
                                                    CONSOLIDATED BALANCE SHEETS
                                                  (in thousands, except share data)
                                                                                              December 31,
                                                                                              2000        1999
                                               ASSETS


Current assets:
     Cash and cash equivalents                                                              $  1,465    $  2,695
     Restricted cash                                                                              30         255
     Contract receivables                                                                     14,489      16,881
     Inventories                                                                               1,587       3,255
     Prepaid expenses and other current assets                                                 2,520       2,207
     Deferred income taxes                                                                       277         146
         Total current assets                                                                 20,368      25,439

Investment in Avantium Technologies B.V                                                        2,895        --
Property and equipment, net                                                                    2,299       3,094
Software development costs, net                                                                5,067       5,395
Goodwill, net                                                                                  2,996       2,949
Deferred income taxes                                                                            847       3,251
Restricted cash                                                                                  503         480
Other assets                                                                                     974       2,419
         Total assets                                                                       $ 35,949    $ 43,027

                                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of long-term debt                                                      $  2,347    $  1,938
     Accounts payable                                                                          5,669       5,024
     Accrued expenses                                                                          2,115       3,965
     Accrued compensation and payroll taxes                                                    1,940       1,539
     Billings in excess of revenue earned                                                      1,366       3,077
     Accrued warranty reserves                                                                   462         620
     Income taxes payable                                                                        171          30
     Other current liabilities                                                                   776         581
         Total current liabilities                                                            14,846      16,774

Long-term debt                                                                                11,840       8,403
Accrued warranty reserves                                                                        550         680
         Total liabilities                                                                    27,236      25,857
Commitments and contingencies

Stockholders' equity
     Common stock $.01 par value, 8,000,000 shares authorized, shares issued and
         outstanding 5,193,527 in 2000 and 5,065,688 in 1999                                      52          50
         Additional paid-in capital                                                           22,230      21,691
         Retained earnings (deficit) - at formation                                           (5,112)     (5,112)
         Retained earnings (deficit) - since formation                                        (7,555)      1,259
         Accumulated other comprehensive loss                                                   (902)       (718)
             Total stockholders' equity                                                        8,713      17,170
             Total liabilities and stockholders' equity                                     $ 35,949    $ 43,027


  The accompanying notes are an integral part of these consolidated financial statements


                       GSE SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                            Years ended December 31,
                                                         2000        1999        1998
Contract revenue                                      $ 55,715    $ 66,699    $ 73,818

Cost of revenue                                         40,822      41,629      49,814

Gross profit                                            14,893      25,070      24,004

Operating expenses
     Selling, general and administrative                17,853      22,646      20,345
     Depreciation and amortization                       1,695       1,680       1,768
Total operating expenses                                19,548      24,326      22,113

Operating income (loss)                                 (4,655)        744       1,891

Gain (loss) on sales of assets                            (990)       --           550
Interest expense, net                                     (687)       (450)       (350)
Other income, net                                           55          40         326

Income (loss) before income taxes                        (6,277)        334       2,417

Provision for income taxes                                2,537         233       1,020

Net income (loss)                                      $ (8,814)   $    101    $  1,397

Basic earnings (loss) per common share                 $  (1.70)   $   0.02    $   0.28

Diluted earnings (loss) per common share               $  (1.70)   $   0.02    $   0.27


  The accompanying notes are an integral part of these consolidated financial statements.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                 (in thousands)
                                                           Years ended December 31,
                                                            2000       1999     1998

Net income (loss) ....................................   $(8,814)   $   101    $ 1,397

Foreign currency translation adjustment ..............      (184)       (33)      (532)

Comprehensive income (loss) ...........................  $(8,998)   $    68    $   865

     The accompanying notes are an integral part of these consolidated financial statements.


                       GSE SYSTEMS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (in thousands)

                                                                                      Retained Earnings     Accumulated
                                                      Common         Additional           (Deficit)           Other
                                                       Stock           Paid-in         At          Since    Comprehensive
                                              Shares      Amount       Capital      Formation    Formation       Loss       Total
Balance, January 1, 1998                      5,066        $ 50      $ 21,378      $ (5,112)      $ (239)      $ (153)    $15,924
Foreign currency translation adjustment         -           -              -             -            -          (532)       (532)
Fair value of warrants issued to non-employees  -           -             300            -            -             -         300
Net income                                      -           -              -             -         1,397            -       1,397
Balance, December 31, 1998                    5,066           50        21,678        (5,112)      1,158          (685)    17,089
Foreign currency translation adjustment         -           -             -             -            -             (33)       (33)
Fair value of warrants issued to non-employees  -           -               13          -            -              -          13
Net income                                      -           -             -             -            101            -         101
Balance, December 31, 1999                    5,066          50        21,691        (5,112)       1,259          (718)    17,170
Common stock issued for options exercised        11           -            40             -            -            -          40
Common stock issued to ManTech Intl. Corp.      117           2           499             -            -            -         501
Foreign currency translation adjustment          -           -             -              -            -          (184)       184)
Net loss                                         -           -             -              -       (8,814)           -      (8,814)
Balance, December 31, 2000                    5,194        $ 52      $ 22,230      $ (5,112)    $ (7,555)       $ (902)    $ 8,713

The accompanying notes are an integral part of these consolidated financial statements.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                         Years ended December 31,
                                                                                       2000          1999           1998
Cash flows from operating activities:
Net income (loss)                                                                   $ (8,814)        $ 101        $ 1,397
Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization                                                     3,882         3,481          3,492
     Foreign currency transaction gain                                                  (255)          (40)          (326)
     Fair value of warrants issued to non-employees                                        -           133            180
     Non-monetary consideration received for software licensed to
         Avantium Technologies B.V.                                                   (2,895)           -              -
     Deferred income taxes                                                             2,273           119            301
     (Gain) loss on sales of assets                                                      990            -            (550)
     Changes in assets and liabilities:
         Contract receivables                                                          1,939         4,382         (2,599)
         Inventories                                                                   1,554          (363)          (185)
         Prepaid expenses and other assets                                              (164)         (563)        (1,381)
         Accounts payable, accrued compensation and accrued expenses                    (690)       (1,888)        (2,600)
         Billings in excess of revenues earned                                        (1,599)       (3,282)            83
         Accrued warranty reserves                                                      (288)         (142)           102
         Other liabilities                                                              (561)          744          1,428
         Income taxes payable                                                            141          (121)          (114)
Net cash provided by (used in) operating activities                                   (4,487)        2,561           (772)

Cash flows from investing activities:
     Proceeds from sale of assets                                                          -           731          9,697
     Net cash paid for acquisition of businesses                                        (658)         (930)            -
     Net cash sold in disposition of business                                           (261)           -              -
     Capital expenditures                                                               (472)       (1,398)        (2,061)
     Capitalized software development costs                                           (1,868)       (2,460)        (2,304)
Net cash provided by (used in) investing activities                                   (3,259)       (4,057)         5,332

Cash flows from financing activities:
     Proceeds from issuance of common stock                                              542            -              -
     Proceeds from issuance of note payable to related party                           1,550            -              -
     Proceeds from issuance of notes payable                                             458            -              -
     (Restrictions) releases of cash as collateral under line of credit, net             202          (735)            -
     Increase (decrease) in borrowings under lines of credit                           3,044          (513)        (2,287)
     Proceeds from assignments of sales-type leases                                    1,141         3,432             -
     Other financing repayments                                                         (346)         (160)          (277)
Net cash provided by (used in) financing activities                                    6,591          2,024        (2,564)
Effect of exchange rate changes on cash                                                  (75)          (73)           (90)
Net increase (decrease) in cash and cash equivalents                                  (1,230)          455          1,906
Cash and cash equivalents at beginning of year                                         2,695         2,240            334
Cash and cash equivalents at end of year                                             $ 1,465       $ 2,695        $ 2,240

  The accompanying notes are an integral part of these consolidated financial statements.
                                                                                                                                  -


                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998


1.  Business and liquidity

       We develop and deliver business and technology solutions by applying process control, simulation software, systems and services to the energy, process and manufacturing industries worldwide. Our solutions and services assist customers in improving quality, safety and throughput; reducing operating expenses; and enhancing overall productivity.

       Our operations are subject to certain risks and uncertainties including, among others, rapid technological changes, success of our product development, marketing and distribution strategies, the need to manage growth, the need to retain key personnel and protect intellectual property, and the availability of additional financing on terms acceptable to us.

       During the year ended December 31, 2000, we incurred significant operating losses which resulted in non-compliance with certain financial covenants included in our bank credit facility. We obtained a waiver of the financial covenant defaults as well as certain covenant modifications to help position us for future compliance. Nevertheless, future compliance will depend upon achieving significantly improved operating results during 2001 and beyond.

       We have undertaken a number of initiatives during 2000 and 2001 to improve operating results and cash flows including:

(i)       The  restructuring  of  the  Process  Automation  business  to  reduce operating costs. Actions taken in 2000 included (a) personnel reductions; (b) the outsourcing of the manufacturing and assembly operations; and (c) the sale of our unprofitable Belgium subsidiary to Newton Integrated Services, B.V. of the Netherlands. Included in operating results for the year ended December 31, 2000 are revenues of $1.5 million and operating losses, before allocation of corporate expenses, of $308,000 attributable to GSE Process Solutions Belgium N.V.

(ii) The sale of our VirtualPlant business to Avantium International B.V. The asset sale closed on March 6, 2001 and included certain fixed assets, intellectual property, and the employment of certain personnel in both the US and UK by Avantium. We received 8% of Avantium's stock, thus increasing our holdings in Avantium to approximately 19%. For the year ended December 31, 2000, our VirtualPlant business had revenues of $6.1 million and an operating loss before allocation of corporate expenses of $3.4 million.

(iii) ManTech International Corporation agreed to allow our bank to draw upon ManTech's $1.8 million letter of credit which supported our credit facility, thus paying down a portion of our bank debt, in exchange for additional subordinated debt (see Note 16, Related party transactions).

       We believe the initiatives undertaken will enable us to maintain compliance with the revised bank financial covenants as well as provide sufficient cash flow to meet our obligations as they become due. However, if the initiatives are not successful or if there are unforeseen decreases in demand for our products or increases in working capital needs, then we may be unable to meet the revised bank financial covenants and/or to generate sufficient cash flows from operations. In such case, we will be required to obtain additional covenant modifications and additional sources of funding. There can be no assurance that such covenant modifications or funding, if needed, will be available.




2.  Summary of significant accounting policies

Principles of consolidation

         The accompanying consolidated financial statements include the accounts of our wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Accounting estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

       Revenue under fixed-price contracts generally is accounted for on the percentage-of-completion method, based on contract costs incurred to date and estimated costs to complete. Estimated contract earnings are reviewed and revised periodically as the work progresses, and the cumulative effect of any change is recognized in the period in which the change is determined. Estimated losses are charged against earnings in the period such losses are identified. The effect of changes in estimates of contract earnings was to increase gross profit by approximately $353,000 during the year ended December 31, 1999. Such changes were not material during the years ended December 31, 1998 and 2000. Revenues from certain consulting or training contracts are recognized on a time-and-material basis. For time-and-material type contracts, revenue is recognized based on hours incurred at a contracted labor rate plus expenses.

Cash and cash equivalents

         Cash and cash equivalents consist of cash on hand and highly liquid investments with maturities of three months or less at the date of purchase.

Inventories

       Inventories are stated at the lower of cost, as determined by the average cost method, or market. Obsolete or unsaleable inventory is reflected at its estimated net realizable value. Inventory costs include raw materials and purchased parts.

Property and equipment

       Property and equipment are recorded at cost and depreciated using the straight-line method with estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the life of the lease or the estimated useful life, whichever is shorter, using the straight-line method. Upon sale or retirement, the cost and related amortization are eliminated from the respective accounts and any resulting gain or loss is included in operations. Maintenance and repairs are charged to expense as incurred.

Software development costs

       Certain computer software development costs are capitalized in the accompanying consolidated balance sheets. Capitalization of computer software development costs begins upon the establishment of technological feasibility. Capitalization ceases and amortization of capitalized costs begins when the software product is commercially available for general release to customers. Amortization of capitalized computer software development costs is included in cost of revenue and is provided using the straight-line method over the remaining estimated economic life of the product, not to exceed five years.

Research and development

       Development expenditures incurred to meet customer specifications under contracts accounted for under the percentage of completion method are charged to contract costs. Our company-sponsored research and development expenditures are charged to operations as incurred and are included in selling, general and administrative expenses. The amounts incurred for our research and development activities relating to the development of new products and services or the improvement of existing products and services, exclusive of amounts capitalized, were approximately $1,679,000, $2,915,000, and $2,051,000, for the years ended December 31, 2000, 1999, and 1998, respectively.

Asset impairment

       We periodically evaluate the recoverability of our long-lived assets by comparing the carrying value of the intangible with the assets' expected future cash flows, undiscounted and without interest costs. Estimates of expected future cash flows represent our best estimate based on reasonable and supportable assumptions and projections. Impairments are recognized in operating results to the extent that the carrying value exceeds fair value. No impairment losses were recognized in 2000, 1999, or 1998.

Goodwill

       Goodwill represents the excess of purchase price for acquired businesses over the fair value of net tangible and intangible assets acquired. These amounts are amortized on a straight-line basis over periods ranging from seven to fifteen years. We assess the recovery of goodwill by determining whether amortization of goodwill over its remaining life can be recovered through undiscounted cash flows of the acquired operations. Goodwill impairment, if any, is measured by determining the amount by which the carrying value of goodwill exceeds its fair value based upon discounting of future cash flows.

Foreign currency translation

       Balance sheet accounts for foreign operations are translated at the exchange rate at the balance sheet date, and income statement accounts are translated at the average exchange rate for the period. The resulting translation adjustments are included in accumulated other comprehensive income
(loss) in stockholders' equity. Transaction gains and losses, resulting from changes in exchange rates, are included in other income (expense) in the Consolidated Statements of Operations in the period in which they occur. For the years ended December 31, 2000, 1999, and 1998, foreign currency transaction gains were approximately $55,000, $40,000, and $326,000, respectively.

Warranties

       As we recognize revenue under the percentage-of-completion method, it provides an accrual for estimated future warranty costs based on historical and projected claims experience.

Income taxes

       Deferred income taxes are provided under the asset and liability method. Under this method, deferred income taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Provision is made for our current liability for federal, state and foreign income taxes and the change in our deferred income tax assets and liabilities. No provision has been made for the undistributed earnings of our foreign subsidiaries as they are considered permanently invested. Amounts of undistributed earnings are not material to the overall consolidated financial statements.

Earnings (loss) per share

       Basic earnings per share is computed based on the weighted average number of outstanding common shares for the period. Diluted earnings per share adjusts such weighted average for the potential dilution that could occur if stock options, warrants or other convertible securities were exercised or converted into common stock. Diluted earnings per share is the same as basic earnings per share for the year ended December 31, 2000 because the effects of such items were anti-dilutive.

       The number of common shares and common share equivalents used in the determination of basic and diluted earnings (loss) per share was as follows:

<

                                                          Years ended December 31,

                                                            2000           1999          1998

Weighted average shares outstanding - Basic                5,181,972      5,065,688     5,065,688
Weighted average shares outstanding - Diluted              5,181,972      5,351,474     5,107,428

         The difference between the amounts in 1999 and 1998 represents dilutive options and warrants to purchase shares of common stock computed under the treasury stock method, using the average market price during the related periods.

Concentration of credit risk

       We are subject to concentration of credit risk with respect to contract receivables. Credit risk on contract receivables is mitigated by the nature of our worldwide customer base and our credit policies. Our customers are not concentrated in any specific geographic region, but are concentrated in the energy and manufacturing industries. For the years ended December 31, 2000 and 1999, one customer accounted for approximately 22% and 13%, respectively, of our revenues. At December 31, 2000, the contracts receivable balance related to this significant customer was approximately $2.4 million, or 16.5% of that asset category, of which $1 million was unbilled at year-end. In 2000, another customer accounted for approximately 11% of our revenues. No single customer accounted for a significant (greater than 10%) amount of our revenue during the year ended December 31, 1998.

Fair values of financial instruments

       The carrying amounts of current assets, current liabilities, and long-term debt reported in the Consolidated Balance Sheets approximate fair value.

Off balance sheet risk and foreign exchange contracts

       When necessary, we enter into forward exchange contracts, options and swaps as hedges against certain foreign currency commitments. We also enter into letters of credit and performance guarantees in the ordinary course of business as required by certain contracts and proposal requirements. We do not hold any derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts and swaps are recognized as part of the cost of the underlying transactions being hedged in the period in which the exchange rates changed. Foreign exchange contracts have an element of risk that the counterparty may not be able to meet the terms of the agreement. However, we minimize such risk exposure by limiting counterparties to nationally recognized financial institutions. Foreign exchange options contracts permit but do not require us to exchange foreign currencies at a future date with counterparties at a contracted exchange rate. Costs associated with such contracts are amortized over the life of the contract matching the underlying receipts.

Reclassifications

       Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

New Accounting Standards

       Effective January 1, 2001, we adopted Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and No. 138 "Accounting for Certain Derivative Investments and Certain Hedging Activities." These statements require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of these standards, including the valuation of derivative instruments outstanding on the effective date, will not have a material impact on our consolidated financial statements.


3.  Acquisitions and dispositions

         Acquisitions

       In April 1999, we completed two acquisitions for the Process Automation business using the purchase method of accounting. We purchased certain assets and employed the associates of BatchCAD Limited, a United Kingdom-based supplier of batch process development and design consulting services and simulation software tools. The purchase price was approximately $548,000 payable in cash in three equal installments on January 1, 2000, 2001 and 2002 and was allocated as follows (in thousands):

Purchased software (property and equipmentP                     $  481
Trade receivables                                                   45
Property and equipment                                              22
                                                           ------------
      Total purchase price                                       $ 548
                                                           ============




         We also acquired all proprietary technology and software assets from, and assumed substantially all customer contracts of, Mitech Corporation, a Massachusetts-based supplier of neural network and artificial intelligence software. The purchase price was $350,000 and was allocated 100% to property and equipment as purchased software.

       In December 1997, we acquired 100% of the outstanding common stock of J.L. Ryan, Inc. for an initial purchase price of $1,000,000 and contingent consideration based on the performance of the business from 1998 to 2002. A minimum of $250,000 of such earnings payments for each of 1998 and 1999 was guaranteed by us. We paid $600,000 in cash upon the closing of the transaction and entered into a promissory note payable in four annual installments of $100,000 each beginning on January 2, 1999. This acquisition was accounted for under the purchase method. For the years ended December 31, 2000, 1999, and 1998, the contingent consideration in excess of the minimum guaranteed amount was approximately $549,000, $411,000, and $166,000, respectively, which we have recorded as additions to goodwill.

         Dispositions

       On November 30, 2000, we completed the sale of our GSE Process Solutions Belgium N.V. subsidiary to Newton Integrated Services B.V., pursuant to a stock purchase agreement, whereby Newton Integrated Services B.V. acquired all of the assets and assumed all of the liabilities of such entity. The aggregate purchase price for GSE Belgium was $1. We recognized a loss before income taxes on this transaction of $990,000. Included in the Consolidated Statement of Operations for the year ended December 31, 2000, are revenues of $1.5 million and operating losses of $346,000 attributable to GSE Belgium prior to the sale to Newton Integrated Services B.V.

       In November 1998, we completed the sale of certain assets related to activities of our Oil & Gas business unit to Valmet Automation (USA), Inc., pursuant to an asset purchase agreement, effective as of October 30, 1998. We recognized a loss before income taxes on this transaction of $5.0 million, including the write-off of approximately $2.9 million in capitalized software development costs, since all operations that would support the recoverability of these capitalized costs were sold. We received approximately $742,000 in cash, subject to certain adjustments, and Valmet assumed certain identified liabilities. Included in the Consolidated Statement of Operations for the year ended December 31, 1998, are revenues of $1.1 million and operating losses of $721,000 attributable to this business prior to the sale to Valmet. See Note 18, Segment information, for historical revenues and business unit contribution provided by this business during 1998.

       In May 1998, we completed the sale of substantially all of the assets of GSE Erudite Software, Inc. to Keane, Inc. pursuant to an asset purchase agreement dated as of April 30, 1998. The aggregate purchase price for the Erudite assets was approximately $9.6 million (consisting of $8.9 million in cash and $731,000 in the form of an uncollateralized promissory note due on April 30, 1999). In connection with the transaction, Keane purchased certain assets with a book value of $4.4 million and assumed certain operating liabilities totaling approximately $2.2 million. We recognized a gain before income taxes on this transaction of $5.6 million. In connection with the sale of these assets, we wrote off approximately $800,000 in capitalized software development costs, as well as $321,000 of purchased software, since all operations that would support the recoverability of these costs were sold. The write-off of these costs is reflected in the calculation of the gain on the sale. Included in the Consolidated Statement of Operations for the year ended December 31, 1998, are revenues of $5.3 million and operating losses of $64,000 attributable to Erudite prior to the sale to Keane. See Note 18, Segment information, for historical revenues and business unit contribution provided by Erudite during 1998.


4.  Investment in Avantium International B.V.

       On February 24, 2000, we licensed certain of our simulation software and automation system products to Avantium International B.V. in exchange for 251,501 shares of Avantium preferred stock, valued at $2.5 million, and 352,102 shares of Avantium common stock, valued at $349,000. The software license, which is perpetual in nature, gives Avantium the right to use the software in the development of new software products. Each share of preferred stock is convertible into common stock. Subject to certain restrictions, in the event that Avantium has not conducted an initial public offering (or been purchased) within five years, we and certain other holders of preferred shares may, at our option, have our shares redeemed by Avantium, for the greater of (i) the original purchase price plus 8% interest compounded annually plus any accrued and unpaid dividends whether or not declared, or (ii) the fair market value of the shares on an as-if-converted-into-common-shares-basis plus any accrued and unpaid dividends.

       Avantium was formed to develop high-speed experimentation and simulation technologies for application in new product and process development in pharmaceutical, petrochemical, fine chemical, biotechnology and polymers industries. Avantium expects to develop technologies through in-house development and contract research at leading universities, hardware developers and informatics companies. Avantium has various investors, including Shell International Chemical, SmithKline Beecham, W.R. Grace, three major European universities and two venture capital firms.

         During the year ended December 31, 2000, we recognized software-licensing revenue of $2.9 million based on the fair value of the consideration received from Avantium. The fair value was established based on cash paid by other investors for their respective preferred and common stock interests in Avantium. We have delivered all elements of the software and have no other obligations to Avantium. We will account for our investment in Avantium using the cost method of accounting based on our conclusion that we do not have significant influence with respect to the operations of Avantium. During the year ended December 31, 2000, we also received an additional $2.9 million contract from Avantium to make certain improvements and enhancements to the software on a best efforts basis. The rates and margins in the contract are comparable to those we earn performing services for our existing customers.

       As a result of the experience with Avantium in 2000, we concluded that a combination of the relevant interests of the two companies would significantly increase the potential of both organizations. In addition, focusing the technical and marketing resources of Avantium and our VirtualPlant team would produce significant cost savings. Accordingly, in November 2000, we signed a letter of intent to sell our VirtualPlant business to Avantium. See Note 21, Subsequent events for the details of the sale which was finalized in 2001.


5.  Contract receivables

       Contract receivables represent balances due from a broad base of both domestic and internationalcustomers. All contract receivables are considered to be collectible within twelve months. Recoverable costs and accrued profit not billed represent costs incurred and associated profit accrued on contracts that will become billable upon future milestones or completion of contracts. The components of contract receivables are as follows:


(in thousands)                                         December 31,
                                                      2000        1999
Billed receivables                                $  9,265    $  9,797
Recoverable costs and accrued profit not billed      5,548       7,593
Allowance for doubtful accounts                       (324)       (509)
      Total contract receivables                  $ 14,489    $ 16,881




6.  Inventories

       Inventories consist of the following:

  (in thousands)                                        December 31,
                                                       2000       1999
       Raw materials                                  $1,084      $2,536
       Service parts                                     503         719
           Total inventories                          $1,587      $3,255



7.  Prepaid expenses and other current assets

       Prepaid expenses and other current assets consist of the following:

(in thousands)                                        December 31,

                                                     2000     1999
Investment in sales-type lease - current portion   $1,617   $1,137
Prepaid expenses                                      459      641
Employee advances                                      66       98
Other current assets                                  378      331
      Total                                        $2,520   $2,207


8.  Property and equipment

       Property and equipment consist of the following:

(in thousands)                                       December 31,
                                                 2000        1999
Computer equipment                          $  5,106    $  7,820
Leasehold improvements                           847         817
Furniture and fixtures                         2,065       2,944
                                               8,018      11,581

Accumulated depreciation and amortization     (5,719)     (8,487)
       Property and equipment, net           $  2,299    $  3,094


       Depreciation and amortization expense was approximately $1,163,000, $1,292,000, and $1,218,000 for the years ended December 31, 2000, 1999, and
1998, respectively.

       We have assets held under capital lease totaling approximately $380,000 and $404,000 as of December 31, 2000 and 1999, respectively. Accumulated amortization on these assets, included in accumulated depreciation and amortization, was approximately $380,000 and $386,000 as of December 31, 2000 and 1999, respectively.


9.  Software development costs

       Software development costs, net, consist of the following:

       (in thousands)                              December 31,
                                                2000       1999
       Capitalized software development costs   $9,419     $9,888
       Accumulated amortization                 (4,352)    (4,493)
         Software development costs, net        $5,067     $5,395

       Software development costs capitalized were approximately $1,869,000, $2,460,000, and $2,304,000 for the years ended December 31, 2000, 1999, and
1998, respectively. Amortization of software development costs capitalized, excluding write-offs in connection with asset dispositions and retirements, was approximately $2,202,000, $1,801,000, and $1,909,000 for the years ended December 31, 2000, 1999, and 1998, respectively, and were included in cost of revenue.


10.  Goodwill

        Goodwill consists of the following:

       (in thousands)                               December 31,
                                                  2000      1999
       Goodwill, at cost                         $4,796     $4,287
       Accumulated amortization                  (1,800)    (1,338)
          Goodwill, net                          $2,996     $2,949

        Amortization expense for goodwill was approximately $528,000, $388,000, and $365,000 for the years ended December 31, 2000, 1999, and 1998, respectively.


11.  Long-term Debt

        Our long-term debt consists of the following notes payable and other financing arrangements:

       (in thousands)                                  December 31,
                                                       2000      1999
Line of credit with bank                             $ 9,277   $ 6,233
Obligations under financing leases                     2,261     2,465
Notes payable to related parties (see Note 16)         1,674       149
Notes payable, acquisitions                              489     1,148
Notes payable, other                                     486       336
Other                                                     -         10
  Total notes payable and financing arrangements      14,187    10,341
Less amounts payable within one year                   2,347     1,938
  Long-term portion                                  $11,840   $ 8,403

Line of Credit

       We have a $10.0 million bank line of credit under which the Company and its subsidiaries, GSE Process Solutions, Inc. and GSE Power Systems, Inc., are jointly and severally liable as co-borrowers. This credit facility provides for borrowings to support working capital needs and foreign letters of credit ($2.0 million sublimit). The line is collateralized by substantially all of our assets and provides for borrowings up to 85% of eligible accounts receivable, 50% of eligible unbilled receivables and 40% of eligible inventory (up to a maximum of $1.2 million). In addition, ManTech International Corp. provided $1.8 million in standby letters of credit to the bank as additional collateral for our credit facility. We are allowed to borrow up to 100% of the letter of credit value. GP Strategies Corporation has provided a limited guarantee totaling $1.8 million. The interest rate on this line of credit is based on the bank's prime rate (9.5% as of December 31, 2000), with interest only payments due monthly. At December 31, 2000, our available borrowing base was approximately $10 million, of which approximately $9.3 million had been utilized.

       The loan and security agreement requires us to comply with certain financial ratios and precludes us from paying dividends and making acquisitions beyond certain limits without the bank's consent. At December 31, 2000, we were not in compliance with our minimum EBITDA (earnings before interest, taxes, depreciation and amortization) covenant, our minimum working capital covenant, our tangible net worth covenant, or our total liabilities to tangible net worth covenant. The bank has provided a written waiver of the financial covenant violations as well as certain covenant modifications to help position us for future compliance. Effective with the execution of the waiver, the bank increased the interest rate on outstanding borrowings under the credit facility to the bank's prime rate plus .75%.

Obligations under financing leases

        In December 1998, March 1999, October 2000 and November 2000, we entered into four separate contracts with a customer for the lease of certain hardware and software under 36-month leases. We accounted for the leases as sales-type leases. We assigned the payments due under the sales-type leases to a third-party financing company and received proceeds of $1,141,000 in 2000 and $3,432,000 in 1999. Since we remain contingently liable for amounts due to the third-party financing company, the remaining investment in and obligation under the financing leases are reflected in our balance sheets as follows:


(in thousands)                               December 31,
                                            2000     1999
Net investment in sales-type leases:
      Prepaid expense and other assets    $1,617   $1,137
      Other assets                           644    1,328
           Total net investment           $2,261   $2,465

Obligation under financing leases:
      Current portion of long-term debt   $1,617   $1,137
      Long-term debt                         644    1,328
           Total obligations              $2,261   $2,465


        Minimum rentals receivable under these leases at December 31, 2000 amount to $1,783,000 in 2001, $456,000 in 2002, and $342,000 in 2003. As of
December 31, 2000, the components of the net investment in the sales-type leases are total minimum rentals receivable of $2,581,000, less unearned interest income of $320,000.

Debt maturities

        Aggregate maturities of debt outstanding at December 31, 2000 are as follows:

(in thousands)
      2001                                                 $ 2,347
      2002                                                   2,179
      2003                                                   9,597
      2004                                                      18
      2005                                                      18
      2006 and thereafter                                       28

      Total                                               $ 14,187



12.  Income taxes

        The consolidated income (loss) before income taxes, by domestic and foreign sources, is as follows:


(in thousands)           Years ended December 31,

                    2000       1999       1998

Domestic         $(6,295)   $(1,386)   $ 1,379
Foreign               18      1,720      1,038
      Total      $(6,277)   $   334    $ 2,417



        The provision for (benefit from) income taxes is as follows:


(in thousands)              Years ended December 31,
                         2000       1999       1998
Current:
      Federal         $  (177)   $   --      $  --
      State                75         30        157
      Foreign             366         84        257
           Subtotal       264        114        414

Deferred:
      Federal           2,543        (88)       556
      State              --          --         --
      Foreign            (270)       207         50
           Subtotal     2,273        119        606

           Total      $ 2,537    $   233    $ 1,020


        The provision for income taxes varies from the amount of income tax determined by applying the applicable U.S. statutory rate to pre-tax (loss) income as a result of the following:

                                               Effective tax rate percentage (%)
                                                    Years ended December 31,
                                                  2000       1999      1998
Statutory U.S. tax rate                           (34.0)%    34.0 %    34.0 %
State income tax, net of federal tax benefit        0.8       2.7       2.7
Effect of foreign operations                        1.5       7.1      (2.2)
Gain on debt forgiveness of foreign entities        --     (115.4)      --
Change in valuation allowance                      68.4      --        (0.8)
Adjustments to prior year provision based
   on actual 1998 tax return amounts                 --      97.6       - -
Other, principally permanent differences            3.7      43.8       8.5
      Effective tax rate                           40.4 %    69.8 %    42.2 %



        Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. A summary of the tax effect of the significant components of the deferred income tax assets (liabilities) is as follows:

(in thousands)                                              December 31,
                                                        2000       1999
Net operating loss carryforwards                     $ 6,240    $ 4,563
Software development costs                            (1,860)    (1,980)
Expenses not currently deductible for tax purposes     1,344      1,165
Foreign tax credits                                      339        362
Property and equipment                                   240        326
Swedish tax deferral                                    (270)      (299)
Accrued expenses                                         267        109
Cash to accrual adjustment                              --          (29)
Other                                                    174        238
      Subtotal                                         6,474      4,455
Valuation allowance                                   (5,350)    (1,058)
       Total                                         $ 1,124    $ 3,397

        At December 31, 2000, we had available $15,497,000 and $2,068,000 of domestic and foreign net operating loss carryforwards, respectively, which expire between 2007 and 2020. In addition, we had $339,000 of foreign tax credit carryforwards, which expire between 2000 and 2004. These carryforwards will be utilized to reduce taxable income in subsequent years. A portion of the net operating losses were generated by certain of our predecessors prior to our formation and, as a result, there are limitations on the amounts that can be utilized to offset taxable income in a given year.

        In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities and projected future income in making this assessment. Based upon the level of historical taxable income generated by our business units and projections for taxable income in fiscal 2001, we believe it is more likely than not that we will realize the benefits of these deductible differences, net of the valuation allowance at December 21, 2000.


13.  Capital stock

        As of December 31, 2000, we had 10,000,000 total shares of capital stock authorized, of which 8,000,000 are designated as common stock and 2,000,000 are designated as preferred stock. As of December 31, 2000 and 1999, there are no shares of preferred stock outstanding. The board of directors has the authority to establish one or more classes of preferred stock and to determine, within any class of preferred stock, the preferences, rights and other terms of such class.

        In 1998, in connection with our then existing credit facility, we arranged for certain guarantees to be provided on our behalf by GP Strategies and ManTech. In consideration for these guarantees, we granted each of ManTech and GP Strategies warrants to purchase shares of our common stock; each of such warrants provides the right to purchase 150,000 shares of our common stock at $2.375 per share for a term ending on August 16, 2003. In 1998, we recorded $300,000 as the estimated fair value of such warrants in the consolidated financial statements and amortized such value over the life of the initial guarantee, which expired in June 1999. During 1999 and 1998, we recognized expense related to these warrants totaling $120,000 and $180,000, respectively.


14.  Stock options

Long-term incentive plan

        During 1995, we established the 1995 Long-Term Incentive Stock Option Plan, which includes all officers, key employees and non-employee members of our board of directors. All options to purchase shares of our common stock under the Plan expire seven years from the date of grant and generally become exercisable in three installments with 40% vesting on the first anniversary of the grant date and 30% vesting on each of the second and third anniversaries of the grant date, subject to acceleration under certain circumstances. We had reserved 1,875,000 shares of common stock for issuance of stock options under the terms of the Plan. At December 31, 2000, the Company had 427,015 shares of common stock reserved for the future grants under the Plan.

       Stock option activity under the Plan is as follows:


                                                   2000                          1999                        1998
                                                        Weighted                     Weighted                     Weighted
                                                         Average                      Average                      Average
                                          Shares      Exercise Price  Shares     Exercise Price    Shares     Exercise Price
Options outstanding, beginning of period    1,167,605    $   4.93    535,206       $   5.93         595,015    $   6.89
      Options exercised                       (10,880)      (3.56)      --              --            --            --
      Options canceled                        (14,620)      (3.73)   (45,601)         (5.62)       (246,009)      (4.77)
      Options granted                         295,000        5.07    678,000           4.07         186,200        2.79

Options outstanding, end of period          1,437,105    $   4.81  1,167,605        $   4.93        535,206    $   5.93



       The following table summarizes information relating to currently outstanding and exercisable options at December 31, 2000:

                                             Options Outstanding                         Options Exercisable
                                                  Weighted
                                                  Average
                                                 Remaining        Weighted                            Weighted
       Range of                  Options          Contract         Average            Options          Average
   Exercise Prices             Outstanding     Life in Years    Exercise Price      Exercisable     Exercise Price

$1.48   -  $2.95                       162,550      5.2                 $ 2.67               100,290        $ 2.68
$2.96   -  $4.43                       846,114      5.7                   3.70               256,214          3.78
$4.44   -  $5.90                       254,500      6.1                   4.87               208,000          4.79
$5.91   -  $7.38                        17,500      6.2                   6.19                   -              -
$7.39   -  $8.85                        30,000      4.3                   7.50                10,000          7.50
$8.86   -  $11.80                          200      5.6                  11.25                   200         11.25
$11.81  -  $14.75                      126,241      4.7                  14.11               126,241         14.11
Total                                1,437,105      5.6                 $ 4.81               700,945        $ 5.84



       We account for grants under the Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized as all options granted under the Plan have been granted at an exercise price equal to the fair value of the underlying common stock on the date of grant. Had compensation expense been determined based on the fair value at the grant dates for awards under the Plan consistent with the fair value method of FAS No. 123, "Accounting for Stock Based Compensation," our pro forma net income (loss), and basic and diluted earnings (loss) per common share would have been approximately ($11.1 million) and ($2.14), respectively, in 2000; ($615,000) and ($.12), respectively, in 1999; and $900,000 and $.18, respectively, in 1998.

       The fair value of each option is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 2000, 1999, and 1998: expected volatility of 110%, 82%, and 61%; dividend yield of 0%; risk-free interest rates ranging from 5.2% to 6.6%; and expected terms ranging from 3 to 7 years. The weighted-average fair value of options granted during 2000, 1999, and 1998 was $3.93 per share, $2.82 per share, and $2.79 per share, respectively.


15.  Commitments and contingencies

Leases

       We are obligated under certain noncancelable operating leases for office facilities and equipment. Future minimum lease payments under noncancelable operating leases as of December 31, 2000 are as follows:

      (in thousands)
           2001                                               $ 1,639
           2002                                                 1,406
           2003                                                 1,274
           2004                                                 1,287
           2005                                                 1,321
           Thereafter                                           3,146

            Total                                            $ 10,073



       Total rent expense under operating leases for the years ended December 31, 2000, 1999, and 1998 was approximately $2,101,000, $2,013,000, and
$2,134,000, respectively.

Letters of credit and performance bonds

       As of December 31, 2000, we were contingently liable for approximately $533,000 under five letters of credit used as payment bonds on contracts, all of which were secured by cash deposits classified as restricted cash in the consolidated balance sheet.

       During 1998, we placed approximately $332,000 in escrow as a performance bond deposit in connection with a simulator contract in Taiwan. Of this amount, approximately $221,000 was held in escrow until April 2000, and approximately $111,000 will be held in escrow until April 30, 2003. These deposits are classified as other assets in the Consolidated Balance Sheets at December 31, 2000 and 1999.

Contingencies

         Various actions and proceedings are presently pending to which we are a party. In our opinion, the aggregate liabilities, if any, arising from such actions are not expected to have a material adverse effect on our financial position, results of operations or cash flows.


16.  Related party transactions

       In the fourth quarter of 2000, we issued a demand promissory note to ManTech International Corporation that allowed us to borrow up to $1.8 million at an interest rate of prime plus one percent. As of December 31, 2000, we had borrowed $1.6 million, which was used for working capital. The promissory note was secured by the pledge of our equity interest in Avantium International B.V., but such security interest was subordinate to the first lien thereon by our bank. In the first quarter of 2001, the promissory note was amended to increase the maximum principal amount to $2.1 million. Subsequently in the first quarter of 2001, and with ManTech's approval, we issued a replacement promissory note in the amount of $2.1 million to ManTech pursuant to which our obligations to ManTech became unsecured and the principal is payable over a two year period, in equal installments, commencing April 1, 2004, with interest payments to commence monthly on July 1, 2001. The note permits ManTech to convert the principal into convertible preferred stock at a conversion rate of $100 per share. ManTech has agreed to subordinate the note to our credit facility.

       In January 2000, we issued 116,959 shares of our common stock to ManTech for $500,000. The proceeds of the stock issuance were used for working capital.

       On August 17, 1998, we issued warrant agreements to ManTech and GP Strategies in consideration for their respective guarantees/support services in connection with our credit facilities. Each warrant agreement provides for 150,000 shares of our common stock at an exercise price of $2.375 per share, with a term ending on August 16, 2003.


17.  Employee benefits

       We have a qualified defined contribution plan that covers substantially all U.S. employees under Section 401(k) of the Internal Revenue Code. Under this plan, our stipulated basic contribution matches a portion of the participants' contributions based upon a defined schedule. Contributions are invested by an independent investment company in one or more of several investment alternatives. The choice of investment alternatives is at the election of each participating employee. Our contributions to the plan were approximately $340,000, $359,000, and $468,000 for the years ended December 31, 2000, 1999, and 1998, respectively.


18.  Segment information

       Our two reportable segments are our core business units Process Automation and Power Simulation. (Our VirtualPlant business is reported under the Process Automation segment.) The accounting policies of the segments are the same as those described in Note 2, Summary of significant accounting policies. We are primarily organized on the basis of these two business units. We have a wide range of knowledge of control and simulation systems and the processes those systems are intended to improve, control and model. Our knowledge is concentrated heavily in the process industries, which include the chemicals, food & beverage, and pharmaceuticals fields, as well as in the power generation industry. Our Process Automation business is primarily engaged in process control and simulation in a variety of commercial industries. Contracts typically range from three to nine months. Our Power Simulation business is primarily engaged in simulation for the power generation industry, with the vast majority of customers being in the nuclear power industry. Contracts typically range from 18 months to three years.

       We evaluate the performance of our business units utilizing "Business Unit Contribution", which is substantially equivalent to earnings before interest and taxes before allocating any corporate expenses. The segment information regarding the divested businesses is also included below (see Note 3, Acquisitions and dispositions, and Note 4, Investment in Avantium International B.V.).

         The table below presents information about the reportable segments:

(in thousands)                                             Year ended December 31, 2000
                                                         Process      Power      Total
Contract revenue                                        $ 25,208    $ 30,507   $ 55,715
Business unit contribution                              $ (4,053)   $  4,549   $    496

                                                      Year ended December 31, 1999
                                                         Process       Power      Total
Contract revenue                                        $ 34,638    $ 32,061   $ 66,699
Business unit contribution                              $  1,026    $  5,093   $  6,119

                                                             Year ended December 31, 1998
                                                         Process        Power      Total
Contract revenue                                        $ 36,484    $ 30,930   $ 67,414
Business unit contribution                              $  3,444    $  4,535   $  7,979


       Contract revenue for the Process Automation segment includes revenues for our VirtualPlant and Belgium businesses of $7.6 million for the year ended December 31, 2000. Business unit contribution for the Process Automation segment includes losses for VirtualPlant and Belgium of $3.7 million for the year ended December 31, 2000.

       A reconciliation of segment revenue to consolidated revenue and segment business unit contribution to consolidated income before taxes for the years ended December 31, 2000, 1999, and 1998 is as follows:

(in thousands)                                   Years ended December 31,
                                                 2000        1999        1998
Total segment contract revenue               $ 55,715    $ 66,699    $ 67,414
Erudite                                          --          --         5,267
Oil & Gas                                        --          --         1,137
      Contract revenue                       $ 55,715    $ 66,699    $ 73,818

Segment business unit contribution           $    496    $  6,119    $  7,979
Corporate expenses                             (5,096)     (5,335)     (5,271)
Gain (loss) on disposition of assets             (990)       --           550
Erudite and Oil & Gas business unit losses       --          --          (491)
Interest expense, net                            (687)       (450)       (350)
      Income (loss) before income taxes      $ (6,277)   $    334    $  2,417



       We design, develop and deliver business and technology solutions to the energy, process and manufacturing industries worldwide. Revenue, operating income (loss) and identifiable assets for our United States, European, and Asian operations are as follows:


(in thousands)                                           Year Ended December 31, 2000
                                                United States    Europe        Asia      Eliminations       Consolidated

Contract revenue                                   $ 44,441    $ 11,274    $   --        $   --               $ 55,715
Transfers between geographic locations                  490         610        --          (1,100)                --
      Total contract revenue                       $ 44,931    $ 11,884    $   --        $ (1,100)            $ 55,715
      Operating income (loss)                      $   (263)   $ (4,326)   $    (66)     $   --               $ (4,655)
Identifiable assets, at December 31                $ 44,688    $  2,912    $    199      $(11,850)            $ 35,949

                                                         Year Ended December 31, 1999
                                                United States    Europe        Asia      Eliminations       Consolidated

Contract revenue                                   $ 60,150    $  6,549    $   --        $   --               $ 66,699
Transfers between geographic locations                  832         223        --         ( 1,055)                 --
      Total contract revenue                       $ 60,982    $  6,772    $   --        $ (1,055)            $ 66,699
      Operating income (loss)                      $  1,690    $   (946)   $   --        $   --               $    744
Identifiable assets, at December 31                $ 47,001    $  4,568    $    414      $ (8,956)            $ 43,027

                                                     Year Ended December 31, 1998
                                                United States    Europe        Asia      Eliminations       Consolidated

Contract revenue                                   $ 62,689    $  8,241    $  2,888      $   --               $ 73,818
Transfers between geographic locations                1,761         423        --          (2,184)                 --
      Total contract revenue                       $ 64,450    $  8,664    $  2,888      $ (2,184)            $ 73,818
      Operating income (loss)                      $  1,571    $    592    $   (272)     $   --               $  1,891
Identifiable assets, at December 31                $ 50,904    $  5,836    $    953      $ (8,950)            $ 48,743




19.  Supplemental disclosure of cash flow information


(in thousands)                                        Years ended December 31,
                                                         2000     1999     1998
Non-cash investing & financing activities:
       Obligations under capital leases                 $ --     $ --     $   58

Asset acquisitions financed with debt to seller (see
       Note 3):
            Notes payable issued                        $ --     $ 598    $  250

Software product license sold in exchange for
        stock of buyer (see Note 4):
           Value of asset acquired                     $2,895    $ --      $ --

Cash paid:
       Interest                                        $  889    $ 481    $  580
       Income taxes                                    $  271    $ 683    $  426


20.  Quarterly financial data (unaudited)

       Our quarterly financial information has not been audited, but in our opinion includes all adjustments necessary for a fair presentation.

(in thousands, except per share data)              Year ended December 31, 2000 Quarterly Data
                                                First      Second       Third      Fourth
                                              Quarter      Quarter     Quarter     Quarter
Contract revenues                             $ 15,124   $ 13,300    $ 13,694    $ 13,597
Operating income (loss)                          1,135     (1,411)     (1,249)     (3,130)
Net income (loss)                                  537       (902)       (869)     (7,580)

Earnings (loss) per common share:
      Basic                                   $   0.10   $  (0.17)   $  (0.17)   $  (1.46)
      Diluted                                 $   0.09   $  (0.17)   $  (0.17)   $  (1.45)

                                                   Year ended December 31, 1999 Quarterly Data
                                               First       Second       Third      Fourth
                                              Quarter      Quarter     Quarter     Quarter
Contract revenues                             $ 17,578   $ 17,987    $ 15,587    $ 15,547
Operating income (loss)                          1,469      1,197      (1,011)       (911)
Net income (loss)                                  860        743        (727)       (775)

Earnings (loss) per common share:
      Basic                                   $   0.17   $   0.15    $  (0.14)   $  (0.16)
      Diluted                                 $   0.17   $   0.14    $  (0.14)   $  (0.15)



       The first quarter 2000 includes contract revenues and related profit from the licensing of software to Avantium, as described in Note 4, Investment in Avantium International B.V.

       The fourth quarter 2000 net loss includes the following significant charges: a $710,000 provision to write-down Process Automation inventory, a $990,000 loss on the sale of our Belgium subsidiary (see Note 3, Acquisitions and dispositions), and a $4.3 million income tax charge to increase the deferred tax asset valuation allowance (see Note 12, Income taxes).


21.  Subsequent events

Sale of VirtualPlant business

         On March 6, 2001, we sold our VirtualPlant business to Avantium International B.V. Avantium purchased certain fixed assets and intellectual property (including our BatchCAD and BatchWizard software products), and employed certain personnel in both the US and the UK. We received 8% of Avantium's stock, thus increasing our holdings in Avantium to approximately 19%. We retained one seat on the supervisory board of Avantium. Also, we licensed our process control and simulation software exclusively to Avantium for the R&D market. This licensing arrangement includes free updates to the licensed software. In return, we received a royalty-free license to use any upgrades of the licensed software produced by Avantium in the manufacturing market. We also received a royalty-free license to use and produce upgrades of the BatchWizard software in the manufacturing market. The parties will continue to work together in the marketplace and in product development so that common clients will be able to use Avantium's VirtualPlant technology to develop scalable products that will fit together at the manufacturing level with our process control and simulation products.



                                          GSE SYSTEMS, INC. AND SUBSIDIARIES
                                              CONSOLIDATED BALANCE SHEET
                                           (in thousands, except share data)
                                                     (unaudited)

                                                                             June 30, 2001
 Current assets:
     Cash and cash equivalents                                                         $ 607
     Restricted cash                                                                     163
     Contract receivables                                                             13,850
     Inventories                                                                       1,537
     Prepaid expenses and other current assets                                         1,863
     Deferred income taxes                                                               677
         Total current assets                                                         18,697

Investment in Avantium Technologies B.V.                                               7,503
Property and equipment, net                                                            1,797
Software development costs, net                                                        4,241
Goodwill, net                                                                          2,718
Deferred income taxes                                                                    847
Restricted cash                                                                          340
Other assets                                                                             703
         Total assets                                                               $ 36,846

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                               $ 1,967
     Accounts payable                                                                  4,733
     Accrued expenses                                                                  1,837
     Accrued compensation and payroll taxes                                            1,939
     Billings in excess of revenue earned                                              2,237
     Accrued warranty reserves                                                           632
     Other current liabilities                                                         1,497
         Total current liabilities                                                    14,842

Long-term debt                                                                        10,739
Accrued warranty reserves                                                                415
           Total liabilities                                                          25,996

Stockholders' equity:
     Common stock $.01 par value, 8,000,000 shares authorized, shares issued
         and outstanding 5,193,527 in 2001                                                52
     Additional paid-in capital                                                       22,424
     Retained earnings (deficit) - at formation                                       (5,112)
     Retained earnings (deficit) - since formation                                    (5,373)
     Accumulated other comprehensive loss                                             (1,141)
         Total stockholders' equity                                                   10,850
         Total liabilities and stockholders' equity                                 $ 36,846

                The accompanying notes are an integral part of these consolidated financial statements.


                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                  (Unaudited)
                                                                Six months
                                                               ended June 30,
                                                               2001           2000

Contract revenue                                             $ 24,323       $ 28,424

Cost of revenue                                                18,069         19,437

Gross profit                                                    6,254          8,987

Operating expenses
     Selling, general and administrative                        5,298          8,395
     Depreciation and amortization                                701            869
Total operating expenses                                        5,999          9,264

Operating income (loss)                                           255           (277)

Gain on sale of assets                                          3,273            -
Interest expense, net                                            (452)          (320)
Other income, net                                                 133             21

Income (loss) before income taxes                               3,209           (576)

Provision (benefit) for income taxes                            1,027           (210)

Net income (loss)                                             $ 2,182         $ (366)

Basic earnings (loss) per common share                         $ 0.42        $ (0.07)

Diluted earnings (loss) per common share                       $ 0.42        $ (0.07)

       The accompanying notes are an integral part of these consolidated financial statements.


                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (in thousands)
                                   (Unaudited)

                                                                 Six months
                                                                ended June 30,
                                                            2001         2000

Net income (loss)                                        $ 2,182       $ (366)

Foreign currency translation adjustment                     (239)         141

Comprehensive income (loss)                              $ 1,943       $ (225)

   The accompanying notes are an integral part of these consolidated financial statements.

                     GSE SYSTEMS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                 (Unaudited)
                                                                                          Six months
                                                                                        ended June 30,
                                                                                       2001            2000
Cash flows from operating activities:
Net income (loss)                                                                    $ 2,182          $ (366)
Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization                                                     1,778           1,949
     Gain on sale of assets                                                           (3,273)              -
     Non-monetary consideration received for software licensed to
         Avantium Technologies B.V.                                                        -          (2,895)
     Deferred income taxes                                                              (400)           (288)
     Changes in assets and liabilities:
         Contract receivables                                                            639           1,648
         Inventories, prepaid expenses and other assets                                   59             716
         Accounts payable, accrued compensation and accrued expenses                  (2,117)           (828)
         Billings in excess of revenues earned                                           871            (178)
         Accrued warranty reserves                                                        35              49
         Other liabilities                                                               495            (661)
Net cash provided by (used in) operating activities                                      269            (854)

Cash flows from investing activities:
     Capital expenditures                                                               (187)           (220)
     Capitalized software development costs                                             (302)         (1,017)
Net cash used in investing activities                                                   (489)         (1,237)

Cash flows from financing activities:
     Proceeds from issuance of note payable to stockholder                             3,350               -
     (Restrictions) releases of cash as collateral under line of credit, net              30               -
     Increase (decrease) in borrowings under lines of credit                          (4,005)          1,754
     Proceeds from issuance of common stock                                                -             541
     Other financing activities, net                                                       3            (400)

Net cash provided by (used in) financing activities                                     (622)          1,895
Effect of exchange rate changes on cash                                                  (16)            (45)
Net decrease in cash and cash equivalents                                               (858)           (241)
Cash and cash equivalents at beginning of period                                       1,465           2,695
Cash and cash equivalents at end of period                                             $ 607         $ 2,454


  The accompanying notes are an integral part of these consolidated financial statements.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Six Months ended June 30, 2001 and 2000
                                   (Unaudited)



1.       Basis of Presentation

         The consolidated financial statements included herein have been prepared by us without independent audit. In our opinion, all adjustments and reclassifications of a normal and recurring nature necessary to present fairly the financial position, results of operations and cash flows for the periods presented have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on April 2, 2001.

2.       Basic and Diluted Earnings (Loss) Per Common Share

         Basic earnings (loss) per share is based on the weighted average number of outstanding common shares for the period. Diluted earnings (loss) per share adjusts the weighted average shares outstanding for the potential dilution that could occur if stock options or warrants were exercised or converted into common stock. The number of common shares and common share equivalents used in the determination of basic and diluted earnings (loss) per share were as follows:

                                                          Six months
                                                        ended June 30,
                                                     2001            2000
   Weighted average shares outstanding-Basic        5,193,527      5,188,534
   Weighted average shares outstanding-Diluted      5,221,215      5,188,534



         The difference between the basic and diluted number of weighted average shares outstanding for the six months ended June 30, 2001 and June 30, 2000 represents dilutive stock options and warrants to purchase shares of common stock computed under the treasury stock method, using the average market price during the period. Common stock equivalents are not considered if their effect is dilutive.

3.       Inventories

         Inventories are stated at the lower of cost, as determined by the average cost method, or market. Obsolete or unsaleable inventory is reflected at its estimated net realizable value. Inventories consist of the following:

  (in thousands)                               June 30,
                                                 2001
   Raw materials                               $ 1,100
   Service parts                                   437
      Total inventories                        $ 1,537

4.       Software Development Costs

         Certain computer software development costs are capitalized in the accompanying consolidated balance sheets. Capitalization of computer software development costs begins upon the establishment of technological feasibility. Capitalization ceases and amortization of capitalized costs begins when the software product is commercially available for general release to customers. Amortization of capitalized computer software development costs is included in cost of revenue and is determined using the straight-line method over the remaining estimated economic life of the product, not to exceed five years.

         For the six months ended June 30, 2001 and 2000, software development costs capitalized were $302,000 and $1,017,000, respectively. Total amortization expense was $1,078,000 and $1,080,000 for the six months ended June 30, 2001 and 2000, respectively.

5.       Investment in Avantium International B.V.

         On February 24, 2000, we licensed certain of our simulation software and automation system products to Avantium International B.V. in exchange for 251,501 shares of Avantium preferred stock, valued at $2.5 million, and 352,102 shares of Avantium common stock, valued at $349,000. The software license, which is perpetual in nature, gave Avantium the right to use the software in the development of new software products. Each share of preferred stock is convertible into common stock. Subject to certain restrictions, in the event that Avantium has not conducted an initial public offering (or been purchased) within five years, we and certain other holders of preferred shares may, at our option, have our shares redeemed by Avantium, for the greater of (i) the original purchase price plus 8% interest compounded annually plus any accrued and unpaid dividends whether or not declared, or (ii) the fair market value of the shares on an as-if-converted-into-common-shares-basis plus any accrued and unpaid dividends.

         Avantium was formed to develop high-speed experimentation and simulation technologies for application in new product and process development in pharmaceutical, petrochemical, fine chemical, biotechnology and polymers industries. Avantium expects to develop technologies through in-house development and contract research at leading universities, hardware developers and informatics companies. Avantium has various investors, including Shell International Chemical, SmithKline Beecham, W.R. Grace, three major European universities and two venture capital firms.

         During the year ended December 31, 2000, we recognized software-licensing revenue of $2.9 million based on the fair value of the consideration received from Avantium. The fair value was established based on cash paid by other investors for their respective preferred and common stock interests in Avantium. We delivered all elements of the software and have no other obligations to Avantium. We will account for our investment in Avantium using the cost method of accounting based on management's conclusion that we do not have significant influence with respect to the operations of Avantium. During the year ended December 31, 2000, we also received and completed an additional $2.9 million contract to make certain improvements and enhancements to the software on a best efforts basis for Avantium. The rates and margins in the contract are comparable to those that we earn performing services for our existing customers.

         As a result of the experience with Avantium in 2000, we concluded that a combination of the relevant interests of the two companies would significantly increase the potential of both organizations. In addition, focusing the technical and marketing resources of Avantium and our VirtualPlant team would produce significant cost savings. Accordingly, on March 6, 2001, we sold our VirtualPlant business to Avantium. Avantium purchased certain fixed assets and intellectual property (including BatchCAD and BatchWizard software products), obtained perpetual licenses to certain of our software products, and employed certain personnel in both the US and the UK. We received 8% of Avantium's stock, thus increasing our holdings in Avantium to approximately 19%. Avantium and GSE will continue to work together in the marketplace and in product development so that common clients will be able to use Avantium's VirtualPlant technology to develop scalable products that will fit together at the manufacturing level with our process control and simulation products. However, we are not obligated to provide any further support to Avantium.

         During the first quarter of 2001, we recognized a gain on the sale of our VirtualPlant business of $3.3 million, before income taxes. This gain was determined based on the estimated fair value of the Avantium stock received, based on an independent appraisal, net of the book value of the assets sold and the estimated costs to settle severance with employees terminated from GSE and other transaction expenses. We retained one seat on the supervisory board of Avantium. However, we have concluded that such seat does not provide us with significant influence. Accordingly, we will account for our investment in Avantium using the cost method.

         If a decline in fair value below cost is judged to be other than temporary, the cost basis will be written down to fair value as a new cost basis and the amount of the write-down will be included in earnings as a realized loss. Any new cost basis derived in this manner will not be changed for subsequent recoveries in fair value.



6.       Long-term Debt

         We have a $10.0 million bank line of credit. This credit facility provides for borrowings to support working capital needs and foreign letters of credit ($2.0 million sublimit). The line is collateralized by substantially all of our assets and provides for borrowings up to 85% of eligible accounts receivable, 50% of eligible unbilled receivables and 40% of eligible inventory (up to a maximum of $1.2 million). GP Strategies Corporation, one of our major stockholders, has provided a limited guarantee totaling $1.8 million. The interest rate on this line of credit is based on the bank's prime rate plus 0.75% (7.50% as of June 30, 2001), with interest only payments due monthly. At June 30, 2001, our available borrowing base was approximately $6.4 million, of which approximately $5.3 million had been utilized. The credit facility expires on March 23, 2003.

         The credit facility requires us to comply with certain financial ratios and precludes us from paying dividends and making acquisitions beyond certain limits without the bank's consent. At June 30, 2001, we were in compliance with the bank covenants.

         In the fourth quarter of 2000, we issued a demand promissory note to ManTech International Corporation, one of our major stockholders, that allowed us to borrow up to $1.8 million at an interest rate of prime plus one percent. The promissory note was secured by the pledge of our equity interest in Avantium, but such security interest was subordinate to the first lien thereon by our bank. In the first quarter of 2001, we borrowed an additional $550,000 from ManTech and the promissory note was amended to increase the principal amount to $2.1 million. Subsequently, in the first quarter of 2001, and with ManTech's approval, we issued a replacement promissory note in the amount of $2.1 million to ManTech pursuant to which our obligations to ManTech became unsecured and the principal is payable over a two year period, in equal installments, commencing April 1, 2004, with interest payments to commence monthly on July 1, 2001. The note permits ManTech to convert the principal into convertible preferred stock at a conversion rate of $100 per share. ManTech agreed to subordinate the note to our credit facility.

          In 2000, ManTech had provided $1.8 million in standby letters of credit to the bank as additional collateral for our credit facility. On April 6, 2001, ManTech agreed to allow our bank to draw upon the letters of credit, thus paying down a portion of our bank debt in exchange for additional subordinated debt. Accordingly, our promissory note to ManTech was amended to increase the amount to $3.9 million. As permitted by the note, ManTech elected to convert its debt into equity in the form of convertible preferred stock at the conversion rate of $100 per share. Thus, we will issue 39,000 shares of preferred stock to ManTech in the third quarter 2001. The convertible preferred stock will have a stated dividend rate of 6% per annum payable quarterly. Dividends will accumulate if not paid quarterly and dividends will accrue at the stated rate on any unpaid dividends. ManTech at its discretion shall have the right to convert each share of convertible preferred stock into our common stock at a purchase price of $2.645 per share at any time after a one-year holding period from the date of issuance. At the end of the third year from the date of issuance, the convertible preferred stock automatically converts into our common stock at the stipulated purchase price of $2.645 per share. Prior to ManTech's conversion of the convertible preferred stock to common stock, GP Strategies has the option to acquire 50% of the convertible preferred stock from ManTech for $1,950,000.

         On June 25, 2001, we issued an additional unsecured promissory note to ManTech that allowed us to borrow up to $1.0 million at an interest rate of prime plus one percent. The note is subordinated to our credit facility. The note and accrued interest may be repaid from the cash receipts of a public equity offering (see Note 11, Subsequent Events). If the offering is not completed, or does not provide sufficient cash to pay off the entire promissory note and accrued interest, the principal is payable over a two year period, in equal installments, commencing April 1, 2004, with interest payments to commence monthly on January 1, 2002.

7.       Letters of Credit

         As of June 30, 2001, we were contingently liable for approximately $503,000 under four letters of credit used as payment bonds on contracts, all of which were secured by cash deposits classified as restricted cash in the consolidated balance sheet.

8.       Income Taxes

Our effective tax rate is based on its best current estimate of our expected annual effective tax rate. The difference between the statutory U.S. tax rate and our effective tax rate for the six months ended June 30, 2001 and 2000 is primarily due to the effects of foreign operations being taxed at different rates, state income taxes and in 2001 the impact of deferred tax assets expected to be realized in the current year which previously had not been recognized as a result of a valuation allowance. As of June 30, 2001, the aggregate deferred tax assets are recorded net of valuation allowances of approximately $5.0 million. For the six months ended June 30, 2001, we reduced our valuation allowance by approximately $400,000. We continue to evaluate the likelihood of realizing our remaining deferred tax assets.

9.       Segment Information

Our two reportable segments are the core business units Process Automation and Power Simulation. (The VirtualPlant business is reported under the Process Automation segment.) We are primarily organized on the basis of these two business units. We have a wide range of knowledge of control and simulation systems and the processes those systems are intended to improve, control and model. Our knowledge is concentrated heavily in the process industries, which include the chemicals, food & beverage, and pharmaceuticals fields, as well as in the power generation industry. Our Process Automation business is primarily engaged in process control and simulation in a variety of commercial industries. Contracts typically range from three to nine months. Our Power Simulation business is primarily engaged in simulation for the power generation industry, with the vast majority of customers being in the nuclear power industry. Contracts typically range from 18 months to three years.

         We evaluate the performance of our business units utilizing "Business Unit Contribution", which is substantially equivalent to earnings before interest and taxes before allocating any corporate expenses.

         The table below presents information about the reportable segments:

(in thousands)                                              Six months ended June 30, 2001
                                                        Process         Power       Consolidated
Contract revenue                                          $ 9,476       $ 14,847         $ 24,323
Business unit contribution                                  $ 275        $ 1,941          $ 2,216

                                                            Six months ended June 30, 2000
                                                        Process         Power       Consolidated
Contract revenue                                         $ 13,205       $ 15,219         $ 28,424
Business unit contribution                                 $ (747)       $ 2,776          $ 2,029



          We sold our Belgium business in November 2000 and our VirtualPlant business in March 2001 (see Note 5, Investment in Avantium International B.V.). For the six months ended June 30, 2001 and 2000, Process Automation revenue included $507,000 and $5.1 million, respectively, for these two divested businesses. The Process Automation 2000 revenue also include $2.9 million from a softwarelicense sold to Avantium (see Note 5, Investment in Avantium International B.V.).

         Process Automation business unit contribution for the six months ended June 30, 2000 included income of $77,000, from the two divested businesses. In 2001, the Process Automation business unit contribution included a loss for VirtualPlant of $471,000 prior to its sale in March 2001.

A reconciliation  of segment business unit  contribution to consolidated  income
(loss) before taxes is as follows:

(in thousands)                                                         Six months
                                                                     ended June 30,

                                                                      2001           2000

Segment business unit contribution                                  $ 2,216         $ 2,029
Corporate expenses                                                   (1,828)         (2,285)
Gain on disposition of assets                                         3,273               -
Interest expense, net                                                  (452)           (320)

      Income (loss) before income taxes                             $ 3,209          $ (576)



10.      New Accounting Standards

         Effective January 1, 2001, we adopted Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These statements require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of these standards, including the valuation of derivative instruments outstanding on the effective date, did not have a material impact on our consolidated financial statements.

         On July 20, 2001, the FASB issued Statement No. 141, "Business Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets". Statement 141 requires that all business combinations be accounted for under a single method -- the purchase method. Use of the pooling-of-interests method no longer is permitted. Statement 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. Statement 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement, which for calendar year-end companies, will be January 1, 2002.


11.      Subsequent Events

         At a special shareholders' meeting on August 2, 2001, our shareholders approved an amendment to the Certificate of Incorporation increasing our authorized common stock by 10 millions shares to a total of 18 million shares. With this new allocation of common stock, we intend to issue approximately 3.7 million shares of common stock as follows: (a) 1,474,480 shares to cover the exchange of $3.9 million of the ManTech subordinated debt into convertible preferred stock as discussed above, and (b) 2,219,701 shares for a contemplated rights offering to non-affiliated stockholders.

In connection with the contemplated rights offering, we have initiated the process to prepare a registration statement (including a prospectus). On May 30, 2001, our board of directors approved the pricing for the rights offering at 10% above the market price on June 15, 2001. The market price on June 15, 2001 was $2.30 per share. A 10% premium equals a rights offering price of $2.53 per share, 5% below the price per share of common stock issuable upon conversion of the preferred stock to be issued to ManTech. If all shares expected to be offered are sold, the estimated proceeds would be approximately $5.6 million before the fees and expenses related to the offering. The principal purposes of the offering are for repayment of a recent $1 million loan from ManTech (see
Note 6, Long-term Debt), working capital, strategic acquisitions, capital expenditures and general corporate purposes.

                                      II-10

Part II.          Information Not Required in Prospectus

Item 13.          Other Expenses of Issuance and Distribution.

         We estimate that our expenses to be paid in connection with the offering will be as follows:

SEC registration fee............................       $   1,405
American Stock Exchange.........................       $  17,500
Printing and engraving expenses.................       $  25,000
Accounting fees and expenses....................       $  35,000
Legal fees and expenses.........................       $ 100,000
Subscription agent fee..........................       $  10,000
Miscellaneous...................................       $  11,095

Total...........................................       $ 200,000


Item 14. Indemnification of Directors and Officers.

         GSE Systems is organized under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law ("DGCL") permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees), actually and reasonably incurred, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that such person is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe that the person's conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

         GSE Systems has adopted provisions in its Certificate of Incorporation, as amended, and Bylaws, as amended, that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL.

         As authorized by the DGCL, our Certificate of Incorporation limits the liability of directors of GSE Systems for monetary damages. The effect of this provision is to eliminate the rights of GSE Systems and its stockholders (through stockholders' derivative suits on behalf of GSE Systems) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of GSE Systems or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. This provision will not alter the liability of directors under federal securities laws.

         We have purchased an insurance policy which purports to insure the officers and directors of GSE Systems against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

         The foregoing descriptions are general summaries only. Reference is made to the full text of the Certificate of Incorporation and Bylaws incorporated herein by reference. The purpose of these provisions is to assist us in retaining qualified individuals to serve as our directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.

Item 15.          Recent Sales of Unregistered Securities.

         During the past three (3) years, we issued the following securities without registration under the Securities Act:

         On January 27, 2000, the Company issued 116,959 shares of its common stock to ManTech for $500,000. The proceeds of the stock issuance were used for working capital. This transaction was exempt from registration under the Securities Act under Section 4(2) because it did not involve a public offering. Such transaction was completed without an underwriter.

         In the first quarter of 2001, to replace an outstanding $2.1 million promissory note to ManTech, we issued a $2.1 million demand unsecured promissory note to ManTech that is convertible into GSE Systems preferred stock at a price of $100 per share. This transaction was exempt from registration under the Securities Act under Section 4(2) because it did not involve a public offering. Such transaction was completed without an underwriter.

         In April 2001, we amended our existing promissory note to ManTech to increase the amount to $3.9 million and give ManTech the right to convert the note to Class A preferred stock at a conversion rate of $100 per share. ManTech has advised us that it intends to convert the promissory note to Class A preferred stock and we expect this conversion to be completed before the end of September 2001. The Series A preferred stock is convertible at the option of the holder at any time after issuance and prior to the third anniversary of issuance into common stock at a rate equal to its $100 liquidation value per share divided by a conversion price of $2.645 per share. The Series A preferred stock converts into an aggregate of 1,474,480 shares of common stock. This transaction is exempt from registration under the Securities Act under Section 4(2) because it did not involve a public offering. Such transaction will be completed without an underwriter.

Item 16. Exhibits.

Exhibit
No.           Description of Exhibit


3.1 GSE Systems Second Amended and Restated Certificate of Incorporation. (Previously filed in connection with the GSE Systems, Inc. Form S-1 Registration Statement as filed with the Securities and Exchange Commission on April 24, 1995 and incorporated herein by reference.)

3.2 Amended and Restated Bylaws of the Company. (Previously filed in connection with Amendment No. 1 to the GSE Systems, Inc. Form S-1 Registration Statement as filed with the Securities and Exchange Commission on June 14, 1995 and incorporated herein by reference.)

4.1 Specimen Common Stock Certificate of the Company. (Previously filed in connection with Amendment No. 3 to the GSE Systems, Inc. Form S-1 Registration Statement as filed with the Securities and Exchange Commission on July 24, 1995 and incorporated herein by reference.)

4.2 Form of Subscription Warrant to Subscribe for Shares of GSE Systems, Inc. Common Stock. (Filed herewith.)

5.1       Opinion of Richard J. Luebke, Esq. (To be filed by amendment.)

10.1 Agreement among ManTech International Corporation, National Patent Development Corporation, GPS Technologies, Inc., General Physics Corporation, Vattenfall Engineering AB and GSE Systems, Inc. (dated as of April 13, 1994). (Previously filed in connection with the GSE Systems, Inc. Form S-1 Registration Statement as filed with the Securities and Exchange Commission on April 24, 1995 and incorporated herein by reference.)

10.2 GSE Systems, Inc. 1995 Long-Term Incentive Plan, amended as of April 5, 1999. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on March 30, 1999 and incorporated herein by reference.)

10.3 Form of Option Agreement Under the GSE Systems, Inc. 1995 Long-Term Incentive Plan. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on March 22, 1996 and incorporated herein by reference.)

10.4 Office Lease Agreement between Sterling Rutherford Plaza, L.L.C. and GSE Systems, Inc. dated as of February 10, 1998. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on March 21, 1998 and incorporated herein by reference.)

10.5 Office Lease Agreement between Red Branch Road, L.L.C. and GSE Systems, Inc. dated February 10, 1998. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on March 21, 1998 and incorporated herein by reference.)

10.6 Executive Employment Agreements between GSE Systems, Inc. and Directors Jerome I. Feldman, George J. Pedersen, Scott N. Greenberg, and John A. Moore, Jr. dated January 1, 1999. (Previously filed in connection with the GSE Systems, Inc. Form 8-K as filed with the Securities and Exchange Commission on August 1, 2001 and incorporated herein by reference.)

10.7 Warrant Agreements with GP Strategies Corporation and ManTech International Corporation dated September 13, 1999. (Previously filed in connection with the GSE Systems, Inc. Form 8-K as filed with the Securities and Exchange Commission on August 15, 2001 and incorporated herein by reference.)

10.8 Change of Control Agreements between GSE Systems, Inc. and Jerry Jen and Jeffery G. Hough dated March 10, 2000. (Previously filed in connection with the GSE Systems, Inc. Form 8-K as filed with the Securities and Exchange Commission on August 1, 2001 and incorporated herein by reference.)

10.9 Loan and Security Agreement among GSE Systems, Inc., GSE Process Solutions, Inc., GSE Power Systems, Inc., and National Bank of Canada, dated March 23, 2000. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on March 30, 2000 and incorporated herein by reference.)

10.10 $10,000,000 Promissory Note dated March 23, 2000, from GSE Systems Inc., GSE Process Solutions, Inc., and GSE Power Systems, Inc. to National Bank of Canada. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on March 30, 2000 and incorporated herein by reference.)

10.11 ManTech International Corporation Guarantee to National Bank of Canada, dated March 23, 2000. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on March 30, 2000 and incorporated herein by reference.)

10.12 GP Strategies, Inc. Guarantee to National Bank of Canada, dated March 23, 2000. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on March 30, 2000 and incorporated herein by reference.)

10.13 Subscription and Stockholders' Agreement by and among Avantium International B.V., B.V. Lichten Kracht Maatschappij, SmithKline Beecham PLC, S.R. One, Limited, GSE Systems, Inc. Delft University of Technology, Universiteit Twente, Eindhoven University of Technology, the Generics Group Limited, and Alpinvest Holding NV, dated February 24, 2000. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on March 30, 2000 and incorporated herein by reference.)

10.14 Asset Sale and Purchase Agreement between GSE Systems, Inc. and Avantium International B.V. dated March 6, 2001. (Previously filed in connection with the GSE Systems, Inc. Form 8-K as filed with the Securities and Exchange Commission on March 21, 2001 and incorporated herein by reference.)

10.15 $2,100,000 Replacement Promissory Note dated March 30, 2001, from GSE Systems, Inc. to ManTech International Corporation. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on April 3, 2001 and incorporated herein by reference.)

10.16 Subordination and Intercreditor Agreement by and between National Bank of Canada and ManTech International Corporation, dated March 30, 2001. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on April 3, 2001 and incorporated herein by reference.)

10.17 Third Modification Agreement dated March 30, 2001 to the Loan and Security Agreement among GSE Systems, Inc., and National Bank of Canada, dated March 23, 2000. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on April 3,2001 and incorporated herein by reference.)

10.18 Allonge and First Modification to Replacement Promissory Note between GSE Systems, Inc. and ManTech International Corporation dated April 6, 2001. (Previously filed in connection with the GSE Systems, Inc. Form 8-K as filed with the Securities and Exchange Commission on August 15, 2001 and incorporated herein by reference.)

10.19 Executive Compensation Plan for Jerry Jen dated May 3, 2001. (Previously filed in connection with the GSE Systems, Inc. Form 8-K as filed with the Securities and Exchange Commission on August 1, 2001 and incorporated herein by reference.)

10.20 $1,000,000 promissory note dated June 25, 2001 to ManTech International Corporation. (Previously filed in connection with the GSE Systems, Inc. Form 8-K as filed with the Securities and Exchange Commission on August 1, 2001 and incorporated herein by reference.)

16.1 Letter from PricewaterhouseCoopers LLP, dated March 30, 2000, regarding change in certifying accountants. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on March 30, 2000 and incorporated herein by reference.)

21.1 List of Subsidiaries of Registrant. (Previously filed in connection with the GSE Systems, Inc. Form 10-K as filed with the Securities and Exchange Commission on April 3, 2001 and incorporated herein by reference.)


23.1      Consent of Independent Accountants. (Filed herewith)

23.2      Consent of Independent Accountants. (Filed herewith)

23.3      Consent of Richard J. Luebke, Esq. (Included in Exhibit 5.1)

24.1      Power of Attorney (Filed herewith)

99.1 Form of Subscription Agent Agreement between GSE Systems, Inc. and Continental Stock Transfer & Trust Company. (Filed herewith.)

99.2 Form of Instructions as to Use of Subscription Warrant. (Filed herewith.)

99.3      Form of Notice of Guaranteed Delivery. (Filed herewith.)

99.4      Form of Letter to Stockholders of Record. (Filed herewith.)

99.5 Form of Letter from Brokers or Other Nominees to Beneficial Owners of Common Stock. (Filed herewith.)

99.6      Form  of  Instructions  by  Beneficial  Owners  to
          Brokers or Other Nominees. (Filed herewith.)

99.7      Form of Letter  to  Dealers  and  Other  Nominees. (Filed herewith.)


Item 17.          Undertakings.

         The undersigned registrant hereby undertakes:

(a)
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) To supplement the prospectus and, after the expiration of the subscription period, to set forth the results of the subscription offer.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(e) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, state of Maryland, on ___________________, 2001.

                                                     GSE SYSTEMS, INC.

                                  By:      /S/ Chin-Our Jerry Jen

                                               Chin-Our Jerry Jen
                                               Chief Operating Officer,
                                               President and Director
                                            (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                        Title                           Date


/S/ Chin-Our Jerry Jen    Chief Operating Officer and        ____________, 2001
Chin-Our Jerry Jen        President
                          (Principal Executive Officer)

/S/ Jeffery G. Hough      Senior Vice President and          ____________, 2001
Jeffery G. Hough          Chief Financial Officer
                          (Principal Financial Officer and
                          Principal Account Officer)

The Entire Board of Directors:

Chin-Our Jerry Jen                        John A. Moore

Sheldon L. Glashow, Ph.D.                 Jerome I. Feldman

Scott N. Greenberg                        George J. Pedersen

Joseph W. Lewis                           Roger L. Hagengruber, Ph.D.



By:   /S/ Chin-Our Jerry Jen                                 ____________, 2001
          Chin-Our Jerry Jen
          Attorney-in-Fact